Exhibit 2.1

EXECUTION COPY

STOCK AND UNIT PURCHASE AGREEMENT

by and among

VOYAGE HOLDINGS, LLC,

VMG QUEST BLOCKER, INC.,

ATKINS NUTRITIONALS, INC.

and

THE SELLERS NAMED HEREIN

AUGUST 21, 2019

EXHIBITS

Exhibit A – Escrow Agreement
Exhibit B – Sample Working Capital
Exhibit C – Allocation Schedule
Exhibit D – R&W Insurance Policy

STOCK AND UNIT PURCHASE AGREEMENT

This Stock and Unit Purchase Agreement (this “Agreement”) is entered into as of August 21, 2019, by and among (a) Voyage Holdings, LLC, a Delaware limited liability company (“Voyage Holdings”), VMG Quest Blocker, Inc., a Delaware corporation (“VMG Blocker” and together with Voyage Holdings, each a “Target Company” and collectively, the “Target Companies”), (b) VMG Voyage Holdings, LLC, a Delaware limited liability company (“VMG Holdco”), VMG Tax-Exempt II, L.P. a Delaware limited partnership (“VMG Tax-Exempt” and, together with VMG Holdco, the “VMG Sellers”), (c) The Michael K. Osborn and Kaplana P. Osborn Revocable Living Trust, The Ava M. Osborn 2018 Irrevocable Gift Trust, The Cole M. Osborn 2018 Irrevocable Gift Trust, Ronald Penna and Thomas Bilyeu, Voyage Employee Holdings, LLC, a Delaware limited liability company (“Employee Holdco”) (collectively, the “Quest Sellers” and, together with the VMG Sellers, each, a “Seller” and collectively, the “Sellers”), (d) Atkins Nutritionals, Inc., a New York corporation (“Buyer”) and (e) solely for the purposes of Section 8.10, the Restricted Sellers. Buyer, the Target Companies, the Sellers and the Restricted Sellers are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, immediately prior to the VMG Equity Reorganization, VMG Holdco owns all of the issued and outstanding Class A Preferred Units of Voyage Holdings (the “Class A Units”), the Quest Sellers collectively own all of the issued and outstanding Class B Preferred Units of Voyage Holdings (the “Class B Units”), VMG Holdco and the Quest Sellers collectively own all of the issued and outstanding Class C Common Units of Voyage Holdings (the “Class C Units”), Employee Holdco owns all of the issued and outstanding Class M Common Units of Voyage Holdings (the “Class M Units” and together with the Class A Units, Class B Units and Class C Units, the “Units”) and VMG Tax-Exempt owns all of the issued and outstanding capital stock of VMG Blocker (the “Stock”);

WHEREAS, VMG Quest Splitter L.P., a Delaware partnership (“VMG Splitter”), owns approximately 12.9% of the membership interests in VMG Holdco;

WHEREAS, VMG Blocker owns all of the limited partnership interests in VMG Splitter and VMG Partners II GP, L.P. owns all of the general partnership interests in VMG Splitter;

WHEREAS, immediately prior to Closing, VMG Splitter will dissolve and distribute its membership interests in VMG Holdco to VMG Blocker and VMG Partners II GP, L.P. (the “Blocker Unit Distribution”);

WHEREAS, VMG Holdco will, immediately after the dissolution of VMG Splitter, redeem all of the equity interests of VMG Holdco held by VMG Blocker in exchange for 16,825 Class A Preferred Units and 16,825 Class C Common Units of Voyage Holdings held by VMG Holdco (together with the Blocker Unit Distribution, the “VMG Equity Reorganization”); and

WHEREAS, Buyer desires to acquire all of the (a) Units from the Sellers, and each Seller desires to sell all of its respective right, title and interest in and to the Units held by it to Buyer and (b) Stock from VMG Tax-Exempt, and VMG Tax-Exempt II, L.P. desires to sell all of its right, title and interest in and to the Stock held by it to Buyer, in each case upon the terms, in the manner and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

“Accounting Firm” has the meaning set forth in Section 2.06(b) (Post-Closing Adjustment).

“Accrued Income Taxes” means an amount (not below zero in any jurisdiction) equal to the aggregate current Income Tax Liabilities of (a) the VMG Blocker and (b) Voyage Holdings and each of its Subsidiaries, in each case, for all taxable periods (or portions thereof) ending on and including the Closing Date (including the pre-Closing portion of any Straddle Period) determined, in each case, (i) by taking into account any Transaction Deductions to the extent such deductions have the effect of reducing (not below zero) taxable income of the VMG Blocker and Voyage Holdings and any of its Subsidiaries, as applicable, for any Pre-Closing Tax Period (based on at least a “more likely than not” level of comfort), (ii) by taking into account any Income Taxes of the VMG Blocker and Voyage Holdings and each of its Subsidiaries for any Tax period resulting from the application of Section 965 of the Code (and any analogous or similar applicable state or local Income Tax Law), or election under Section 481 of the Code (or analogous state or local Income Tax Law) resulting from a change in method of Income Tax accounting, (iii) by taking into account all estimated Tax payments made prior to the Closing Date by VMG Blocker, Voyage Holdings and its Subsidiaries, as applicable (other than any such payments to which the VMG Tax Refund Amount is attributable), (iv) without taking into account the effects of any transactions entered into by or at the direction of Buyer on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), and (v) without taking into account any deferred Tax Liabilities and deferred Tax assets. For purposes of the foregoing, any Taxes attributable to the pre-Closing portion of a Straddle Period shall be determined in accordance with Section 8.09.

“Action” means any action, claim, suit, charge, complaint, proceeding, mediation, arbitration, investigation, audit, government order or criminal prosecution.

“Adjustment Escrow Amount” means $10,000,000.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Aggregate Consideration” has the meaning set forth in Section 2.01.

“Agreement” has the meaning set forth in the preface above.

“Allocation Schedule” means the Allocation Schedule (a form of which is attached hereto as Exhibit C, and which may be updated by the Sellers’ Representative from time to time following the date hereof and prior to the Closing) setting forth:

(i)    each Seller’s name and last known address;

(ii)          the number and type of Stock or Units, as applicable, held as of immediately before the Closing by such Seller;

(iii)       such Seller’s Percentage Allocation; and

(iv)      a calculation of the aggregate amount to be paid to such Seller at the Closing in accordance with Section 2.02(a).

“Alternative Financing” has the meaning set forth in Section 8.12(e) (Financing Cooperation)

“Anti-Corruption Laws” means any U.S. or non-U.S. Laws related to combating bribery and corruption, including the Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act 2010, the anti-corruption and anti-bribery legislation of the European Union, as adopted and made applicable by its member states, and legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other U.S. or foreign laws that are designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, or restraining trade.

“Assets” has the meaning set forth in Section 3.16(a) (Assets).

“Audited Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Blocker Unit Distribution” has the meaning set forth in the recitals above.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business Systems” means all software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for Voyage Holdings and its Subsidiaries in the conduct of their business.

“Buyer” has the meaning set forth in the preface above.

“Buyer 401(k) Plan” has the meaning set forth in Section 8.05.

“Buyer Closing Date Transaction” means any transaction engaged in by any Target Company on the Closing Date, which occurs after the Closing or at the direction of Buyer that is not contemplated by this Agreement and is outside the Ordinary Course of Business, including any transaction engaged in by any Target Company in connection with the financing of any obligations of the Buyer or any Target Company to make a payment under this Agreement.

“Buyer Indemnified Party” has the meaning set forth in Section 11.02(a) (Indemnification by the Sellers).

“Cash” means, with respect to any Person, as of any date of determination, all cash and cash equivalents and marketable securities classified as cash equivalents, determined in accordance with GAAP; provided that Cash shall (i) be calculated net of issued but uncleared checks, wires and drafts written or issued by such Person prior to or at the time of determination, (ii) be increased by any checks, wires and drafts received by such Person or deposited for the account of such Person prior to or at the time of determination but not yet fully reflected in such Person’s accounts as of such time of determination and (iii) in the case of VMG Blocker, include the VMG Tax Refund Amount.

“Class A Unit” has the meaning set forth in the recitals above.

“Class B Unit” has the meaning set forth in the recitals above.

“Class C Unit” has the meaning set forth in the recitals above.

“Class M Unit” has the meaning set forth in the recitals above.

“Closing” has the meaning set forth in Section 2.03 (The Closing).

“Closing Certificate” has the meaning set forth in Section 2.05(a) (Closing Certificate).

“Closing Consideration” means the estimated Aggregate Consideration as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate), which shall be an amount equal to (a) Enterprise Value, plus (b) Estimated Voyage Holdings Cash, plus (c) Estimated VMG Blocker Cash, minus (d) Estimated Voyage Holdings Indebtedness, minus (e) Estimated Blocker Indebtedness, minus (f) the Estimated Seller Transaction Expenses, minus (g) the Estimated Target Company Transaction Expenses plus (h) the amount, if any, by which Estimated Working Capital is greater than the Target Net Working Capital, minus (i) the amount, if any, by which the Estimated Working Capital is less than the Target Net Working Capital.

“Closing Date” has the meaning set forth in Section 2.03 (The Closing).

“Closing Date Payment” has the meaning set forth in Section 2.02(a) (Payment of Closing Consideration, Indebtedness and Transaction Expenses).

“Closing VMG Blocker Cash” means the Cash of VMG Blocker as of 12:01 a.m. Eastern time on the Closing Date.

“Closing VMG Blocker Indebtedness” means the Indebtedness of VMG Blocker as of immediately prior to the Closing.

“Closing Voyage Holdings Cash” means the Cash of Voyage Holdings and its Subsidiaries as of 12:01 a.m. Eastern time on the Closing Date.

“Closing Voyage Holdings Indebtedness” means the Indebtedness of Voyage Holdings and its Subsidiaries as of immediately prior to the Closing.

“Closing Working Capital” means the Working Capital as of 12:01 a.m. Eastern time on the Closing Date. Any asset or Liability included in the calculation of Closing Voyage Holdings Indebtedness, Closing VMG Blocker Indebtedness, Closing Voyage Holdings Cash, Closing VMG Blocker Cash, Target Company Transaction Expenses or Seller Transaction Expenses will not be included in the calculation of Closing Working Capital, so that the calculation of Closing Working Capital does not double count any asset or Liability that is also included in Closing Voyage Holdings Indebtedness, Closing VMG Blocker Indebtedness, Closing Voyage Holdings Cash, Closing VMG Blocker Cash, Target Company Transaction Expenses or Seller Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” means the business of Voyage Holdings and its Subsidiaries as presently conducted and as planned to be conducted, in each case, as of the Closing.

“Competing Business” means the business of creating, developing, producing, distributing, marketing or selling (i) protein-fortified cookies, pizza, snack chips, or beverages (in the case of beverages limited to aseptic beverages displayed in nutritional retail sets), in each case having no more than 15 grams of net carbs per serving, or (ii) any nutritional bars, nutritional ready-to-drink protein shakes, or nutritional protein powders. For purposes of this definition, “net carbs” means total grams of carbohydrates per serving minus grams of fiber per serving minus grams of sugar alcohols per serving minus grams of glycerin per serving.

“Confidential Business Data” means data related to the business of Voyage Holdings and its Subsidiaries that Voyage Holdings and its Subsidiaries are required by applicable Law, Contract or written internal policy to keep confidential.

“Confidential Information” has the meaning set forth in Section 8.10(d) (Seller Confidentiality Obligations).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 3, 2019, by and between SMPL and Quest Nutrition, LLC, a Delaware limited liability company.

“Contract” shall mean any contract, note, bond, mortgage, indenture, instrument, commitment, guaranty or other agreement or arrangement (and all amendments, side letters, modifications and supplements thereto) that is enforceable under applicable law, whether oral or written.

“Damages” has the meaning set forth in Section 11.02(a) (Indemnification by the Sellers).

“Debt Commitment Letter” has the meaning set forth in Section 6.05 (Financing).

“Debt Financing” has the meaning set forth in Section 6.05 (Financing).

“Debt Financing Sources” has the meaning set forth in Section 8.12(a) (Financing Cooperation).

“Disclosure Schedules” has the meaning set forth in Section 12.15 (Disclosure Schedules).

“Dispute Notice” has the meaning set forth in Section 2.06(b) (Post-Closing Adjustment).

“Distribution Priority” means (a) with respect to each Quest Seller, the priority to which he, she or it is entitled to receive distributions pursuant to Section 5.2 of the Voyage Holdings LLC Agreement, (b) with respect to VMG Tax-Exempt, a portion of the priority to which VMG Holdco is entitled to receive distributions (based on VMG Blocker’s ownership interest in VMG Holdco), pursuant to Section 5.2 of the Voyage Holdings LLC Agreement (the “VMG Tax-Exempt Distribution Priority”) and (c) with respect to VMG Holdco, the priority to which VMG Holdco is entitled to receive distributions pursuant to Section 5.2 of the Voyage Holdings LLC Agreement less the VMG Tax-Exempt Distribution Priority.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other benefit or compensation plan, program, policy, contract, agreement or arrangement that any Target Company and/or one of their Subsidiaries sponsors, maintains, contributes or has an obligation to contribute to, or with respect to which any Target Company and/or one of their Subsidiaries has any current or contingent obligation or liability.

“Employee Holdco” has the meaning set forth in the preface above.

“Enterprise Value” has the meaning set forth in Section 2.01.

“Environmental Permits” has the meaning set forth in Section 3.19(b) (Environmental Matters).

“Environmental Requirements” means all applicable Laws concerning public or worker health or safety, pollution or protection of the environment, including all those relating to the presence, use, generation, handling, transportation, treatment, storage, disposal, discharge, release, or cleanup of, or exposure to, Hazardous Substances, as such Laws are enacted as of or prior to the Closing Date and in effect as of or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A., a national banking association, or any other Person mutually agreed upon by Buyer and the Sellers’ Representative to serve as agent pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date by and among Buyer, the Sellers’ Representative and the Escrow Agent, substantially in the form of Exhibit A attached hereto.

“Estimated Closing Calculation” has the meaning set forth in Section 2.05(a) (Closing Certificate).

“Estimated Seller Transaction Expenses” means the estimated Seller Transaction Expenses as of immediately prior to the Closing, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate).

“Estimated Target Company Transaction Expenses” means the estimated Target Company Transaction Expenses as of immediately prior to the Closing, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate).

“Estimated VMG Blocker Cash” means the estimated Closing VMG Blocker Cash, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate).

“Estimated VMG Blocker Indebtedness” means the estimated Closing VMG Blocker Indebtedness, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate).

“Estimated Voyage Holdings Cash” means the Closing Voyage Holdings Cash, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate).

“Estimated Voyage Holdings Indebtedness” means the Closing Voyage Holdings Indebtedness, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate).

“Estimated Working Capital” means the estimated Closing Working Capital, as set forth on the Closing Certificate, delivered to Buyer pursuant to Section 2.05 (Closing Certificate). Any asset or Liability included in the calculation of Estimated Voyage Holdings Indebtedness, Estimated VMG Blocker Indebtedness, Estimated Voyage Holdings Cash, Estimated VMG Blocker Cash, Estimated Target Company Transaction Expenses or Estimated Seller Transaction Expenses will not be included in the calculation of Estimated Working Capital, so that the calculation of Estimated Working Capital does not double count any asset or Liability that is also included in Estimated Voyage Holdings Indebtedness, Estimated VMG Blocker Indebtedness Estimated Voyage Holdings Cash, Estimated VMG Blocker Cash, Estimated Target Company Transaction Expenses or Estimated Seller Transaction Expenses.

“Ex-Im Laws” means all Laws and regulations related to the export, reexport, transfer, retransfer, shipment, transmission, deemed export, other transfer, or import of goods, services, technology, software, software source code, or any other items, including but not limited to the U.S. Export Administration

Regulations and the International Traffic in Arms Regulations; all other applicable laws and regulations governing exports, imports, and customs, except to the extent inconsistent with U.S. law; the export controls of Canada, the United Kingdom, and the European Union and its Member States; and U.S. anti-boycott laws and regulations.

“Exclusivity Period” has the meaning set forth in Section 8.11 (Exclusivity).

“Final Adjustment Amount” has the meaning set forth in Section 2.06(c) (Post-Closing Adjustment).

“Final Closing Calculations” has the meaning set forth in Section 2.06(a) (Post-Closing Adjustment).

“Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Flow-Through Tax Return” means any Tax Return of any Target Company (or Subsidiary thereof) if (i) such entity is treated as a partnership, disregarded entity, or other “flow-through entity” for purposes of such Tax Return and (ii) items of income, gain, deduction or loss reflected on such Tax Return are passed-through, directly or indirectly, and reported on any Tax Return of any Seller (or their direct or indirect owners) under applicable Law, including, for the avoidance of doubt, an IRS Form 1065 (and any similar state or local Tax Returns).

“Food Laws” means all Laws governing the formulation, manufacturing, packing, packaging, holding, distributing, labeling, advertising and marketing of food (including dietary supplements), including, but not limited to, the Federal Food, Drug and Cosmetic Act (the “FD&C Act”), the Organic Foods Production Act of 1990, the Federal Trade Commission Act, California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), any other similar Law and any implementing regulation of the United States Food and Drug Administration (the “FDA”), an agency of the United States Department of Agriculture (the “USDA”), the Federal Trade Commission (the “FTC”), the California’s Office of Environmental Health Hazard Assessment (“OEHHA”), and any other Governmental Authority.

“Foreign Benefit Plan” has the meaning set forth in Section 3.18(g) (Employee Benefits).

“Founder Proceeds Percentage” means, with respect to each Quest Seller (other than the holders of Class M Units), the result obtained by dividing (a) the total proceeds received by such Quest Seller under this Agreement and (b) the total proceeds received by all Quest Sellers (other than the holders of Class M Units) under this Agreement.

“Fraud” means: (a) with respect to Fraud of Voyage Holdings, instances where the individuals set forth on Schedule 1.1(a)(i) actually knew that Voyage Holdings was deliberately making an untrue representation or warranty in this Agreement with the intent to deceive and induce reliance upon such representation and warranty (it being understood that the intent of the foregoing is not to convert a contract claim into a tort claim); (b) with respect to Fraud of any VMG Seller, instances where the board of directors, board of managers, managing member, trustee or other similar governing body or principal officer actually knew that such VMG Seller was deliberately making an untrue representation or warranty in this Agreement with the intent to deceive and induce reliance upon such representation and warranty (it being understood that the intent of the foregoing is not to convert a contract claim into a tort claim); (c) with respect to Fraud of any Quest Seller that is an entity, instances where the board of directors, board of managers, managing member, trustee or other similar governing body or principal officer actually knew that such Quest Seller was deliberately making an untrue representation or warranty in this Agreement with the intent to deceive and induce reliance upon such representation and warranty (it being understood that the intent of the foregoing is not to convert a contract claim into a tort claim); (d) with respect to Fraud of any Quest Seller who is an individual, instances where such individual actually knew that the Voyage Holdings was deliberately making an untrue representation or warranty in this Agreement with the intent to deceive and induce reliance upon such representation and warranty (it being understood that the intent of the foregoing is not to convert a contract claim into a tort claim); and (e) with respect to Fraud of Buyer, instances where the individuals set forth on Schedule 1.1(a)(ii) actually knew that such Person was deliberately making an untrue representation or warranty in this Agreement with the intent to deceive and induce reliance upon such representation and warranty (it being understood that the intent of the foregoing is not to convert a contract claim into a tort claim). For the avoidance of doubt, the definition of Fraud in this Agreement does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby for (i) constructive fraud or other claims based on constructive knowledge, negligence, unintentional misrepresentation, or similar theories, or (ii) equitable fraud, promissory fraud, unfair dealings fraud, or any other fraud-based claim or theory.

“Fundamental Representations” means the representations and warranties of (i) Voyage Holdings set forth in Section 3.01 (Organization), Section 3.02 (Authorization of Transaction; Binding Effect), Section 3.04 (Capitalization), Section 3.03(i) (Noncontravention), Section 3.05 (Subsidiaries), and Section 3.06 (Broker’s Fees); (ii) VMG Blocker set forth in Section 4.01 (Organization), Section 4.02 (Authorization of Transaction; Binding Effect), Section 4.03 (Noncontravention), Section 4.04 (Capitalization), Section 4.05 (Subsidiaries), Section 4.06 (Broker’s Fees), and Section 4.09 (No Other Business); (iii) the Sellers set forth in Section 5.01 (Organization), Section 5.02 (Authorization of Transaction; Binding Effect) and Section 5.04 (Ownership of Stock and Units), Section 5.06 (Broker’s Fees), and (iv) Buyer set forth in Section 6.01 (Organization of Buyer), Section 6.02 (Authorization of Transaction; Binding Effect) and Section 6.04 (Broker’s Fees).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” shall mean (i) any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization, (ii) any political party or candidate for government office or (iii) any other Person acting in an official capacity for or on behalf of any Governmental Authority, organization or party.

“Governmental Authority” means any (i) federal, state, provincial, local, municipal, foreign, or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any approval, consent, clearance, license, permit or registration issued or granted by, or otherwise obtained from, any Governmental Authority.

“Hazardous Substance” means any substance, material, waste, pollutant, chemical or contaminant that is regulated, defined or listed as hazardous or toxic, or for which Liability or standards of conduct may be imposed, under any Environmental Requirement, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos and asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl compounds and radiation.

“Historical Financial Statements” has the meaning set forth in Section 8.12(f) (Financing Cooperation).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” means expiration or termination of the waiting period under the HSR Act.

“Improvements” has the meaning set forth in Section 3.10(c) (Real Property).

“Income Tax” means any Tax that is based on, or computed with respect to, income or earnings (and any franchise Tax or Tax on doing business imposed in lieu thereof), including any interest, penalty or addition thereto.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person at any date, without duplication, the aggregate amount of: (i) all obligations or indebtedness of such Person for borrowed money or issued in substitution or exchange for indebtedness for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures or notes or other debt security or instrument; (iii) all obligations in respect of letters of credit, to the extent drawn (excluding, for the avoidance of doubt, any obligations under letters of credit to the extent they remain open or undrawn), and bankers’ acceptances, surety bonds or similar transaction or instruments issued for the account of such Person; (iv) any accrued interest, prepayment premiums, fees, expenses, charges, indemnities, breakage costs or penalties related to any of the foregoing; (v) all obligations under leases required in accordance with GAAP to be capitalized on a balance sheet of such Person; (vi) any Liabilities or obligations in respect of the deferred purchase price of property or services, including all earn-outs, contingent consideration and purchase price adjustments in respect of the acquisition of any business (whether by merger, stock purchase, asset acquisition or otherwise); (vii) any indebtedness, Liabilities or obligations arising out of interest rate, currency, commodity and financial market swaps, options, forward contracts, caps and any other such hedging or derivatives arrangements; (viii) any accrued and unpaid bonuses (including the portion of any bonus that has accrued as of the Closing that is not yet payable, in each case, calculated assuming accrual on a straight line basis through the end of 2019 based on the Target Companies and their Subsidiaries’ projections of the 2019 full year performance and amounts that would be payable assuming such projections are realized), (ix) any Liabilities associated with unfunded deferred compensation established or required to be established in accordance with GAAP, (x) workers’ compensation Liabilities based on claims submitted prior to Closing in amounts established by the Company’s broker Heffernan Insurance and workers’ compensation exposure for claims not submitted prior to Closing in amounts determined by an actuary selected by the Company’s broker Heffernan Insurance, in each case, as of the Closing, and the employer portion of any applicable Taxes relating to any of the foregoing amounts or Liabilities described in clauses (viii), (ix) and this clause (x) of this definition; (xi) obligations to any equityholder or Affiliates of any equityholder with respect to any declared but unpaid dividends, distributions (including tax distributions) or similar payments relating to such Person’s equity interests; (xii) any indebtedness, Liabilities or obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property or assets owned or acquired by, or equity securities of, such Person; (xiii) any reserves established or required to be established in accordance with GAAP, for commitments to purchase inventory not expected to be utilized; (xiv) $2,000,000 (as agreed to by the Parties) for actual and potential Liabilities related to the matters referenced in items 1 and 2 of Schedule 3.15 (whether or not such Liabilities are established or required to be established in accordance with GAAP); (xv) any reserves in excess of $250,000 individually per matter, established or required to be established in accordance with GAAP, for actual or potential Liabilities associated with pending or threatened litigation or other legal dispute (other than any reserve associated with the matters set forth in clause (xiv)); (xvi) commitments for the items set forth on

Schedule 1.1(b); (xvii) any Accrued Income Taxes and (xviii) any indebtedness or obligations of the types referred to in clauses (i) through (xvii) guaranteed in any manner by such Person. For the avoidance of doubt, no Indebtedness of the Target Companies that is incurred at the direction of the Buyer (for example, Indebtedness incurred to finance the transactions contemplated hereby) shall be considered Indebtedness under this Agreement.

“Indemnified Party” has the meaning set forth in Section 11.04(c) (Limitations).

“Indemnifying Party” has the meaning set forth in Section 11.04(c) (Limitations).

“Indemnity Cap” has the meaning set forth in Section 11.04(a) (Indemnity Cap).

“Intellectual Property Rights” means (i) utility patents, design patents and industrial designs, (ii) trademarks, service marks, trade dress, trade names, logos and social media handles, together with all of the goodwill associated therewith, (iii) copyrights, (iv) trade secrets, (v) internet domain names and (vi) all registrations, and applications for registration, of any of the rights referred to in clauses (i) through (v) above.

“Investment Business” has the meaning set forth in Section 8.10(d) (Seller Confidentiality Obligations).

“IRS” means the United States Internal Revenue Service.

“Item of Dispute” has the meaning set forth in Section 2.06(b) (Post-Closing Adjustment).

“Knowledge” means (i) with respect to Voyage Holdings, the actual knowledge after due inquiry of their direct reports, of the individuals set forth on Schedule 1.1(c)(i) and (ii) with respect to VMG Blocker, the actual knowledge after due inquiry, of the individual set forth on Schedule 1.1(c)(ii).

“Law” means all laws, common laws, statutes, rules, regulations, codes, constitutions, treaties, conventions, judgments, injunctions, rulings, decrees, orders, directives having the force of law, determinations having the force of law, ordinances or other similar requirements of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision of any Governmental Authority.

“Lease” means any lease, sublease, license, concession or other agreement (written or oral), pursuant to which Voyage Holdings or its Subsidiaries holds any rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

“Leased Real Property” has the meaning set forth in Section 3.10(b) (Real Property).

“Liabilities” means any liabilities, debts, claims or obligations of any kind or the type (whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated or due or to become due).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest or other similar adverse claim of any kind in respect of any property or asset.

“Marketing Material” has the meaning set forth in Section 8.12(f) (Financing Cooperation).

“Material Adverse Effect” means a change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material and adverse effect on the business, condition, assets, Liabilities or results of operations of the Target Companies and their Subsidiaries, taken as a whole or (b) will prevent or materially and adversely affect, impair or delay the ability of any Target Company or any Seller to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby prior to the Outside Date, but, with respect to clause (a), shall exclude any changes, effects, events, circumstances, occurrences or state of facts related to or resulting from (i) general business or economic conditions affecting the industry or industries in which the Target Companies operate; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism; (iii) the disclosure of the fact that Buyer, as opposed to any other Person, is the prospective acquirer of the Target Companies; (iv) the announcement of this Agreement or the transactions contemplated hereby (provided, that this foregoing clause (iv) shall not be deemed to prejudice, or be considered in determining whether a breach has occurred under, the representations and warranties set forth in Section 3.03, Section 4.03 or Section 5.03); (v) any changes in Law or GAAP; or (vi) any adverse change in or effect on the Target Companies that is caused by any delay in consummating the Closing as a result of any material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement; except, in the case of clauses (i), (ii) and (v) to the extent that such change, effect, event, circumstance, occurrence or state of facts has had, or would reasonably be expected to have, a disproportionate effect on the Target Companies and their Subsidiaries relative to other Persons engaged in the industry or industries in which the Target Companies operate.

“Material Contract” has the meaning set forth in Section 3.13(a) (Contracts and Commitments).

“NASDAQ” means The NASDAQ Global Select Market and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

“Non-Released Matters” has the meaning set forth in Section 8.13 (a) (Release).

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Offering Filings” has the meaning set forth in Section 8.12(g) (Financing Cooperation).

“Ordinary Course of Business” means the ordinary course of business of the Target Companies, consistent with past practice and custom during the periods covered by the Financial Statements.

“Other Financing” has the meaning set forth in Section 8.12(f) (Financing Cooperation).

“Outside Date” has the meaning set forth in Section 10.01(e) (Termination).

“Party” and “Parties” have the meanings set forth in the preface above.

“Payoff Letters” has the meaning set forth in Section 2.02(c)(i) (Payment of Closing Consideration, Indebtedness and Transaction Expenses).

“Per Diem Taxes” has the meaning set forth in Section 8.09(b) (Straddle Period).

“Percentage Allocation” means, (a) with respect to each Quest Seller, the percentage set forth opposite such Quest Seller’s name on the Allocation Schedule, which may be updated from time to time by Sellers’ Representative as a result of the payment of (i) the Closing Date Payment, (ii) the Final Adjustment Amount, or (iii) any other expense payment, indemnification payment or other payment made to or by such

Quest Seller under this Agreement (other than any payment by any Quest Seller due to Quest Seller’s own breach of this Agreement), in each case, so that the overall net payments made to such Quest Seller under this Agreement (which “netting” of payments shall not take into account any payment by any Quest Seller due to such Quest Seller’s own breach of this Agreement) are made in accordance with such Quest Seller’s Distribution Priority; it being understood that the aggregate Percentage Allocations of all Quest Sellers at all times shall total 100% and (b) with respect to each VMG Seller, the percentage set forth opposite such VMG Seller’s name on the Allocation Schedule, which may be updated from time to time by the VMG Sellers as a result of the payment of (i) the VMG Exit Payment or (ii) the Final Adjustment Amount, in each case, so that the overall net payments made to such VMG Seller under this Agreement (which “netting” of payments shall not take into account any payment by any VMG Seller due to such VMG Seller’s own breach of this Agreement) are made in accordance with such VMG Seller’s Distribution Priority; it being understood that the aggregate Percentage Allocations of all VMG Sellers at all times shall total 100%.

“Permits” has the meaning set forth in Section 3.09(b).

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which the taxpayer is contesting in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) cashiers’, landlords’, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s Liens and similar statutory Liens incurred in the Ordinary Course of Business for amounts which are not delinquent and which would not, in the aggregate, be material to the Target Companies and their Subsidiaries, taken as a whole, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, building codes and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of any of the Target Companies; (d) purchase money Liens securing rental payments under capital lease arrangements; (e) leases or service Contracts to which a Person is a party; (f) licenses of Intellectual Property Rights; and (g) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which materially interferes or detracts from the use of the Leased Real Property as of the date hereof.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Information” means personally identifiable information as defined by relevant Law.

“Post-Closing Statement” has the meaning set forth in Section 2.06(a) (Post-Closing Adjustment).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Premium Cap” has the meaning set forth in Section 8.07(b) (Directors’ and Officers’ Indemnification).

“Privacy and Data Security Requirements” means all of the following, to the extent applicable to Voyage Holdings and its Subsidiaries or the conduct of their business and relating to privacy, security, security breach notifications or other treatment of Personal Information or Confidential Business Data: (i) Voyage Holdings and its Subsidiaries’ own rules, policies, and procedures; (ii) all applicable Laws (including the General Data Protection Regulation (GDPR) (EU) 2016/679); (iii) if applicable, industry standards including the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) provisions of contracts into which Voyage Holdings and its Subsidiaries have entered or by which they are otherwise bound.

“Proposed Adjustment Amount” has the meaning set forth in Section 2.06(a) (Post-Closing Adjustment).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 8.09(i)(ii) (Tax Treatment; Allocation).

“Quest Sellers” has the meaning set forth in the preface above.

“Quest Sellers’ Holdback” shall have the meaning set forth in Section 12.01(e).

“R&W Insurance Policy” means the “buyer’s” representations and warranties insurance policy from the R&W Provider, effective as of the date of this Agreement, in the form attached hereto as Exhibit D, insuring Buyer for Damages due to breaches of representations and warranties of Voyage Holdings under Article III (Representations and Warranties of Voyage Holdings), VMG Blocker under Article IV (Representations and Warranties of VMG Blocker) or of the Sellers under Article IV (Representations and Warranties of the Sellers), and Taxes for Pre-Closing Tax Periods, which R&W Insurance Policy shall remain in full force and effect as of the Closing.

“R&W Provider” means Euclid Transactional, LLC.

“Reference Balance Sheet Date” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Registered IP” means issued patents, registered industrial designs, registered copyrights and registered trademarks granted under the authority of any Governmental Authority and all applications for any of the foregoing.

“Released Matters” has the meaning set forth in Section 8.13(a) (Release).

“Released Party” has the meaning set forth in Section 8.1(a) (Release).

“Releasor” has the meaning set forth in Section 8.13(a) (Release).

“Representative” means, with respect to any Person, such Person’s directors, officers, general partners, members, equityholders, managers, trustees, employees, independent contractors, agents, advisors, Affiliates or other representatives, including legal counsel, accountants and financial advisors.

“Restricted Seller” has the meaning set forth in Section 8.10 (Non-Competition; Non-Solicitation; Non-Disparagement).

“Sample Working Capital” has the meaning set forth in the definition of “Working Capital.”

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially

Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, Commerce’s Denied Persons List, the Commerce Entity List, the Debarred List maintained by the U.S. Department of State and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any EU Member State or any other relevant Governmental Authority.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Review Event” has the meaning set forth in Section 8.12(g) (Financing Cooperation).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preface above.

“Seller Confidential Information” has the meaning set forth in Section 8.10(e) (Buyer Confidentiality Obligations).

“Sellers’ Representative” means Michael Osborn and Ron Penna.

“Seller Tax Matter” means (i) amending a Flow-Through Tax Return of any Target Company (or of any of their Subsidiaries) for any Pre-Closing Tax Period or Straddle Period; (ii) extending or waiving the applicable statute of limitations with respect to any Flow-Through Tax Return of any Target Company (or of any of their Subsidiaries) for a Pre-Closing Tax Period or Straddle Period; (iii) filing any ruling request with any Governmental Authority that relates to any Flow-Through Tax Returns of any Target Company (or of any of their Subsidiaries) for a Pre-Closing Tax Period or Straddle Period; (iv) making or revoking an election on any Flow-Through Tax Return filed after the Closing Date for a Pre-Closing Tax Period or Straddle Period that adversely affects the Taxes or Tax Returns of any Target Company, any of their Subsidiaries, or any direct or indirect owner of any such entity for any Pre-Closing Tax Period or Straddle Period; (v) entering into any “voluntary disclosure agreement” with any Governmental Authority regarding any Flow-Through Tax Returns of any Target Company (or of any of their Subsidiaries) for a Pre-Closing Tax Period or Straddle Period, including with respect to filing Flow-Through Tax Returns or paying Taxes for any Pre-Closing Tax Period or Straddle Period in any jurisdictions in which the applicable Target Company (or their applicable Subsidiary) did not file a Tax Return (or pay Taxes) for such periods.

“Seller Transaction Expenses” means, without duplication, all fees and expenses of the Sellers and their respective Affiliates (or that are otherwise a Liability of the Target Companies or their Subsidiaries) incurred in connection with or a result of the preparation, negotiation or execution of this Agreement and the transactions contemplated hereby and the marketing process for the sale of the Target Companies leading to the execution of this Agreement, which have not otherwise been paid prior to Closing (including any brokers, financial advisors, accountants, legal counsel and other advisors and representatives). For the avoidance of doubt, (a) no fees and expenses of the Target Companies that are incurred at the direction of Buyer  (for example, any fees or expenses in connection with the incurrence of Indebtedness to finance the transactions contemplated by this Agreement) shall be considered a Seller Transaction Expense, other than (unless expressly otherwise provided herein) any expenses incurred by Sellers, the Target Companies and their respective Subsidiaries in connection with their compliance with their respective covenants and other commitments hereunder, (b) no premium, cost or expense incurred by any Person in connection with the R&W Insurance Policy shall be a Seller Transaction Expense and (c) fifty percent (50%) of the costs or fees associated with the Escrow Agreement shall be included as a Seller Transaction Expense. Seller Transaction Expenses shall exclude any fees or expenses that are Target Companies Transaction Expenses.

“SMPL” means The Simply Good Foods Company, a Delaware corporation.

“Stock” has the meaning set forth in the recitals above.

“Straddle Period” has the meaning set forth in Section 8.09(b) (Straddle Period).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Target Companies” has the meaning set forth in the preface above.

“Target Company Transaction Expenses” means, without duplication, all fees and expenses of the Target Companies or their Subsidiaries to pay any change-in-control, severance, retention, success, transaction bonuses and any other similar payments or benefits payable to current and former employees, consultants or other service providers of the Target Companies pursuant to a Contract entered into or plan established by or on behalf of Sellers, the Target Companies or their respective Affiliates prior to the Closing (including the payments due to Montage Capital II L.P. or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement), and the employer portion of any employment or payroll Taxes with respect to any such amounts or any payment in connection with any equity or equity-based incentives, which payments are triggered solely as a result of the consummation of the transactions contemplated by this Agreement, in each case, which have not otherwise been paid by the Target Companies or their Subsidiaries prior to Closing, plus the employer portion of any applicable Taxes; provided, however, that Target Company Transaction Expenses shall (i) exclude the aggregate amount of the Transaction Bonuses but (ii) include the employer portion of any employment or payroll Taxes with respect to such Transaction Bonuses). For the avoidance of doubt, (a) no fees and expenses of the Target Companies that are incurred at the written direction of Buyer for the benefit of the Target Companies and Company Business following the Closing that are not required to be made under this Agreement and are not allocated to Buyer hereunder (for example, any fees or expenses in connection with the incurrence of Indebtedness to finance the transactions contemplated by this Agreement) shall be considered a Target Companies Transaction Expense, (b) no premium, cost or expense incurred by any person in connection with the R&W Insurance Policy shall be a Target Company Transaction Expense and (c) no costs or fees associated with the Escrow Agreement shall be a Target Company Transaction Expense.

“Target Net Working Capital” means $52,000,000.

“Tax” and “Taxes” means (i) U.S. federal, state, local foreign or other taxes, charges, fees, levies, assessments and other charges imposed by a Governmental Authority (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, escheat, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other similar taxes, charges, fees, levies or other similar assessments imposed by a Governmental Authority), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies, additions with respect thereto (or in lieu thereof), (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition that is imposed on a Person as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law), and (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition that is imposed on a Person as a transferee or successor, by Contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 11.06 (Procedures for Third-Party Claims).

“Transaction Bonuses” means the transaction bonuses that will become due and payable at Closing pursuant to the Quest Nutrition, LLC Transaction Bonus Plan.

“Transaction Deductions” means any deduction permitted for Income Tax purposes attributable to (i) Transaction Expenses or other similar expenses paid on or prior to the Closing Date or included in the computation of the Indebtedness or Working Capital; (ii) any fees, expenses, and interest (including amounts treated as interest for Income Tax purposes) that were incurred in connection with the Indebtedness (or payment thereof) or included in the computation of the Indebtedness or Working Capital; and (iii) any management fees that are payable to VMG Partners II, LLC on the Closing or included in the computation of the Indebtedness or Working Capital.

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Transaction Expenses” means, without duplication, all Target Company Transaction Expenses and all Seller Transaction Expenses.

“Transfer Taxes” has the meaning set forth in Section 8.09(c) (Transfer Taxes).

“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Units” has the meaning set forth in the recitals above.

“VMG Blocker” has the meaning set forth in the preface above.

“VMG Blocker Financial Statements” has the meaning set forth in Section 4.07(a).

“VMG Blocker Organizational Documents” has the meaning set forth in Section 4.02(a) (Authorization of Transaction; Binding Effect).

“VMG Equity Reorganization” has the meaning set forth in the recitals above.

“VMG Exit Payment” has the meaning set forth in Section 4.1(e) of the Voyage Holdings LLC Agreement.

“VMG Holdco” has the meaning set forth in the preface above.

“VMG Sellers” has the meaning set forth in the preface above.

“VMG Splitter” has the meaning set forth in the recitals above.

“VMG Tax-Exempt” has the meaning set forth in the preface above.

“VMG Tax Refund Amount” means $1,469,797 less the amount of any Tax refunds received by VMG Blocker after the date hereof and prior to the Closing Date.

“Voyage Holdings” has the meaning set forth in the preface above.

“Voyage Holdings LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Voyage Holdings, dated as of May 30, 2017.

“Voyage Holdings Organizational Documents” has the meaning set forth in Section 3.02(a) (Authorization of Transaction; Binding Effect).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

“Working Capital” means, as of any date of determination, the difference (which amount may be positive or negative) between (i) the current assets of Voyage Holdings and its Subsidiaries as of such date, including net receivables, inventory, prepaid expenses and other current assets, and (ii) the current Liabilities of Voyage Holdings and its Subsidiaries as of such date, including accounts payable and accrued Liabilities, in the case of each of clauses (i) and (ii), determined on a consolidated basis in accordance with GAAP applied on a basis consistent with, to the extent not inconsistent with GAAP, the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements and in each case on the same basis as used in computing the Sample Working Capital set forth on Exhibit B (“Sample Working Capital”); provided that any asset or Liability included in the calculation of Indebtedness, Cash or Transaction Expenses, as of any date of determination, will not be included in the calculation of Working Capital, as of such date, so that the calculation of Working Capital does not double count any asset or Liability that is also included in Indebtedness, Cash or Transaction Expenses. In addition, any Transfer Taxes, Income Taxes, and deferred Tax assets and Liabilities shall be excluded from the calculation of Working Capital as of such date.

ARTICLE II
PURCHASE AND SALE

Section 2.01          Aggregate Consideration; Purchase and Sale of the Stock and Units. The aggregate purchase price for all of the Stock and Units shall be (a) $1,000,000,000 (the “Enterprise Value”), plus (b) Closing Voyage Holdings Cash, plus (c) Closing VMG Blocker Cash, minus (d) Closing Voyage Holdings Indebtedness, minus (e) Closing Blocker Indebtedness, minus (f) the Seller Transaction Expenses, minus (g) the Target Company Transaction Expenses, plus (h) the amount, if any, by which Closing Working Capital is greater than the Target Net Working Capital, minus (i) the amount, if any, by which the Closing Working Capital is less than the Target Net Working Capital (collectively, clauses (a) through (i), the “Aggregate Consideration”). On the terms and conditions set forth in this Agreement, at the Closing and upon payment of the Closing Consideration by Buyer in accordance with Section 2.02 (Payment of Closing Consideration, Indebtedness and Transaction Expenses), Buyer shall purchase and accept from each Seller, and each Seller shall sell, transfer, assign and deliver to Buyer, all of the Stock and Units held by such Seller free and clear of all Liens, except restrictions under applicable securities Laws.

Section 2.02          Payment of Closing Consideration, Indebtedness and Transaction Expenses. The Closing Consideration shall be paid as follows:

(a)           At the Closing, Buyer shall pay or cause to be paid: to (i) (A) VMG Holdco, by wire transfer of immediately available funds from Buyer to the accounts designated in writing by VMG Tax-Exempt, an amount equal to the VMG Exit Payment multiplied by VMG Holdco’s Percentage Allocation and (B) VMG Tax-Exempt, by wire transfer of immediately available funds from Buyer to the accounts designated in writing by the Sellers’ Representative, an amount equal to (x) the VMG Exit Payment multiplied by VMG Tax-Exempt’s Percentage Allocation plus (y) the Estimated VMG Blocker Cash minus the Estimated VMG Blocker Indebtedness and (ii) the Quest Sellers, by wire transfer of immediately available funds from Buyer to the accounts designated in writing by the Sellers’ Representative, an aggregate amount equal to (A) the Closing Consideration, minus (B) the VMG Exit Payment, minus (C) the Adjustment Escrow Amount, minus (D) the Quest Sellers’ Holdback minus (E) the Estimated VMG Blocker Cash plus (F) the Estimated VMG Blocker Indebtedness (such amount in this clause (ii), the “Closing Date Payment”). In the event the Closing Date Payment is adjusted by the Sellers’ Representative in connection with any other payments to or from the Quest Sellers pursuant to this Agreement, including Section 2.06 (Post-Closing Adjustment) or any indemnification claim under Article XI (Indemnification), the Sellers’ Representative shall pay such adjustment to each applicable Quest Seller in accordance with such Seller’s Percentage Allocation.

(b)           At the Closing, Buyer shall pay to the Escrow Agent an amount equal to the Adjustment Escrow Amount, which amount shall be deposited and held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement. For the avoidance of doubt, the Adjustment Escrow Amount shall not reduce the Closing Consideration payable to the VMG Sellers hereunder.

(c)           Payment of Indebtedness, Transactions Expenses and Quest Sellers’ Holdback.

(i)            At the Closing, Buyer shall repay, or cause to be repaid all Estimated Voyage Holdings Indebtedness and Estimated VMG Blocker Indebtedness to the applicable persons and account(s) and in such amounts, each as set forth in the Payoff Letters. In order to facilitate such repayment of Estimated Voyage Holdings Indebtedness and Estimated VMG Blocker Indebtedness, Voyage Holdings and VMG Blocker shall obtain and deliver to Buyer (not later than two (2) Business Days prior to the Closing Date), payoff letters to be provided by the administrative agent, if applicable, or the applicable lenders or creditors for all Estimated Voyage Holdings Indebtedness and Estimated VMG Blocker Indebtedness, respectively (“Payoff Letters”), which Payoff Letters shall be reasonably satisfactory to Buyer and indicate that the lenders have agreed to release all Liens in respect of such Indebtedness relating to the assets and properties of the Target Companies and their Subsidiaries, as applicable, upon receipt of the amounts indicated in such Payoff Letters.

(ii)           At the Closing, Buyer shall pay or cause to be paid, on behalf of the Sellers and the Target Companies, as applicable, (A) the Estimated Seller Transaction Expenses and the Estimated Target Company Transaction Expenses, respectively, to be paid (net of any applicable withholding) to the applicable payee(s) and account(s) and in such amounts, each as set forth in the invoices delivered by the Target Companies and/or Sellers’ Representative to Buyer prior to the Closing Date, (B) all withholding and related employment Taxes to the applicable Target Company to be timely remitted to the appropriate Governmental Authority (if applicable) and (C) the Quest Sellers’ Holdback to the Sellers’ Representative

to cover the Sellers’ Representative’s out-of-pocket costs and expenses in accordance with Section 12.01(e) (Sellers’ Representative).

(iii)          The Parties acknowledge that the Indebtedness of the Target Companies as of the Closing Date, the Seller Transaction Expenses and the Target Company Transaction Expenses are obligations of the Sellers and Target Companies, as applicable, incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Buyer. Payment of such Indebtedness, Seller Transaction Expenses and Target Company Transaction Expenses by Buyer (whether directly or indirectly) on behalf of Sellers and the Target Companies on the Closing Date is being made for convenience only.

(iv)          At the Closing, (A) each Quest Seller (other than the holders of Class M Units) shall pay to Quest Nutrition, LLC an amount equal to (1) the aggregate amount of the Transaction Bonuses multiplied by (2) such Quest Seller’s Founder Proceeds Percentage and, thereafter, (B) Quest Nutrition, LLC shall pay the Transaction Bonuses to the recipients thereof via Quest Nutrition, LLC’s normal payroll practices. Notwithstanding anything to the contrary herein, the amounts paid by the Quest Sellers (other than the holders of Class M Units) to Quest Nutrition, LLC pursuant to this Section 2.02(c)(iv) shall not be included in the calculation of Closing Voyage Holdings Cash.

Section 2.03          The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 333 South Grand Avenue, Los Angeles, California, 90071, commencing at 9:00 a.m. local time, or remotely via overnight courier, facsimile or electronic transmission of related documentation (such as by use of .pdf), on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the date the Closing actually occurs, the “Closing Date”); provided, however, that in no event shall the Closing occur prior to November 20, 2019 without the prior written consent of Buyer, which date shall be extended to December 13, 2019 if (a) SMPL files a registration statement with the SEC in connection with an Other Financing as contemplated by Section 8.12(g) and (b) such registration statement is subject to an SEC Review Event.

Section 2.04          Deliveries at the Closing. At the Closing, the Parties shall deliver or pay, or cause to be delivered or paid, each of the following:

(a)           Buyer shall make (or cause to be made) the payments to be made by it pursuant to Section 2.02(a), Section 2.02(b), and Section 2.02(c) (Payment of Closing Consideration, Indebtedness and Transaction Expenses).

(b)           Each Seller shall deliver to Buyer one or more stock certificates with respect to the Stock and duly executed instruments of assignment with respect to the Units held by such Seller, as applicable, in a customary form.

(c)           Voyage Holdings shall provide a properly completed and executed certificate in a form that complies with Temporary Treasury Regulation Section 1.1445-11T(d)(2) and that is reasonably satisfactory to the Buyer and dated as of the Closing Date.

(d)           VMG Blocker shall deliver a certificate, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code and that is satisfactory to the Buyer, dated as of the Closing Date, stating that VMG Blocker is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and a notice addressed to the Internal Revenue Service, signed by the VMG Blocker, that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2) and that is satisfactory to the Buyer to be submitted to the Internal Revenue Service.

(e)           Each Seller shall deliver a property executed Internal Revenue Service Form W-9.

(f)            The Target Companies shall deliver to Buyer the irrevocable resignations, effective as of Closing, of the directors, managers and officers of the Target Companies and their Subsidiaries set forth on Schedule 2.04(f).

(g)           The Target Companies shall deliver to Buyer evidence that, effective contemporaneously with the Closing, the signatories on all bank accounts held or controlled by any of the Target Companies or their respective Subsidiaries have been amended and replaced by such Persons and signatories as notified by Buyer to the Target Companies at least three (3) Business Days prior to Closing.

Section 2.05          Closing Certificate; Allocation Schedule.

(a)           At least three (3) Business Days prior to the Closing, the Sellers’ Representative and VMG Tax-Exempt shall deliver, or shall have delivered, to Buyer a definitive closing payment schedule (the “Closing Certificate”), (a) duly certified by an officer of Voyage Holdings as accurately setting forth Estimated Voyage Holdings Cash, Estimated Voyage Holdings Indebtedness, Estimated Working Capital, Estimated Seller Transaction Expenses, Estimated Target Company Transaction Expenses, Closing Consideration and the Sellers’ calculation of the VMG Exit Payment and (b) duly certified by an officer of VMG Blocker as accurately setting forth Estimated VMG Blocker Cash and Estimated VMG Blocker Indebtedness (each such calculation in clauses (a) and (b) foregoing, an “Estimated Closing Calculation” and, collectively, the “Estimated Closing Calculations”). The Estimated Closing Calculations shall be (i) calculated as of 12:01 a.m. Eastern time on the Closing Date and (ii) determined in good faith in accordance with GAAP applied on a basis consistent with, to the extent not inconsistent with GAAP, the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements and the Sample Working Capital, as applicable. Notwithstanding anything to the contrary herein, following the Closing, none of Buyer, the Target Companies or their respective Affiliates shall have any Liability or obligation to any of the Sellers or their Affiliates resulting from an incorrect calculation of the VMG Exit Payment as set forth in the Closing Certificate delivered to Buyer.

(b)           No later than three (3) Business Days prior to the Closing, the Sellers’ Representative and VMG Tax-Exempt shall deliver, or shall have delivered, to Buyer a duly completed Allocation Schedule. The Allocation Schedule shall be prepared in accordance and full compliance with the terms and conditions of the Voyage Holdings Organizational Documents and VMG Blocker Organizational Documents, as applicable, and any other applicable organizational documents of the Target Companies then in effect and any other applicable Material Contracts governing the distribution of equity proceeds pursuant to this Agreement to any equityholder of the Target Companies. Buyer shall be entitled to definitively rely upon and shall incur no Liability as a result of its reliance on the Allocation Schedule and any payments and allocations made in accordance therewith pursuant to Section 2.02(a). The Sellers’ Representative and VMG Tax-Exempt will consult with Buyer with respect to the calculations set forth in the Allocation Schedule, and all of the calculations and amounts set forth therein, together with any changes incorporated by the Sellers’ Representative and VMG Tax-Exempt in their reasonable discretion from Buyer’s comments and Buyer’s consultation with the Sellers’ Representative and VMG Tax-Exempt, shall be deemed to be conclusive and binding on the Parties absent manifest error.

Section 2.06          Post-Closing Adjustment.

(a)           Promptly, but in any event within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative and to VMG Tax-Exempt a statement (the “Post-Closing Statement”) setting forth Buyer’s good-faith determination of (A) the Aggregate Consideration and each of its components set forth in clauses (a) through (i) in the definition thereof (each a “Final Closing Calculation” and collectively, the “Final Closing Calculations”), in each case determined on a consolidated basis in accordance with GAAP applied on a basis consistent with, to the extent not inconsistent with GAAP, the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements or VMG Blocker Financial Statements, and the Sample Working Capital, as applicable, and (B) the Proposed Adjustment Amount, in each case of clause (A) and (B), together with such detail and supporting documentation as shall be reasonably acceptable to the Sellers’ Representative and VMG Tax-Exempt, as applicable. The “Proposed Adjustment Amount” shall be equal to (which may be a positive or negative number) Buyer’s determination of the Aggregate Consideration as set forth on the Post-Closing Statement delivered pursuant to this Section 2.06(a) minus the Sellers’ Representative’s and VMG Blocker’s determination of Closing Consideration as set forth in the Closing Certificate delivered pursuant to Section 2.05 (Closing Certificate); provided, however, that any Proposed Adjustment Amount owing by the Sellers to Buyer shall not exceed the Adjustment Escrow Amount.

(b)           If the (i) Sellers’ Representative disagrees with Buyer’s determination of any Final Closing Calculation or the resulting Proposed Adjustment Amount applicable to the Quest Sellers or (ii) VMG Tax Exempt disagrees with Buyer’s determination of any Final Closing Calculation or the resulting Proposed Adjustment Amount applicable to VMG Tax-Exempt, in each case as reflected on the Post-Closing Statement, the Sellers’ Representative and/or VMG Tax-Exempt may, within thirty (30) days after receipt of the Post-Closing Statement, deliver a written notice (the “Dispute Notice”) to Buyer setting forth in reasonable detail the grounds for such disputes and its calculation of each disputed amount (each an “Item of Dispute”). In preparing such Dispute Notice, the Sellers’ Representative and VMG Tax-Exempt shall, upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Target Companies, have reasonable access to all items and personnel reasonably requested by the Sellers’ Representative and VMG Tax-Exempt related to the Post-Closing Statement. If Buyer does not receive a Dispute Notice within thirty (30) days after receipt by the Sellers’ Representative or VMG Tax-Exempt of the Post-Closing Statement, the Post-Closing Statement shall be conclusive and binding upon each of the Parties. If Buyer receives a Dispute Notice from the Sellers’ Representative or VMG Tax-Exempt within thirty (30) days after receipt by the Sellers’ Representative and VMG Tax-Exempt of the Post-Closing Statement, Buyer, the Sellers’ Representative and VMG Tax-Exempt shall use commercially reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Post-Closing Statement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the twentieth (20th) day after delivery by the Sellers’ Representative and/or VMG Tax-Exempt of the Dispute Notice, Buyer, the Sellers’ Representative and VMG Tax-Exempt shall jointly retain KPMG US LLP, or, if such firm is unable or unwilling to act or if such firm has been engaged by any of the Parties from or after the date hereof and is thus no longer “independent”, an independent “Big 4” accounting firm of recognized international standing as may be mutually agreed to by Buyer the Sellers’ Representative and VMG Tax-Exempt, as applicable (the “Accounting Firm”) to resolve such remaining disagreement. If Buyer, the Sellers’ Representative and VMG Tax-Exempt are unable to agree on the choice of the Accounting Firm within a 15-day period, then the Accounting Firm shall be the dispute resolution group of an accounting firm of national standing designated by the American Arbitration Association in New York, New York (which it determines does not have any material relationship with Buyer, the Sellers or any of their respective Affiliates). Buyer, the Sellers’ Representative and VMG Tax-Exempt shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention. Buyer, Sellers’ Representative, Voyage Holdings, its Subsidiaries, VMG Tax-Exempt, VMG Blocker and their respective Representatives, as applicable, shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and accurately as practicable, including the provision by Buyer and the Target Companies of all books and records and work papers

(including those of accountants) relating to the Post-Closing Statement (with a copy to the other Party) and all other items reasonably requested by the Accounting Firm. Buyer and the Sellers’ Representative and/or VMG Tax-Exempt, as applicable shall be entitled to submit (with a copy to the other party) to the Accountant such documents and materials and to make such presentations and arguments as such party shall deem necessary or appropriate; provided that the Parties agree that no Party shall have any ex parte communications with the Accounting Firm. The Accounting Firm shall (i) limit its review to only those Items of Dispute that were set forth in the Post-Closing Statement and the Dispute Notice and that remain unresolved by Buyer, the Sellers’ Representative and VMG Tax-Exempt, (ii) be bound by the terms of this Agreement, including any definitions, (iii) only consider the documents, materials, presentations and arguments made by Buyer, the Sellers’ Representative and VMG Tax-Exempt, as applicable (i.e., shall not engage in any independent review) and (iv) act as an expert (and not an arbitrator). In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Person in the Post-Closing Statement or the Dispute Notice (as applicable) or less than the smallest value for such item claimed by either Person. The Accounting Firm’s determination(s) shall be based upon the definitions in the Post-Closing Statement or the Dispute Notice (as applicable) included in this Agreement. The Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.06 and shall, absent manifest error, be conclusive and binding upon each of the Parties, and the Post-Closing Statement shall be modified to the extent necessary to reflect such binding determination(s). The Accounting Firm shall provide a determination of the “Final Adjustment Amount” which shall be equal to (which may be a positive or negative number) the Accounting Firm’s determination of Aggregate Consideration pursuant to this Section 2.06 minus the Sellers’ Representative or VMG Tax-Exempt’s, as applicable, determination of Closing Consideration set forth in the Closing Certificate delivered pursuant to Section 2.05 (Closing Certificate); provided, however, that any Proposed Adjustment Amount owing by Sellers to Buyer shall not exceed the Adjustment Escrow Amount. The Accounting Firm shall allocate its fees, costs and expenses between Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers) or VMG Tax-Exempt’s, as applicable, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party.

(c)           The “Final Adjustment Amount,” which may be a positive or negative number, shall be equal to (i) the amount agreed to as the Final Adjustment Amount at any time in writing by Buyer, the Sellers’ Representative and VMG Tax-Exempt; (ii) if a Dispute Notice is not delivered by the Sellers’ Representative or VMG Tax-Exempt to Buyer within the time period required by Section 2.06(b), the Proposed Adjustment Amount set forth in the Post-Closing Statement; or (iii) the Final Adjustment Amount as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 2.06; provided, however, that the Final Adjustment Amount owing by Sellers to Buyer shall not exceed the Adjustment Escrow Amount.

(d)           Payments. Within five (5) days after the determination of the Final Adjustment Amount, (i) if the Final Adjustment Amount (A) is a positive number and payable by Buyer to the Quest Sellers, Buyer shall pay (or cause to be paid) to the account(s) designated in writing by the Sellers’ Representative (for the benefit of the Quest Sellers, other than holders of Class M Units of Voyage Holdings) an amount in cash equal to the Final Adjustment Amount or (B) is a positive number and payable from Buyer to VMG Tax-Exempt, Buyer shall pay (or cause to be paid) to the account(s) designated in writing by VMG Tax Exempt an amount in cash equal to the Final Adjustment Amount; (ii) if the Final Adjustment Amount (A) is a negative number and payable by the Quest Sellers to Buyer, the Sellers’ Representative shall direct the Escrow Agent to pay to the account designated in writing by Buyer (x) an amount in cash from the Adjustment Escrow Amount equal to the lesser of the Final Adjustment Amount and the Adjustment Escrow Amount and (b) is a negative number and payable by VMG Tax-Exempt to Buyer, VMG Tax-Exempt shall pay or cause to be paid to the account(s) designated in writing by Buyer an amount in cash equal to the Final Adjustment Amount. VMG Tax-Exempt agrees that from the Closing until the Final Adjustment Amount is finally determined pursuant to this Section 2.06, it shall retain from the Closing Consideration paid to VMG Tax-Exempt, and not distribute or otherwise utilize, an amount equal to $1,000,000 in support of any potential payment obligations of VMG Tax Exempt under this Section 2.06(d).  Any payments made pursuant to this Section 2.06 shall be treated by the Parties hereunder as an adjustment to the cash proceeds received by the Sellers in the transactions contemplated by this Agreement. For the avoidance of doubt, the aggregate amount to be paid by Buyer with respect to the purchase of the Stock and the Units pursuant to this Article II shall not exceed the Aggregate Consideration as finally determined in accordance with this Agreement.

Section 2.07          Withholding Rights. Each of the Sellers’ Representative, VMG Tax-Exempt, Buyer and its applicable Affiliates, the Escrow Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any payment under this Agreement or the Escrow Agreement such Taxes as it is required to deduct or withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the transactions contemplated by this Agreement. To the extent that amounts are so withheld or deducted, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VOYAGE HOLDINGS

As a material inducement to Buyer to enter into this Agreement, Voyage Holdings represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.01          Organization. Voyage Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Voyage Holdings is duly qualified or licensed as a foreign corporation to do business and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02          Authorization of Transaction; Binding Effect.

(a)           Voyage Holdings has full limited liability company power and authority to own, lease and operate its assets and to carry on its business as is presently conducted. Voyage Holdings has the full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Voyage Holdings and the performance by Voyage Holdings of its obligations hereunder have been duly authorized by all requisite corporate action. Voyage Holdings has made available to Buyer true, complete and correct copies of its certificate of formation and limited liability company agreement, each as in effect on the date of this Agreement (the “Voyage Holdings Organizational Documents”), and Voyage Holdings is not in violation of any of the Voyage Holdings Organizational Documents.

(b)           This Agreement has been duly executed and delivered by Voyage Holdings and constitutes the valid and legally binding obligation of Voyage Holdings, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 3.03          Noncontravention. Except for the HSR Clearance and as set forth on Schedule 3.03, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Voyage Holdings Organizational Documents, (ii) assuming compliance by Buyer with Section 6.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which Voyage Holdings is subject, (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, in any material respect, any Material Contract or Lease or (iv) result in the creation or imposition of a Lien (other than a Permitted Lien) on any asset of Voyage Holdings or its Subsidiaries, except, in the case of clauses (ii) through (iv), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, reasonably be expected to be material to Voyage Holdings and its Subsidiaries, taken as a whole. Except for HSR Clearance, the execution and delivery of this Agreement by Voyage Holdings do not require any consent or approval of any Governmental Authority, except for consents or approvals the failure of which to obtain would not reasonably be expected to be material to Voyage Holdings and its Subsidiaries.

Section 3.04          Capitalization. The entire authorized, issued and outstanding equity interests of Voyage Holdings as of the date hereof are set forth on Schedule 3.04. All of the issued and outstanding Units of Voyage Holdings are validly issued, fully paid, non-assessable, free and clear of any Liens and, as of the date hereof, are held of record by the Sellers as set forth on Schedule 3.04. Except as set forth on Schedule 3.04, there is no Contract pursuant to which Voyage Holdings has granted any warrant, right, option, conversion privilege, unit purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of its equity interests or other securities convertible into or exchangeable for equity interests of Voyage Holdings (now, in the future or upon the occurrence of any contingency) or that provides for any equity appreciation or similar right.

Section 3.05          Subsidiaries. The Subsidiaries of Voyage Holdings as of the date hereof are set forth on Schedule 3.05. Each Subsidiary of Voyage Holdings is duly organized, validly existing and in good standing under the Laws of jurisdiction in which it is organized, and each is duly qualified or licensed as a foreign corporation to do business and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. All of the issued and outstanding capital stock or other equity interests of Voyage Holdings’ Subsidiaries are validly issued, fully paid, non-assessable, free and clear of any Liens and, as of the date hereof, are held of record by the Persons as set forth on Schedule 3.05. Except as set forth on Schedule 3.05, there is no Contract pursuant to which any Voyage Holdings or any of its Subsidiaries has granted any warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of its capital stock or other securities convertible into or exchangeable for capital stock of the Voyage Holdings’ Subsidiaries (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right. Except as set forth on Schedule 3.05, and other than its interests in its Subsidiaries, Voyage Holdings does not own, directly or indirectly, any equity interests in any Person.

Section 3.06          Broker’s Fees. Except for the fees and expenses of J.P. Morgan Securities LLC, Voyage Holdings and its Subsidiaries do not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents to which it is a Party for which Buyer would become liable or obligated.

Section 3.07          Financial Statements; Books and Records.

(a)           Schedule 3.07(a) sets forth: (i) the audited consolidated balance sheet of Quest Nutrition, LLC and its Subsidiaries as of December 31, 2018 and December 31, 2017 and the related statements of operations, member’s deficit and cash flow for the fiscal years ended on such dates (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Quest Nutrition, LLC and its Subsidiaries as of May 31, 2019 (the “Reference Balance Sheet Date”) and the related statements of income, changes in equityholders’ equity and cash flow for the five (5)-month period ended on such date (the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (A) present fairly the financial position of Quest Nutrition, LLC and its Subsidiaries and the results of operations of Quest Nutrition, LLC and its Subsidiaries as of the respective dates thereof and for the periods covered thereby in all material respects and (B) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of Unaudited Financial Statements, to the exclusion of footnotes and normal year-end adjustments. The Financial Statements have been prepared from the books and records of Quest Nutrition, LLC and its Subsidiaries, which have been made available to Buyer, and are, in all material respects, true, correct and complete and have been maintained in accordance with commercially reasonable business practices. Quest Nutrition, LLC maintains a system of internal accounting policies and controls sufficient to provide reasonable assurance that (w) transactions are executed in all material respects in accordance with management’s authorization, (x) all income and expense items are in all material respects promptly and properly recorded for the relevant periods in accordance with the policies maintained by Quest Nutrition, LLC, (y) access to facilities is permitted in accordance in all material respects with the appropriate respective management authorization; and (z) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences in all material respects. The accounts receivable and other receivable reflected in the Audited Financial Statements, and all accounts receivable and other receivable arising since the Audited Financial Statements, represent in all material respects bona fide claims against debtors for sales, services performed or other charges. Said notes and accounts receivable are subject to no material defenses, counterclaims or rights of setoff and are fully collectible in the Ordinary Course of Business without material cost to Quest Nutrition, LLC or resort to material litigation or extraordinary and material collection efforts therefor, except, in the case of accounts receivable and other receivable shown on the Audited Financial Statements, to the extent of the reserves set forth on the face of the Audited Financial Statements, and, in the case of accounts receivable arising since the Audited Financial Statements, to a reasonable allowance for bad debts. Voyage Holdings has never (1) carried on any business, other than being engaged, as a holder of equity interests, as the parent of Quest Nutrition, LLC or (2) held any property or assets or any interests therein of any nature or kind whatsoever, other than the equity interests described in the foregoing clause (1) and deferred Tax assets arising solely as a result of any election under Section 754 of the Code (and any corresponding election available under applicable state or local Law) in connection with the transactions contemplated hereby. Voyage Holdings has no liabilities or obligations, other than pursuant to any Contract set forth on any numbered Disclosure Schedule that references Voyage Holdings as a party to such Contract.

Section 3.08          Absence of Changes. From December 31, 2018, until the date of this Agreement, the business of Voyage Holdings and its Subsidiaries has been conducted in the Ordinary Course of Business in all material respects and there has not been any Material Adverse Effect, or any event or events that taken together, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, from December 31, 2018, until the date of this Agreement, except as set forth on Schedule 3.08, Voyage Holdings and its Subsidiaries have not:

(a)           accelerated, terminated, modified or canceled any Material Contract or entered into any new Contract that would be a Material Contract had such agreement been in effect as of the date hereof;

(b)           experienced any damage, destruction, or loss to any of its assets or property involving at least $500,000 per occurrence and not covered by insurance;

(c)           other than in the Ordinary Course of Business, (i) increased the compensation (including bonuses) of any officer, employee or individual service provider whose annual base salary is in excess of $175,000 per year; (ii) granted any bonus or other payments to any current or former employee, officer, director or individual service provider of Voyage Holdings and its Subsidiaries; (iii) taken any action to accelerate any material payment or benefit, or the funding of any material  payment or benefit, payable or to become payable to any current or former employee, officer, director or, except funding of payments in the Ordinary Course of Business to, any other service provider of Voyage Holdings and its Subsidiaries, (iv) increased the coverage or benefits in any material respect available under any Employee Benefit Plan; (v) amended, in any material respect, terminated, or established or adopted any Employee Benefit Plan; or (vi) hired or terminated (other than for cause) any employee, officer, director or individual service provider of Voyage Holdings and its Subsidiaries whose annual base salary would exceed $175,000;

(d)           made any capital expenditure (or series of related capital expenditures) involving more than $250,000 individually, or more than $500,000 in the aggregate;

(e)           made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (other than Voyage Holdings);

(f)            made any material change or authorized any material change in any method of accounting or accounting practice or policy, other than such changes required by GAAP or pursuant to any pronouncements issued by the Financial Accounting Standards Board;

(g)           (i) split, combined, reclassified, or amended the terms of any Units, equity securities or other ownership interests, (ii) declared, set aside or paid any dividends or other non-cash distribution (whether in cash, stock or property or any combination thereof), in respect of its capital stock, equity securities or other ownership interest, (iii) issued, repurchased, redeemed, cancelled (other than cancellations of unvested Class M Units in connection with any termination of employment) or otherwise acquired any shares of its equity interests or any securities convertible into or exchangeable for any of its equity interests, or made any other distributions to its shareholders, in each case (i) through (iii), other than (A) dividends or distributions to pay taxes, and (B) payments to VMG Partners II, LLC as management fees and/or expense reimbursement or (iv) entered into any agreement with respect to the voting of its Units, equity securities or other ownership interests;

(h)           granted any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(i)            incurred, assumed, or guaranteed any material Liabilities or Indebtedness of any kind, other than Indebtedness that is incurred in the Ordinary Course of Business;

(j)            amended the Voyage Holdings Organizational Documents;

(k)           disposed of any material assets, except for sales or dispositions of assets in the Ordinary Course of Business;

(l)            announced, implemented or effected any reduction in force, layoff or other program resulting in the termination of employment of employees, in each case, that would trigger the WARN Act;

(m)          negotiated, entered into, adopted, established, amended, extended or terminated any collective bargaining agreement or other agreement with any labor union, works council, labor organization or other employee representative or recognized any labor union, works council, labor organization or employee representative as the bargaining representative for employees;

(n)           merged or consolidated with any Person or liquidated, dissolved or effected a recapitalization or reorganization in any form of transaction; issued, sold or otherwise delivered, or authorized the issuance, sale or other delivery of, or grant any award relating to, any of its equity interests, other than as required by a Contract entered into prior to the date hereof;

(o)           acquired (including by merger, consolidation, reorganization, acquisition of stock or assets or otherwise), directly or indirectly, in whole or in part, any Person or material tangible assets, securities, real property or businesses (other than equipment, supplies and inventory in the Ordinary Course of Business) or committed or otherwise agreed to do any of the foregoing (including by entering into any letter of intent, memorandum or understanding, agreement in principle, merger agreement, acquisition agreement or similar Contract with respect to such transaction);

(p)           sold, assigned, transferred, conveyed, leased, licensed or otherwise transferred or disposed of, or created or incurred any Lien (other than Permitted Liens) on, Voyage Holdings’ tangible or intangible assets or portion thereof, securities, properties (including any Leased Real Property), interests or businesses, other than sales of inventory;

(q)           settled, or offered or proposed to settle, any Action or claim (A) with amounts at stake greater than $250,000, (B) brought against Voyage Holdings or any of its respective directors, officers or employees (in their capacities as such) by a current or former equityholder) or (C) involving any Governmental Authority;

(r)            made or provided any material new product or service that has not been previously shared with Buyer prior to the date hereof, or launched or made any material change to the marketing practices or marketing strategies of Voyage Holdings;

(s)            made any material change in Voyage Holding’s policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration of the collection of accounts receivable or deferral of the payment of accounts payable, or make any material write down in the value of its inventory in a manner that is outside of the Ordinary Course of Business; or

(t)            entered into any Contract, commitment or arrangement to do any of the actions referred to in clauses (a)-(s) above (except as otherwise required or permitted by the terms of this Agreement).

Section 3.09          Legal Compliance; Permits.

(a)           Voyage Holdings and each of its Subsidiaries is and for the past three (3) years has been in compliance in all material respects with all Laws applicable to Voyage Holdings and each of its Subsidiaries and to the ownership and operation of its assets and business, including such Laws that require it to possess permits, licenses, registrations and authorizations of Governmental Authorities for the current operation of its business. Except as set forth on Schedule 3.09(a), none of Voyage Holding or its Subsidiaries’ products being manufactured, assembled (other than the manufacture or assembly in connection with research and development), sold, leased or delivered by Voyage Holdings or its Subsidiaries requires, at the date of this Agreement, any approval of or Permit by any Governmental Authority for the purpose for which they are being manufactured, assembled, sold, leased or delivered and which approval has not been obtained, which, if Voyage Holdings or its Subsidiaries failed to obtain would not be material to Voyage Holdings and its Subsidiaries taken as a whole.

(b)           Voyage Holdings and its Subsidiaries holds and is in compliance in all material respects with all permits, licenses, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Authority that are material to Voyage Holdings and its Subsidiaries taken as a whole (the “Permits”) required in connection with the conduct of its business under applicable Laws, and all of which material Permits are set forth on Schedule 3.09(b).  All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the Transactions.  Neither Voyage Holdings nor any of its Subsidiaries is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and there is no Action pending or, to Voyage Holdings’ Knowledge, threatened, that would result in the termination, revocation, suspension or the imposition of a material restriction on any such Permit or the imposition of any material fine, penalty or other sanction for violation of any such Permit.

Section 3.10          Real Property.

(a)           None of Voyage Holdings or any of its Subsidiaries owns any real property interests.

(b)           Schedule 3.10(b) lists the street address or a brief description of all real property leased or subleased by Voyage Holdings and each of its Subsidiaries (each, a “Leased Real Property”) and lists all Lease documents, including any amendment, extension and/or renewal, relating thereto. With respect to each parcel of Leased Real Property, except as would not be material to Voyage Holdings or its Subsidiaries, taken as a whole:

(i)            all Leases are legal, valid, binding, enforceable, and in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles) and Voyage Holdings or its Subsidiaries hold a valid and existing leasehold or subleasehold interest under each Lease;

(ii)           none of Voyage Holdings nor any of its Subsidiaries is in breach or default in any material respect under any Lease, and, to the Knowledge of Voyage Holdings, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(iii)          none of Voyage Holdings’ nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has been disturbed in any material respect, and to Voyage Holdings’ knowledge, there are no disputes with respect to any Lease;

(iv)          other than Permitted Liens, none of Voyage Holdings nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Lease or any interest therein which secures debt that will not be released at Closing;

(v)           except set forth on Schedule 3.10(b), none of Voyage Holdings nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; and

(vi)          the real property listed on Schedule 3.10(b) comprises all Leased Real Property used in the conduct of the business and operations of Voyage Holdings and its Subsidiaries as currently conducted.

(c)           All material buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair, ordinary wear and tear excepted, and sufficient in all material respects for the operation of the business. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, be material to Voyage Holdings or its Subsidiaries, taken as a whole.

Section 3.11          Tax Matters.

(a)           All Income Tax Returns and other material Tax Returns required to be filed by Voyage Holdings and any of its Subsidiaries have been properly filed with the appropriate Governmental Authorities and all such Tax Returns are true, correct, and complete in all material respects. All Income Taxes and other material Taxes due and payable by Voyage Holdings and any of its Subsidiaries, whether or not shown on any such Tax Return, have been timely paid.

(b)           None of Voyage Holdings and its Subsidiaries are currently the beneficiary of any extension of time within which to file any Tax Return.

(c)           There are no Liens for any material Taxes (other than Liens for Taxes not yet due and payable) on any of the properties or assets of Voyage Holdings or any of its Subsidiaries.

(d)           All material Taxes that Voyage Holdings and its Subsidiaries were required to withhold or collect have been withheld or collected and have been paid over in the appropriate amounts to the proper Governmental Authorities.

(e)           Voyage Holdings and its Subsidiaries have not received any written notice of material reassessment, deficiency, claim, adjustment or proposed adjustment or any other written notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn in writing, and there are no pending or current audits, examinations, or administrative or judicial proceedings regarding any Taxes of Voyage Holdings or any of its Subsidiaries.

(f)            None of Voyage Holdings or its Subsidiaries has current waivers or extensions in effect with respect to any statute of limitations in respect of any material Taxes or has agreed to a material Tax assessment or deficiency that has not been paid or otherwise satisfied.

(g)           None of Voyage Holdings or its Subsidiaries (i) is or has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes and (ii) have any material Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h)           Voyage Holdings is, and at all times since its formation has been, taxable as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Subsidiary of Voyage Holdings is classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

(i)            As of the close of the Closing Date, the aggregate amount of accrued and unpaid Taxes of Voyage Holdings and its Subsidiaries (being Taxes not yet due and payable) will not in any material respect exceed the aggregate amount of Taxes included in the final computation of Indebtedness, Transaction Expenses and Working Capital.

(j)            Neither Voyage Holdings nor any of its Subsidiaries has changed or revoked any annual accounting period or material method of accounting, made, changed or revoked any material Tax election, filed any amended material Tax Return, entered into any material closing agreement, settled or abandoned any material Tax claim or assessment, surrendered any material right to claim a refund of Taxes, consented to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, or taken any similar action, in each case to the extent such action would in any material respect increase the amount of Taxes of Voyage Holdings and its Subsidiaries or the Buyer or any of its Affiliates after the Closing.

(k)           Neither Voyage Holdings nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(l)            Within the past three (3) years, no written claim has been made by an authority in a jurisdiction where Voyage Holdings or any of its Subsidiaries does not file Tax Returns that Voyage Holdings or any of its Subsidiaries is or may be subject to material taxation by, or may be required to file material Tax Returns in, that jurisdiction.

(m)          Neither Voyage Holdings nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, a method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring, or any excess loss account existing, on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i). Neither Voyage Holdings nor any of its Subsidiaries will be required to make any material payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(n)           None of the goodwill, going concern value or any other intangible asset that would not be depreciable but for Section 197 of the Code, of Voyage Holdings or any of its Subsidiaries is treated as having been held (for purposes of Section 197(f)(9)(A)(ii) of the Code) by any Target Company or any of its Subsidiaries on or before August 10, 1993.

(o)           None of Voyage Holdings or any of its Subsidiaries is a party to or bound by any Tax allocation, Tax sharing, Tax indemnification or similar agreement (other than customary commercial agreements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes).

(p)           None of Voyage Holdings or any of its Subsidiaries has engaged in or participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and the applicable Treasury Regulations thereunder.

(q)           At all times following the Blocker Unit Distribution, VMG Blocker will own not more than 8% of the aggregate value of the membership interests in Voyage Holdings.

Section 3.12          Intellectual Property.

(a)           Schedule 3.12(a) sets forth an accurate and complete list of (i) material unregistered trademarks, (ii) Registered IP, and (iii) trademark, patent, and copyright applications that are owned by Voyage Holdings and its Subsidiaries as of the date hereof, including the jurisdiction in which such Registered IP has been registered or filed and the applicable registration or serial number.

(b)           Schedule 3.12(b) identifies (i) all material license agreements pursuant to which Intellectual Property Rights used in the business of Voyage Holdings and its Subsidiaries is licensed to Voyage Holdings or its Subsidiaries (other than any license agreements for commercially available off-the-shelf software), and (ii) all material license agreements pursuant to which Voyage Holdings and its Subsidiaries have licensed to any third party any Intellectual Property Rights (other than licenses to customers, distributors, dealers, resellers, sales representatives, suppliers, vendors, consultants, contractors or other business relationships in the Ordinary Course of Business).

(c)           Except as set forth on Schedule 3.12(c), Voyage Holdings or its Subsidiaries owns, licenses or otherwise has the right to use, free and clear of any Lien other than Permitted Liens, all of the Intellectual Property Rights necessary for the operation of the business of Voyage Holdings and its Subsidiaries, taken as a whole, as currently conducted. All such Intellectual Property Rights are subsisting and enforceable and valid. All necessary fees and filings with respect to any Intellectual Property Rights have been timely submitted to the relevant Governmental Authority and domain name registrars to maintain such Intellectual Property Rights in full force and effect in all material respects.

(d)           Except as set forth on Schedule 3.12(d), the operation of the business of Voyage Holdings and its Subsidiaries as presently conducted is not infringing or misappropriating any Intellectual Property Rights of any third party, and no third party is infringing or misappropriating any Intellectual Property Rights owned by Voyage Holdings or its Subsidiaries.

(e)           No material infringement or misappropriation claim or proceeding is pending against Voyage Holdings or its Subsidiaries or, to Voyage Holdings’ Knowledge, threatened against Voyage Holdings or its Subsidiaries, alleging that the operation of the business of Voyage Holdings or its Subsidiaries is infringing or misappropriating any Intellectual Property Rights of any third party. No material interference, opposition, reissue or reexamination proceeding is pending against Voyage Holdings and its Subsidiaries in which the validity or enforceability of any of the Intellectual Property Rights is being contested or challenged. As of the date of this Agreement, Voyage Holdings and its Subsidiaries have not received any claim from any Person, and there are no claims pending or, to Voyage Holdings’ Knowledge, threatened, against Voyage Holdings and its Subsidiaries (A) alleging any infringement, misappropriation, misuse or violation of any Intellectual Property Rights or unfair competition, (B) inviting Voyage Holdings or its Subsidiaries to take a license under any Intellectual Property Right (excluding general advertisements and solicitations to buy products and services made to Voyage Holdings or its Subsidiaries in the ordinary course) or consider the applicability of any material Intellectual Property Right to Voyage Holdings or its Subsidiaries conduct of their business, or (C) challenging the ownership, use, validity or enforceability of any Intellectual Property Rights.

(f)            Voyage Holdings and its Subsidiaries have complied in all material respects with advertising disclosure laws as set forth in Federal Trade Commission guidance and other laws and regulations and use commercially reasonable efforts to monitor third party influencers for compliance with such advertising disclosure laws.

(g)           Voyage Holdings and its Subsidiaries own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are in all material respects sufficient for the immediate and anticipated future needs of their business as it is currently conducted. Voyage Holdings and its Subsidiaries have implemented reasonable security, disaster recovery and business continuity plans, procedures and facilities, and all such plans and procedures have been proven effective upon testing in all material respects, and in the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

Section 3.13          Contracts and Commitments.

(a)           Schedule 3.13(a) sets forth a list as of the date of this Agreement of each of the following Contracts to which Voyage Holdings or its Subsidiaries is a party or by which the Assets are bound (such Contracts, whether or not set forth on Schedule 3.13(a), collectively, the “Material Contracts”):

(i)            any employment Contract or services agreement with any officer, independent contractor, or employee of Voyage Holdings or its Subsidiaries that provides for payments by Voyage Holdings or its Subsidiaries in excess of $175,000 per annum and is not terminable by Voyage Holdings or its Subsidiaries upon notice of ninety (90) days or less for a cost of less than $175,000;

(ii)           any collective bargaining agreement or other agreement with any labor union, works council, labor organization or employee representative;

(iii)          any Contract with any officer, employee, consultant or independent contractor with respect to change of control;

(iv)          any Contract containing any covenant that limits or restricts the freedom of Voyage Holdings or its Subsidiaries (or, after the Closing, that purports to so limit or restrict Buyer or any of its Affiliates) to (A) sell any products or services to any other Person or in any geographic region, (B) engage or compete in any line of business or (C) obtain products or services from any Person;

(v)           any lease or similar agreement under which (A) Voyage Holdings or its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) Voyage Holdings or its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by Voyage Holdings or its Subsidiaries, in each case which provides for future payments by Voyage Holdings or its Subsidiaries in excess of $500,000 per annum and is not terminable by Voyage Holdings or its Subsidiaries upon notice of ninety (90) days or less for a cost of less than $500,000;

(vi)          any Contract under which Voyage Holdings or its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $250,000;

(vii)         any settlement, conciliation or similar Contract with any Governmental Authority or pursuant to which Voyage Holdings or its Subsidiaries will have any monetary obligation in excess of $250,000 or any material non-monetary obligation after the date of this Agreement;

(viii)        any Contract (A) providing for Voyage Holdings or its Subsidiaries to be an exclusive or preferred provider of any product or service to any Person or that otherwise involves the granting by any Person to Voyage Holdings or its Subsidiaries of exclusive or preferred rights of any kind, (B) granting to any person a right of first refusal or right of first offer on the sale of any part of Voyage

Holdings or its Subsidiaries’ assets or (C) containing a provision of the type commonly referred to as “most favored nation” provision;

(ix)          any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by Voyage Holdings or its Subsidiaries in an amount in excess of $75,000 individually or $150,000 in the aggregate;

(x)           any Contract providing for Voyage Holdings or its Subsidiaries to make any material capital contribution to, or other investment in, any Person; or

(xi)          any other Contract, lease or license, in each case not included in clauses (i)-(x) foregoing or set forth on Schedule 3.13(a), to which Voyage Holdings or its Subsidiaries is a party or by or to which any of its assets are bound or subject, which provides for future payments by or to Voyage Holdings or its Subsidiaries in excess of $500,000 per annum and is not terminable by Voyage Holdings or its Subsidiaries upon notice of ninety (90) days or less for a cost of less than $500,000 (other than warranty obligations in the Ordinary Course of Business, purchase orders, and Leases).

(b)           Voyage Holdings has delivered to, or made available for inspection by, Buyer a copy of each Material Contract (including all exhibits thereto and all amendments, waiver or other changes thereto existing on the date hereof). Except as disclosed on Schedule 3.13(b), each of Voyage Holdings and its Subsidiaries and, to the Knowledge of Voyage Holdings, each other party thereto (i) has performed in all material respects all obligations required to be performed by it as of the date hereof under the Material Contracts to which it is a party, and (ii) is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Each of the Material Contracts is in all material respects a valid and legally binding obligation of Voyage Holdings and its Subsidiaries, as applicable, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles). Except as set forth on Schedule 3.13(b), (A) Voyage Holdings has received no notice of termination or non-renewal or material modification of any Material Contract, and (B) during the past twelve (12) months, there have been no material disputes with respect to any Material Contract.

Section 3.14          Insurance. Schedule 3.14 lists each insurance policy maintained by Voyage Holdings and its Subsidiaries with respect to the material properties, assets, business, operations and employees of Voyage Holdings and its Subsidiaries.  With respect to each such insurance policy: (a) the policy is legal, valid, binding, and enforceable on Voyage Holdings or its Subsidiaries, as applicable, and in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation, termination or material denial or reduction of coverage or material premium increase has been received with respect to any such insurance policy, (b) neither Voyage Holdings nor any of its Subsidiaries is in breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or default under, or permit cancellation, termination, or material denial or reduction of coverage or material premium increase with respect to such policy, and to Voyage Holdings’ Knowledge no insurer has threatened the same, (c) none of Voyage Holdings or its Subsidiaries has received a notice of non-renewal from any of its material insurers, (d) neither Voyage Holdings nor any of its Subsidiaries has made any material claim under any such insurance policies as to which coverage has been disputed in writing (other than reservation of rights letters) by the applicable insurers and (e) such policy provides adequate insurance in such amounts and against such risks as the management of Voyage Holdings and its Subsidiaries reasonably has determined to be prudent in accordance with industry practices or as is required by Law.  Except as set forth on Schedule 3.14, none of Voyage Holdings or any of its Subsidiaries has any self-insurance or co-insurance programs.

Section 3.15          Litigation. Except as set forth on Schedule 3.15, there are no, and in the past three (3) years there has not been any, Actions (i) pending or, to the Knowledge of Voyage Holdings, threatened against or by Voyage Holdings or its Subsidiaries or any of their respective properties that would reasonably be expected to involve either (x) potential damages or payment obligations in excess of $250,000 individually, (y) any injunctive or other non-monetary relief against Voyage Holdings or any of its Subsidiaries or (z) allegations of any criminal charges against Voyage Holdings or any of its Subsidiaries or any of its current or former officers, directors, employees, consultants, agents or equityholders (in their capacity as such); or (ii) pending or, to the Knowledge of Voyage Holdings, threated against of their respective directors, officers or employees (in their capacity as such).

Section 3.16          Assets.

(a)           Ownership of Assets. Each of Voyage Holdings and its Subsidiaries has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contract, an enforceable leasehold interest in, or right to use, all of its material properties, rights and assets (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 3.12 (Intellectual Property)), whether real or personal and whether tangible or intangible (collectively, the “Assets”).

(b)           Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 3.12 (Intellectual Property)), whether real or personal, tangible or intangible, currently used in and material to the operation of the business of Voyage Holdings and its Subsidiaries as currently conducted and are sufficient to conduct such business as currently conducted in all material respects. All inventory of Voyage Holdings and its Subsidiaries is in all material respects in saleable or usable condition in the Ordinary Course of Business.

Section 3.17          Labor Matters.

(a)           Except as set forth on Schedule 3.17, none of Voyage Holdings nor any of its Subsidiaries is party to any collective bargaining agreement or other agreement or collective bargaining relationship with any labor union, works council, labor organization or employee representative, and none of the employees of Voyage Holdings or its Subsidiaries is represented by a labor union, works council, labor organization or employee representative. To the Knowledge of Voyage Holdings, there are no currently pending or threatened labor organizing activities with respect to employees of Voyage Holdings or any of its Subsidiaries and no such activities have occurred in the past three (3) years. Neither Voyage Holdings nor any of its Subsidiaries has in the past three (3) years experienced any strikes, work stoppages, slowdowns or other material labor disputes, and no such disputes are underway or, to the Knowledge of Voyage Holdings, threatened. Each of Voyage Holdings and its Subsidiaries has complied and is in compliance in all material respects with all Laws relating to employment and labor, including provisions thereof relating to wages, hours, equal opportunity, employment discrimination, harassment, disability rights, plant closure or mass layoff issues (including the WARN Act), affirmative action, employee and worker classification, leaves of absence, paid time off, occupational health and safety, workers compensation and unemployment insurance, collective bargaining, labor relations, immigration, and the payment and withholding of social security and other Taxes. There are, and in the past three (3) years there have been, no material Actions pending or, to the Knowledge of Voyage Holdings, threatened against Voyage Holdings or its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any Governmental Authority or arbitrator concerning or relating to any labor, safety or employment matters. Except as would not reasonably be expected to result in material Liability for Voyage Holdings or any of its Subsidiaries: (i) each of Voyage Holdings and its Subsidiaries has fully and timely paid all wages, salaries, bonuses, commissions, wage premiums, fees and other compensation that has come due and payable to its current and former employees, independent contractors, and other individual service providers pursuant to any Law, Contract, company policy, or otherwise and (ii) neither Voyage Holdings nor any of its Subsidiaries is subject to any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation, and (iii) each individual who has provided services to Voyage Holdings or any of its Subsidiaries within the past three (3) years and who was classified and treated as an independent contractor or exempt employee was properly classified and treated as such for purposes of all applicable Laws.

(b)           Each of Voyage Holdings and its Subsidiaries has investigated or reviewed all sexual harassment or other harassment, discrimination, retaliation, or material policy violation allegations (that were made in writing, orally to an officer or through any applicable grievance procedure) of which they had Knowledge in the past three (3) years. With respect to each such allegation with potential merit, each of Voyage Holdings and its Subsidiaries has taken corrective action that is reasonably calculated to prevent further improper action.

(c)           To the Knowledge of Voyage Holdings, no current or former employee or independent contractor of Voyage Holdings or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to Voyage Holdings or any of its Subsidiaries or (ii) to any third party with respect to such individual’s right to be employed or engaged by Voyage Holdings or any of its Subsidiaries.

Section 3.18          Employee Benefits.

(a)           Schedule 3.18 contains a complete and correct list of each material Employee Benefit Plan. With respect to each Employee Benefit Plan, the Sellers have provided to Buyer true copies of all material documents pursuant to which such Employee Benefit Plan is maintained or administered.

(b)           Each Employee Benefit Plan has been established, funded, maintained and administered in material compliance with its terms and applicable Laws. Any Employee Benefit Plan that is intended be “qualified”, within the meaning of Section 401(a) of the Code, meets all requirements for qualification under Section 401(a) of the Code and has received or may rely upon a current favorable determination letter from the IRS.

(c)           Each of Voyage Holdings and its Subsidiaries has made all contributions, distributions, reimbursements, accruals and premium payments with respect to each Employee Benefit Plan in a timely fashion in accordance with the terms of each Employee Benefit Plan and applicable Laws, or if not yet due, such contributions, distributions, reimbursements, accruals, and premium payments have been properly accrued.

(d)           None of Voyage Holdings and its Subsidiaries has any current or contingent Liability or obligation (including by reason of being a single employer under Section 414 of the Code with any other Person) with respect to or under any: (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). None of Voyage Holdings and its Subsidiaries has any obligation to provide retiree or post-termination health, life or other welfare-type benefits to any Person other than as required under Section 4980B of the Code or similar state law.  None of Voyage Holdings or any of its Subsidiaries has any current or contingent Liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(e)           None of Voyage Holdings and its Subsidiaries or current or former employee, officer or director has engaged in, and to the Knowledge of Voyage Holdings, no other Person has engaged in, any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan, and there has been no breach of fiduciary duty (as determined under ERISA) that would subject any such Person to any material Tax, Liability or penalty imposed by ERISA or the Code. None of Voyage Holdings and its Subsidiaries has incurred (whether or not assessed) any Tax or other Liability under the Patient Protection and Affordable Care Act or Section 4980B, 4980D or 4980H or 6721 or 6722 of the Code.

(f)            There is no pending or, to the Knowledge of Voyage Holdings, threatened Action (other than any routine claim for benefits) with respect to any Employee Benefit Plan.

(g)           Without limiting the generality of the foregoing provisions of this Section 3.18, with respect to each Employee Benefit Plan established or maintained outside of the United States for the benefit of employees or individual service providers of Voyage Holdings or its Subsidiaries residing outside of the United States (each a “Foreign Benefit Plan”): (i) all employer and employee contributions required by applicable Law or the terms of such Foreign Benefit Plan have been timely made, or if applicable, accrued in accordance with normal accounting practices; (ii) no Foreign Benefit Plan is a defined benefit pension plan; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Authority.

(h)           Except as set forth on Schedule 3.18, none of the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event) would (i) result in any compensation or benefit becoming due to any current or former employee, officer, director or other service provider of Voyage Holdings or any of its Subsidiaries in any material respect; (ii) accelerate the time of payment or vesting, or trigger any payment or funding, or increase the amount or value, of any compensation or benefits with respect to any current or former employee, officer, director or other service provider of Voyage Holdings or any of its Subsidiaries under any Employee Benefit Plan or otherwise in any material respect; (iii) result in any forgiveness of indebtedness of any current or former employee, officer, director or other service provider of Voyage Holdings or any of its Subsidiaries in any material respect.

(i)            No amount or benefit would be paid or received as part of a contract, arrangement or plan or otherwise that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Law).

(j)            Any plan, program, agreement or arrangement of Voyage Holdings or any of its Subsidiaries that is or forms part of a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d) of the Code) has been administered, documented and maintained in accordance with Section 409A of the Code and the rules and regulations promulgated thereunder in all material respects, such that no material Tax or interest will be due and owing after the Closing in respect of such arrangement failing to be in compliance therewith.

(k)           Neither Voyage Holdings nor any of its Subsidiaries have any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code in any material respect.

Section 3.19          Environmental Matters.

(a)           Voyage Holdings and its Subsidiaries are, and for the past three (3) years have been, in compliance with Environmental Requirements in all material respects.

(b)           Voyage Holdings and its Subsidiaries possess all permits, registrations, authorizations, and licenses required pursuant to Environmental Requirements for their operations in all material respects in the Ordinary Course of Business (the “Environmental Permits”). Voyage Holdings and its Subsidiaries are, and for the past three (3) years have been, in compliance with all such Environmental Permits in all material respects.

(c)           Neither Voyage Holdings nor its Subsidiaries (nor any other Person for whom Voyage Holdings or its Subsidiaries may have Liability) have treated, stored, transported, disposed of, arranged for disposal of, caused or allowed an unpermitted release of, or exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substances, including on the Leased Real Property, except in each case as would not give rise to material Liability to Voyage Holdings or any of its Subsidiaries.

(d)           Voyage Holdings and its Subsidiaries have not received any written notice, and there is no Action pending or, to the Knowledge of Voyage Holdings, threatened in writing against Voyage Holdings or its Subsidiaries, in each case regarding any material violation of or material Liability under Environmental Requirements.

(e)           Sellers and Voyage Holdings and its Subsidiaries have made available to Buyer all Phase I and Phase II Environmental Site Assessment reports, environmental audits, and similar environmental, health and safety reports relating to their current or former properties or operations which are in their possession or under their reasonable control.

Section 3.20          Affiliate Transactions. Except as set forth on Schedule 3.20, no equityholder, director or officer of Voyage Holdings or its Subsidiaries, or any Affiliate or family member of the foregoing has any Contract with Voyage Holdings or any of its Subsidiaries or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to Voyage Holdings or its Subsidiaries, except solely in the Ordinary Course of Business in such Person’s capacity as an equityholder, director or officer, as applicable. All items set forth on Schedule 3.20 will be terminated at or prior to the Closing, other than the Non-Released Matters.

Section 3.21          No Undisclosed Liabilities. Except as set forth on Schedule 3.21, Voyage Holdings and its Subsidiaries do not have any material Liabilities or obligations except for Liabilities and obligations (a) expressly set forth on, or reserved against in, the Unaudited Financial Statements, (b) disclosed in this Agreement or the Disclosure Schedules hereto or (c) incurred in the Ordinary Course of Business subsequent to the Reference Balance Sheet Date (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of applicable Law, claim or lawsuit).

Section 3.22          Customers and Suppliers. Schedule 3.22 contains a list of (a) the top ten (10) customers (based on gross sales) and (b) the top ten (10) suppliers (based on gross expenditures, including payments to co-manufacturers) of Voyage Holdings and its Subsidiaries, collectively, in each case, as of the twelve (12) month period ended on the Reference Balance Sheet Date. Voyage Holdings and its Subsidiaries have not received any notification that any of the customers or suppliers identified on Schedule 3.22 will materially cease doing business with Voyage Holdings or its Subsidiaries or otherwise materially modify the terms of its commercial arrangements with Voyage Holdings and its Subsidiaries. As of the date of this Agreement, and since June 30, 2018, there have been no material disputes between Voyage Holdings and its Subsidiaries and any of the customers or suppliers identified on Schedule 3.22. Except as set forth on Schedule 3.22, none of customers listed therein has notified Voyage Holdings or any of its Subsidiaries of any intention or plan to remove any of Voyage Holdings’ or its Subsidiaries’ products from its shelf in store(s) or listings online in any material respect, reduce in any material respect any shelf space currently allocated to Voyage Holdings’ or its Subsidiaries’ products or otherwise reduce in any material respect the number or types of Voyage Holdings’ or its Subsidiaries’ products that such customer will carry in any material respect.

Section 3.23          Product Liability; Product Warranty. Except as set forth on Schedule 3.23, as of the date of this Agreement, Voyage Holdings and its Subsidiaries are not, and for the prior three (3) year period have not been, a party to any Action, and, to the Knowledge of Voyage Holdings, there is not any threatened Action, in each case, relating to alleged defects in the products produced or sold by Voyage Holdings or its Subsidiaries in the prior three (3) years or the failure of any such products to meet the warranty specifications applicable thereto, except where such defects or failure to meet warranty specifications would not have a Material Adverse Effect. There are no pending, or to the Knowledge of Voyage Holdings, threatened recalls for the products of Voyage Holdings or its Subsidiaries, other than product returns in the Ordinary Course of Business. As of the date of this Agreement, there are no material Liabilities for warranty or other claims or returns with respect to any products produced or sold by Voyage Holdings or its Subsidiaries relating to any such product defects that are not expressly reserved for in the Financial Statements. For the prior three (3) years, the products produced or sold by Voyage Holdings or its Subsidiaries have been in material conformity with all applicable contractual commitments and all express and implied warranties.

Section 3.24          Privacy and Data Security. Voyage Holdings and its Subsidiaries (a) have in place commercially reasonable, written (i) internal information security and data privacy policies and (ii) publically available information privacy policies, and (b) are, and for the past three (3) years have been, in compliance in all material respects with Privacy and Data Security Requirements (including with respect to such Privacy and Data Security Requirements regarding the collection, dissemination, safeguarding, and use of Personal Information). There has been no (A) material loss of, or intentional and unauthorized access, use, disclosure, unauthorized acquisition, destruction, damage, loss, corruption, alteration, or modification of, any Personal Information or Confidential Business Data maintained, controlled, processed, stored or owned by Voyage Holdings or its Subsidiaries, (B) incidents of data security breaches, unauthorized access or use of any of the Business Systems, or (C) notice received by or concerning Voyage Holdings or its Subsidiaries relating to, or alleging a violation of, Privacy and Data Security Requirements by Voyage Holdings or its Subsidiaries. Neither Voyage Holdings nor any of its Subsidiaries are subject to any ongoing losses or ongoing Liabilities as a result of any privacy or data security incident or violation of Privacy and Data Security Requirements. The transactions contemplated by this Agreement will not result in any material liabilities in connection with any Privacy and Data Security Requirements.

Section 3.25          Food Law Compliance.

(a)           Except as set forth on Schedule 3.25(a), for the past three (3) years, Voyage Holdings and its Subsidiaries have not introduced into commerce any product that is adulterated or misbranded in any material respect, as those terms are defined in the Food Laws, does not have in its inventory products that are adulterated or misbranded in any material respect, have not caused any product in commerce to become adulterated or misbranded in any material respect, and have not committed a “prohibited act”, as that term is used under Food Laws, in any material respect.

(b)           Except as set forth on Schedule 3.25(b), the food products manufactured or distributed by or for Voyage Holdings or its Subsidiaries during the past three (3) years,  have been produced, manufactured, labeled, held and packaged in compliance in all material respects with all applicable regulations of the FDA and any other Governmental Authority with jurisdiction, including, as applicable the FDA’s regulations for Current Good Manufacturing Practices for Dietary Supplements, Hazard Analysis and Risk Based Preventive Controls for Food for Humans and Animals, Foreign Supplier Verification Program, Sanitary Transportation of Food, Mitigation Strategies to Protect Food Against Intentional Adulteration, nutrition labeling, and claims requirements.  During the past three (3) years, all food products manufactured by or for Voyage Holdings or its Subsidiaries were, to the extent applicable and in all material respects, manufactured in a facility registered at all times with the FDA (such registration having been renewed bi-annually), operating under a grant of inspection from USDA’s Food Safety and Inspection Service, or otherwise appropriately registered with all Governmental Authorities with jurisdiction.

(c)           Voyage Holdings and its Subsidiaries possess a reasonable basis (as that term is defined by the FDA and the FTC) for all claims made about the food products marketed by Voyage Holdings or its Subsidiaries during the past three (3) years, including competent and reliable scientific evidence for any health benefit claims for such products.

(d)           Except as disclosed on Schedule 3.25(d), during the past three (3) years, Voyage Holdings and its Subsidiaries have not initiated or conducted a product recall, withdrawal, recovery, or any other action to quarantine or remove product from the marketplace, including as a result of or relating to an actual or alleged lack of product safety or failure to adhere to any applicable regulatory requirement.  To the Knowledge of Voyage Holdings and its Subsidiaries, there are no facts or circumstances that would cause any Governmental Authority to request or require a product recall, withdrawal, recovery or other action to quarantine or remove any product manufactured by Voyage Holdings or its Subsidiaries from the marketplace.

(e)           Except as disclosed on Schedule 3.25(e), during the past three (3) years, Voyage Holdings and its Subsidiaries have not received any written statement, warning, notice, inspection report, complaint or any other document from a Government Authority providing notice that Voyage Holdings or its Subsidiaries may be in violation of any Food Law in any material respect, and to the Knowledge of Voyage Holdings and its Subsidiaries, no Governmental Authority is currently investigating Voyage Holdings or its Subsidiaries with regard to any non-compliance with any Food Law in any material respect.

Section 3.26          International Trade; Anti-Corruption.

(a)           Neither Voyage Holdings nor any of its Subsidiaries nor any of their respective officers, managers, employees or, to the Knowledge of Voyage Holdings, agents or third-party representatives is currently or has in the last three (3) years been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of any Sanctions Laws or Ex-Im Laws. No product of Voyage Holdings or its Subsidiaries requires a license from any Governmental Authority for sale or export to any jurisdiction or end-user that is not otherwise subject to Sanctions Laws or Ex-Im Laws.

(b)           In the last three (3) years, neither Voyage Holdings nor any of its Subsidiaries nor any of their respective officers, managers, employees or, to the Knowledge of Voyage Holdings, agents or third-party representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (ii) has established or maintained, or is maintaining  any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) has violated or is violating Anti-Corruption Laws, or (v) has, directly or indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any Government Official or any other Person, in each case of (i) - (v), in connection with or relating to the business of Voyage Holdings.

(c)           Neither Voyage Holdings, its Subsidiaries nor any of their respective officers, managers, employees or, to the Knowledge of Voyage Holdings, agents or third-party representatives is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority, or has conducted any internal investigation, regarding any offense or alleged offense under Sanctions Laws, Ex-Im Laws or Anti-Corruption Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and to the Knowledge of Voyage Holdings, no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

Section 3.27          No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS Article III (AND IN ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE WITH RESPECT THERETO DELIVERED HEREUNDER OR THEREUNDER), NONE OF VOYAGE HOLDINGS, ITS SUBSIDIARIES, NOR ANY OTHER PERSON ACTING ON BEHALF OF VOYAGE HOLDINGS OR ITS SUBSIDIARIES MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED. VOYAGE HOLDINGS ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN Article V, NEITHER OF BUYER, NOR ANY OTHER PERSON ACTING ON BEHALF OF BUYER MAKES ANY REPRESENTATION OR WARRANTY TO VOYAGE HOLDINGS, EXPRESS OR IMPLIED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VMG BLOCKER

As a material inducement to Buyer to enter into this Agreement, VMG Blocker represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 4.01          Organization of VMG Blocker. VMG Blocker is a corporation duly incorporated and validly existing under the Laws of Delaware.

Section 4.02          Authorization of Transaction; Binding Effect.

(a)           VMG Blocker has full corporate power and authority to own, lease and operate its assets and to carry on its business as is presently conducted. VMG Blocker has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by VMG Blocker and the performance by VMG Blocker of its obligations hereunder have been duly authorized by all requisite corporate action. VMG Blocker has made available to Buyer a true, complete and correct copy of its articles of incorporation and bylaws, each as in effect on the date of this Agreement (“VMG Blocker Organizational Documents”), and VMG Blocker is not in violation of any of the VMG Blocker Organizational Documents.

(b)           This Agreement has been duly executed and delivered by VMG Blocker and constitutes the valid and legally binding obligation of VMG Blocker, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 4.03          Noncontravention. Except for the HSR Clearance and as set forth on Schedule 4.03, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the VMG Blocker Organizational Documents, (ii) assuming compliance by Voyage Holdings and its Subsidiaries with Section 3.03 (Noncontravention) and by Buyer with Section 6.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which VMG Blocker is subject, (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any Material Contract or Lease, or (iv) result in the creation or imposition of a Lien (other than a Permitted Lien) on any asset of VMG Blocker, except, in the case of clauses (ii) through (iv) where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, have a material effect on VMG Blocker, take as a whole. Except for the HSR Clearance, to the Knowledge of VMG Blocker, the execution and delivery of this Agreement by VMG Blocker does not require any consent or approval of any Governmental Authority, except for consents or approvals the failure of which to obtain would not reasonably be expected to be material to VMG Blocker.

Section 4.04          Capitalization. The entire authorized, issued and outstanding share capital of VMG Blocker as of the date hereof are set forth on Schedule 4.04. All of the issued and outstanding Shares of VMG Blocker are validly issued, fully paid, non-assessable, free and clear of any Liens (other than a Permitted Liens) and, as of the date hereof, are held of record by VMG Tax-Exempt II, L.P. as set forth on the Allocation Schedule. Except as set forth on Schedule 4.04, there is no Contract pursuant to which VMG Blocker has granted any warrant, right, option, conversion privilege, share purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of its share capital or other securities convertible into or exchangeable for share capital of VMG Blocker (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right.

Section 4.05          Subsidiaries. VMG Blocker has no Subsidiaries and was formed for the sole purpose of holding an indirect equity interest in Voyage Holdings. Other than the ownership of equity interests as described in Section 4.09(a), VMG Blocker does not own an equity interest in any Person. Following the VMG Equity Reorganization, and immediately prior to the Closing, VMG Blocker will own 16,825 Class A Units and 16,825 Class C Units in Voyage Holdings (and no other membership interest in Voyage Holdings).

Section 4.06          Broker’s Fees. Except for the fees and expenses of J.P. Morgan Securities LLC, VMG Blocker does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents to which it is a Party for which Buyer could become liable or obligated.

Section 4.07          Financial Statements.

(a)           Schedule 4.07(a) sets forth the unaudited balance sheet of VMG Blocker as of December 31, 2018 for the fiscal year ended on such date (the “VMG Blocker Financial Statements”). The VMG Blocker Financial Statements present fairly the financial position of VMG Blocker as of the date thereof and for the period covered thereby in all material respects, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

(b)           Except as set forth on Schedule 4.07(b), on the Closing Date, VMG Blocker will have no Liabilities other than fees and expenses of advisors and Income Tax Liabilities in respect of its then existing direct ownership interest in Voyage Holdings and Liabilities and obligations under this Agreement.

Section 4.08          VMG Blocker Tax Matters.  Except as set forth on Schedule 4.08:

(a)           All Income Tax Returns and other material Tax Returns required to be filed by VMG Blocker have been properly filed with the appropriate Governmental Authorities and all such Tax

Returns are true, correct, and complete in all material respects. All Income Taxes and other material Taxes due and payable by VMG Blocker, whether or not shown on any such Tax Return, have been timely paid.

(b)           VMG Blocker is not currently the beneficiary of any extension of time within which to file any Tax Return.

(c)           There are no Liens for any Taxes (other than Liens for Taxes not yet due and payable) on any of the properties or assets of VMG Blocker.

(d)           All material Taxes that VMG Blocker was required to withhold or collect have been withheld or collected and have been paid over in the appropriate amounts to the proper Governmental Authorities.

(e)           VMG Blocker has not received any written notice of reassessment, deficiency, claim, adjustment or proposed adjustment or any other written notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn in writing, and there are no pending or current audits, examinations, or administrative or judicial proceedings regarding any Taxes of VMG Blocker.

(f)            VMG Blocker has no current waivers or extensions in effect with respect to any statute of limitations in respect of any Taxes or has agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied.

(g)           VMG Blocker (i) is not and has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(h)           VMG Blocker is, and at all times since its formation has been, taxable as a corporation for U.S. federal and all applicable state and local income Tax purposes.

(i)            As of the close of the Closing Date, the aggregate amount of accrued and unpaid Taxes of VMG Blocker (being Taxes not yet due and payable) will not exceed the aggregate amount of Taxes included in the final computation of Indebtedness, Transaction Expenses and Working Capital.

(j)            VMG Blocker has not changed or revoked any annual accounting period or method of accounting, made, changed or revoked any Tax election, filed any amended Tax Return, entered into any closing agreement, settled or abandoned any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or taken any similar action, in each case to the extent such action would increase the amount of Taxes of VMG Blocker or the Buyer or any of its Affiliates after the Closing Date.

(k)           VMG Blocker has not been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(l)            Within the past three (3) years, no written claim has been made by an authority in a jurisdiction where VMG Blocker does not file Tax Returns that VMG Blocker is or may be subject to taxation by, or may be required to file Tax Returns in, that jurisdiction.

(m)          VMG Blocker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, a method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions occurring, or any excess loss account existing, on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i). VMG Blocker will not be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(n)           VMG Blocker is not a party to or bound by any Tax allocation, Tax sharing, Tax indemnification or similar agreement (other than customary commercial agreements entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes).

(o)           At all times following the Blocker Unit Distribution, VMG Blocker will own not more than 8% of the aggregate value of the membership interests in Voyage Holdings.

(p)           VMG Blocker has not engaged in or participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and the applicable Treasury Regulations thereunder.

Section 4.09          No Other Business. VMG Blocker has never (a) carried on any business  other than being engaged, (i) until the consummation of the VMG Equity Reorganization, as a holder of equity interests in VMG Splitter and, (ii) pursuant to and following the VMG Equity Reorganization, as a holder of equity interests in VMG Holdco and Voyage Holdings, (b) had any employees, contractors or Employee Benefits Plans and (c) held any property or assets or any interests therein of any nature or kind whatsoever other than the equity interests described in clause (a) above. Other than (x) the VMG Blocker Organizational Documents, (y) the organizational documents of those Persons in whom VMG Blocker owns an equity interest as described in clause (a) above and (z) this Agreement and any other agreement entered into in connection herewith to which VMG Blocker is a party, VMG Blocker is not party to any Contracts.

Section 4.10          Legal Compliance. VMG Blocker is and for the past three (3) years has been in compliance in all material respects with all Laws applicable to VMG Blocker, including such Laws that require it to possess permits, licenses, registrations and authorizations of Governmental Authorities for the operation of its business.

Section 4.11          No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS Article IV (AND IN ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE WITH RESPECT THERETO DELIVERED HEREUNDER OR THEREUNDER), NONE OF VMG BLOCKER NOR ANY OTHER PERSON ACTING ON BEHALF OF VMG BLOCKER MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED. VMG BLOCKER ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN Article V, NEITHER OF BUYER, NOR ANY OTHER PERSON ACTING ON BEHALF OF BUYER MAKES ANY REPRESENTATION OR WARRANTY TO VMG BLOCKER, EXPRESS OR IMPLIED.

ARTICLE V
REPRESENTATION AND WARRANTIES OF THE SELLERS

As a material inducement to Buyer to enter into this Agreement, each Seller represents and warrants to Buyer, solely as to itself, as of the date hereof and as of the Closing Date, as follows:

Section 5.01          Organization. If such Seller is an entity, such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, as applicable. If such Seller is an entity, such Seller is duly qualified or licensed as a foreign corporation to do business and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 5.02          Authorization of Transaction; Binding Effect.

(a)           Such Seller has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Seller and the performance by such Seller of its obligations hereunder have been duly authorized by all requisite limited liability company or corporate action, as applicable.

(b)           This Agreement has been duly executed and delivered by such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 5.03          Noncontravention. Except for the HSR Clearance, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) in the case of any entity, violate any provision of such Seller’s certificate of formation, limited liability company agreement, certificate of incorporation or bylaws, as applicable, (ii) assuming compliance by Voyage Holdings with Section 3.03 (Noncontravention), by VMG Blocker with Section 4.03 (Noncontravention) and by Buyer with Section 6.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which such Seller is subject, (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any Contract to which such Seller is a party, or (iv) result in the creation or imposition of a Lien (other than a Permitted Lien) on any asset of such Seller, except, in the case of clauses (ii) through (iv), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, have or reasonably be expected to have a material effect on such Seller’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents on or prior to the Outside Date. Except for the HSR Clearance, the execution and delivery of this Agreement by such Seller does not require any consent or approval of any Governmental Authority, except for consents or approvals the failure of which to obtain would not have or would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents on or prior to the Outside Date.

Section 5.04          Ownership of Stock and Units. Such Seller is the record owner of the Stock and Units set forth on Schedule 5.04 opposite such Seller’s name, and has good and marketable title to such Stock and Units, as applicable, free and clear of any and all Liens, other than restrictions under applicable securities Laws. At the Closing, such Seller’s Stock and Units, as applicable, will be sold, transferred and conveyed to Buyer (and following the Closing, Buyer shall have good and marketable title to such Stock and Units), subject to the terms of this Agreement and pursuant to the procedures set forth in this Agreement, in each case, free and clear of all Liens, other than restrictions under applicable securities Laws.

Section 5.05          Litigation. Such Seller is not a party to any Action, nor to the knowledge of such Seller, is any Action threatened in writing against such Seller, except as would not reasonably be expected to have a material adverse effect on such Seller’s ability to perform under this Agreement or the other agreements contemplated hereby or to consummate the transactions contemplated hereby or thereby on or prior to the Outside Date.

Section 5.06          Broker’s Fees. Except for the fees and expenses of J.P. Morgan Securities LLC, such Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents to which it is a Party for which Buyer could become liable or obligated.

Section 5.07          No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS Article V (AND IN ANY OTHER TRANSACTION DOCUMENT OR ANY CERTIFICATE WITH RESPECT THERETO DELIVERED HEREUNDER OR THEREUNDER), NONE OF THE SELLERS, THE SELLERS’ REPRESENTATIVE, NOR ANY OTHER PERSON ACTING ON BEHALF OF ANY OF THE SELLERS OR THE SELLERS’ REPRESENTATIVE MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED. BUYER ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN Article III AND Article IV (AND ANY CERTIFICATE WITH RESPECT THERETO DELIVERED HEREUNDER), NONE OF THE SELLERS, THE SELLERS’ REPRESENTATIVE, THE TARGET COMPANIES, NOR ANY OTHER PERSON ACTING ON BEHALF OF ANY OF THE SELLERS OR THE SELLERS’ REPRESENTATIVE MAKES ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers and the Target Companies to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants to the Sellers and the Target Companies, as of the date hereof and as of the Closing Date, as follows:

Section 6.01          Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.

Section 6.02          Authorization of Transaction; Binding Effect.

(a)           Buyer has full organizational power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations hereunder have been duly authorized by all requisite organizational action.

(b)           This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 6.03          Noncontravention. Except for the HSR Clearance, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of Buyer, (ii) assuming compliance by Voyage Holdings with Section 3.03 (Noncontravention), by VMG Blocker with Section 4.03 (Noncontravention) and by the Sellers with Section 5.03 (Noncontravention), violate any Law or other restriction of any Governmental

Authority to which Buyer is subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which Buyer is a party or by which its assets are bound, except, in the case of clauses (ii) and (iii), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, have or reasonably be expected to have a material effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents on or prior to the Outside Date. Except for the HSR Clearance, to the knowledge of Buyer, the execution and delivery of this Agreement by Buyer do not require any consent or approval of any Governmental Authority.

Section 6.04          Broker’s Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party for which the Target Companies (prior to the Closing) or the Sellers could become liable or obligated.

Section 6.05          Financing. Buyer has delivered to the Target Companies, Sellers’ Representative and the VMG Sellers a true and complete copy of a debt commitment letter, dated and as in effect as of the date hereof, between each of Barclays Bank PLC and the other banks party thereto and Buyer (the “Debt Commitment Letter”) regarding the amounts set forth therein for the purposes of financing the transactions contemplated hereby and related fees and expenses, and the related fee letters (in a customarily redacted form) and any related exhibits, annexes and schedules (such financing, the “Debt Financing”). There are no side letters or other agreements, contracts or arrangements to which Buyer is a party which are related to the funding or investing, as applicable, of the Debt Financing that could reasonably be expected to adversely affect the availability of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Assuming the Debt Financing is funded in accordance with the terms of the Debt Commitment Letter and the accuracy in all material respects of the Target Companies’ and Sellers’ representations and warranties hereunder, as of the date hereof the aggregate proceeds to be disbursed pursuant to the Debt Financing, together with all other sources of immediately available funds of Buyer, will be sufficient to allow Buyer to (x) make the Closing Payment, and (y) satisfy all other obligations of Buyer hereunder required to be paid in cash, including all related fees and expenses in connection with this Agreement on the Closing Date.  The obligations of the financing sources to fund the commitments under the Debt Commitment Letter are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid as of the date of this Agreement. As of the date hereof, the Debt Commitment Letter (i) has not been amended or modified, no such amendment or modification is pending or contemplated as of the date hereof (except for amendments to add additional financing sources thereto or pursuant to potential market flex terms or as otherwise permitted by the terms of this Agreement), (ii) has not been withdrawn, terminated or rescinded in any respect and (iii) is in full force and effect, constitute the legal, valid and binding obligations of Buyer and, to Buyer’s knowledge, the other parties thereto, in accordance with the terms and conditions thereof, except to the extent that enforceability may be limited by (x) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (y) the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Assuming the accuracy of the Target Companies’ and Sellers’ representations and warranties hereunder, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or to the knowledge of Buyer, any other parties thereto, under the Debt Commitment Letter, or a failure of any condition to the Debt Financing or otherwise result in any portion of the Debt Financing being unavailable on the Closing Date. Buyer acknowledges that it is not a condition precedent to Closing that Buyer obtain financing pursuant to any or all of the Debt Financing or from any other source for or related to any of the transactions contemplated hereby.

Section 6.06          Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened against or affecting Buyer, at law or in equity, which would reasonably be expected to adversely affect Buyer’s ability to perform under this Agreement or the other agreements contemplated hereby or to consummate the transactions contemplated hereby or thereby on or prior to the Outside Date.

Section 6.07          Investment Intent; Restricted Securities. Buyer is purchasing the Stock and Units solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Stock or Units, or dividing its participation herein with others. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer understands and acknowledges that (a) none of the Stock or Units have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) none of the Stock or Units is traded or tradable on any securities exchange or over-the-counter, and (c) the Stock and Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Buyer will not transfer or otherwise dispose any of the Stock or Units acquired hereunder or any interest therein in any manner that may cause Buyer to be in violation of the Securities Act or any applicable state or foreign securities Laws.

Section 6.08          Assets and Operations. Substantially all of the assets reflected in the balance sheet included in the filings with the SEC of SMPL are owned by Buyer and Buyer’s direct or indirect Subsidiaries.

Section 6.09          Inspection; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors experienced in the evaluation and purchase of companies such as the Target Companies as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer has received all materials relating to the business of the Target Companies which it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Target Companies and the Sellers hereunder or to otherwise evaluate the merits of the transactions contemplated hereby. Buyer acknowledges that the Target Companies have given Buyer such access to the key employees, documents and facilities of the Target Companies and its Subsidiaries (if any) as Buyer, in its sole discretion, has determined to be necessary or desirable for purposes of Buyer’s evaluation, negotiation and implementation of the transactions contemplated hereby. The Target Companies, their Subsidiaries, the Sellers and their Representatives have answered to Buyer’s satisfaction all inquiries that Buyer or its Representatives have made concerning the business of the Target Companies and their Subsidiaries or otherwise relating to the transactions contemplated hereby. Buyer agrees that, at the Closing, it shall accept the Stock and Units and the Target Companies and their Subsidiaries in the condition they are in based upon Buyer’s own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Target Companies, their Subsidiaries or the Sellers, except as expressly set forth in this Agreement or any certificate delivered by such Persons hereunder. Without limiting the generality of the foregoing, Buyer acknowledges that none of the Target Companies, their Subsidiaries nor the Sellers make any representation or warranty with respect to (a) any projections, forward-looking estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Target Companies or their

Subsidiaries, or the future business and operations of the Target Companies or their Subsidiaries, or (b) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Target Companies or their Subsidiaries, or their business, assets, Liabilities or operations, in each case, except as expressly set forth in this Agreement or any certificate delivered by such Persons hereunder. Notwithstanding anything to the contrary, nothing shall limit or impair any Person’s remedies or rights, or be deemed to be a waiver of, any claims related to Fraud.

Section 6.10          No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS Article VI (AND ANY CERTIFICATE WITH RESPECT THERETO DELIVERED HEREUNDER), NEITHER BUYER NOR ANY OTHER PERSON ACTING ON BEHALF OF BUYER MAKES ANY REPRESENTATION OR WARRANTY TO THE SELLERS, EXPRESS OR IMPLIED.

ARTICLE VII
PRE-CLOSING COVENANTS

Section 7.01          Operation of Business. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 10.01 (Termination), except as otherwise contemplated by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, the Target Companies shall conduct the business of the Target Companies and their respective Subsidiaries in the Ordinary Course of Business and in compliance in all material respects with applicable Laws and Material Contracts, including by using commercially reasonable efforts to maintain and preserve in all material respects the Target Companies’ and their respective Subsidiaries goodwill and business organization, material assets and properties, business relationships with material customers, suppliers, key employees and others having material business dealings with the Target Companies and their respective Subsidiaries. Without limiting the generality of the foregoing, from the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 10.01 (Termination), except as otherwise contemplated by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, the Target Companies and their respective Subsidiaries shall not (i) change or revoke any accounting period or method of accounting, make, change or revoke any Tax election, file any amended Tax Return, enter into any closing agreement, settle, abandon or prosecute any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, which together would be material to the Target Companies taken as a whole, (ii) change its tax classification for U.S. federal income tax and other applicable tax purposes, or take any similar action, in each case in this clause (ii), to the extent such action could increase the amount of Taxes payable by any of the Target Companies, Buyer or any of their Affiliates after the Closing and (iii) take any of the following actions:

(a)           accelerate, terminate, modify in any material respect or cancel any Material Contract or Lease, or enter into any new Contract that would be a Material Contract or Lease had such agreement been in effect as of the date hereof, except for new Contracts for raw materials entered into in the Ordinary Course of Business that are less than $1,000,000 individually or in the aggregate;

(b)           other than in the Ordinary Course of Business, (i) increase the compensation (including bonuses) of any officer or employee or other service provider who is an individual and whose annual base salary is in excess of $175,000 per year; (ii) grant any bonus or other payments to any current or former employee, officer, director or other service provider (who is an individual) of Voyage Holdings and its Subsidiaries; (iii) except for unvested Class M Units (which unvested Class M Units will become fully vested immediately prior to the Closing) and the Transaction Bonuses, take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former employee, officer, director or other service provider (who is an individual) of Voyage Holdings and its Subsidiaries, (iv) increase in any material respect the coverage or benefits available under any Employee Benefit Plan; (v) amend, in any respect, terminate, or establish or adopt any Employee Benefit Plan; or (vi) hire or terminate (other than for cause) any employee, officer, director or other service provider (who is an individual) of Voyage Holdings and its Subsidiaries whose annual base salary is in excess of $175,000;

(c)           make any capital expenditure (or series of related capital expenditures) involving more than $250,000 individually, or more than $500,000 in the aggregate;

(d)           Other than acquisitions of raw materials involving payments by any Target Company made in the Ordinary Course of Business that are less than $500,000 individually or in the aggregate, make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (other than Voyage Holdings);

(e)           (i) split, combine, reclassify, or amend the terms of any Units, equity securities or other ownership interests of the Target Companies, (ii) issue, repurchase, redeem, cancel or otherwise acquire any shares of its equity interests or any securities convertible into or exchangeable for any of its equity interests, or make any other distributions to its shareholders, other than (A) dividends or distributions to pay taxes or otherwise required to be paid pursuant to the terms of its organizational documents, and (B) payments to VMG Partners II, LLC as management fees and/or expense reimbursement or (iii) enter into any agreement with respect to the voting of its Units, equity securities or other ownership interests;

(f)            grant any option or other rights to purchase or obtain any if its equity interests;

(g)           incur, assume, or guarantee any Indebtedness of any kind, other than Indebtedness that is incurred (i) in the Ordinary Course of Business or (ii) to fund tax distributions to the extent required to be paid in accordance with the terms of its organizational documents;

(h)           amend in any material respect the Voyage Holdings Organizational Documents;

(i)            dispose of any assets in excess of $250,000 individually and $500,000 in the aggregate, except for sales or dispositions of assets and sale of inventory in the Ordinary Course of Business;

(j)            announce, implement or effect any reduction in force, layoff or other program resulting in the termination of employment of employees, in each case, that would trigger the WARN Act;

(k)           negotiate, enter into, adopt, establish, amend, extend or terminate any collective bargaining agreement or other agreement with any labor union, works council, labor organization or other employee representative or recognized any labor union, works council, labor organization or employee representative as the bargaining representative for employees;

(l)            merge or consolidate with any Person or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(m)          acquire (including by merger, consolidation, reorganization, acquisition of stock or assets or otherwise), directly or indirectly, in whole or in part, any Person or such Person’s tangible assets, securities, real property or businesses (other than equipment, supplies, raw materials and inventory in the Ordinary Course of Business) or commit or otherwise agree to do any of the foregoing (including by entering into any letter of intent, memorandum or understanding, agreement in principle, merger agreement, acquisition agreement or similar Contract with respect to such transaction);

(n)           sell, assign, transfer, convey, lease, license or otherwise transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on, Voyage Holdings’ material tangible or intangible assets or any material portion thereof, securities, material properties (including any Leased Real Property), interests or businesses, other than sales of inventory;

(o)           settle, or offer or propose to settle, any Action (A) with amounts in controversy greater than $250,000 individually and $500,000 in the aggregate, (B) brought against Voyage Holdings or any of its respective directors, officers or employees (in their capacities as such) by a current or former equityholder or (C) made by or against any Governmental Authority;

(p)           make or provide any significant new product or service that has not been previously disclosed to Buyer prior to the date hereof, or launch or make any material change to the marketing practices or marketing strategies of Quest Nutrition, LLC;

(q)           make any change in Quest Nutrition, LLC’s policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration of the collection of accounts receivable or deferral of the payment of accounts payable, or make any wire down in the value of its inventory in a manner, in each case, that is outside of the Ordinary Course of Business; or

(r)            enter into any Contract, commitment or arrangement to do any of the actions referred to in clauses (a)-(q) above (except as otherwise required or permitted by the terms of this Agreement).

Section 7.02          Notices and Consents.

(a)           Subject to the terms and conditions of this Agreement, each Party shall cooperate fully with the other Parties and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated hereby, including by (i) obtaining (and cooperating with the other Parties in obtaining) any Governmental Authorizations required to be obtained in connection with the transactions contemplated hereby including under the HSR Act, and making any and all registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid any Action by, any Governmental Authority; (ii) promptly (and in no event later than five (5) Business Days after the date hereof) make all filings as required and request early termination of the applicable waiting period under the HSR Act, and thereafter, as soon as reasonably practicable, make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law; (iii) defending any Action, whether brought by a Governmental Authority or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, including by seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; and (iv) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.

(b)           The Parties will keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite Governmental Authorizations, including: (i) reasonably cooperating with the other Party in connection with filings under the HSR Act, including, with respect to the Party making a filing, (A)

providing copies of all such documents to the non-filing Party and its advisors prior to filing (except for HSR filings) and (B) if requested, considering all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to each other all information required for any application or other filing to be made pursuant to any Antitrust Law in connection with the transactions contemplated hereby; (iii) promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Governmental Authority with respect to the transactions contemplated hereby; (iv) permitting the other Party to review in advance and considering in good faith the views of one another in connection with any proposed communication with any Governmental Authority in connection with Proceedings under or relating to any Antitrust Law; (v) not participating in any meeting or discussion with any Governmental Authority in connection with Proceedings under or relating to any Antitrust Law unless it consults with the other Party in advance, and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meetings or discussions; and (vi) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with Proceedings under or relating to any Antitrust Law; provided that materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Target Companies, (B) as necessary to comply with Contracts, (C) as necessary to comply with applicable law, and (D) as necessary to address reasonable privilege or confidentiality concerns. If either Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as possible and after consultation with the other Party, an appropriate response to such request. Buyer will advise the Target Companies promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby, and will consider in good faith Seller’s views regarding such understanding, undertaking or agreement prior to making any proposal or offer.

(c)           Without limiting the generality of the provisions of this Section 7.02, the “reasonable best efforts” of Buyer shall include Buyer’s offer to take, and if such offer is accepted, Buyer’s agreement to take, at its own expense, all actions necessary to obtain the HSR Clearance and any other Governmental Authorization under any antitrust, competition, merger control or trade regulatory law, including negotiating and effecting by consent agreement or order, hold separate arrangement, undertaking or otherwise, the divestiture of assets, or any form of behavioral remedy, on such terms as may be required by any Governmental Authority. The “reasonable best efforts” of the Sellers and the Sellers’ Representative shall not require any Seller, the Sellers’ Representative, the Target Companies or any of their respective Affiliates to expend any money to obtain any consent required for consummation of the transactions contemplated hereby or to provide financing to Buyer for consummation of the transactions contemplated hereby.

(d)           All filing fees with any Governmental Authority under the HSR Act and any other applicable Antitrust Laws, together with any other fees payable to a Governmental Authority in connection with the transactions contemplated hereby, shall be borne by the Buyer.

Section 7.03          Access. From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 10.01 (Termination), the Sellers’ Representative and the VMG Sellers shall permit Representatives of Buyer (including financial, legal, auditors and other representatives) to have reasonable access during normal business hours and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Target Companies, to all offices, premises, properties, assets, executive officers, books, records, policies, contracts and documents of the Target Companies; provided, however, that the foregoing shall not apply with respect to any information the disclosure of which would, based on the advice of outside counsel, waive any attorney-

client privilege or be prohibited by applicable Law (provided that, in such case, the Target Companies shall provide notice to Buyer that such information is being withheld and shall use commercially reasonable efforts to provide such information in a manner that would not risk waiver of such attorney-client privilege or breach of such duty of confidentiality).

Section 7.04          Contact with Customers and Suppliers. From the date of this Agreement until the Closing, Buyer and Buyer’s Representatives shall not contact or communicate with the customers or suppliers of any Target Company or any of their Subsidiaries in connection with the transactions contemplated hereby or about any Target Company or any of their Subsidiaries in any way without the prior written consent of the Sellers’ Representative, not to be unreasonably withheld, conditioned or delayed; provided, that the foregoing shall not restrict any contact made in the ordinary course of Buyer’s or its Affiliates’ businesses that are not related to the Transaction.

ARTICLE VIII
ADDITIONAL AGREEMENTS

Section 8.01          General. Subject to the terms set forth herein, in case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party.

Section 8.02          Press Releases. From and after the date of this Agreement, except to the extent required by applicable Law, including the Securities Act, the Securities Exchange Act of 1934, as amended, or any other applicable securities Laws (or the advice of counsel to the applicable party), the Parties shall not, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of Buyer, VMG Holdco and the Sellers’ Representative, and, in the event any such public announcement, press release or disclosure is required by applicable Law, the Parties will consult prior to the making thereof to the extent reasonably practicable. Notwithstanding the foregoing, (a) on and after the Closing Date, the Sellers and Buyer shall be permitted (i) to disclose to its direct and indirect current and prospective members and equityholders (who may disclose to their direct and indirect investors) the fact that the Closing has occurred, the Aggregate Consideration paid hereunder and other items directly relating to the Aggregate Consideration and (ii) to disclose on its websites and in its marketing materials the fact of the sale of the Target Companies to Buyer (which disclosure may be accompanied by the logos of the Target Companies, their Subsidiaries and Buyer), so long as no price information or further disclosure or commentary is provided in connection therewith and (b) the provisions of this Section 8.02 shall not apply to any release or public announcement if the information contained therein substantially reiterates (and is not inconsistent with) previous releases or public statements made by any of the Parties in compliance with this Section 8.02.

Section 8.03          Transaction Expenses. Each Party shall be solely responsible for the payment of any fees and expenses incurred by such Party or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law. Notwithstanding the foregoing, regardless of whether the Closing occurs or this Agreement is earlier terminated pursuant to Section 10.01 (Termination), (a) any fees or expenses of the Target Companies or any of the Sellers incurred by, at the direction of or for the benefit of Buyer or any of its Affiliates (including for the purpose of obtaining any third-party consents) shall be paid by Buyer, other than (unless expressly otherwise provided herein) any expenses incurred by Sellers, the Target Companies and their respective Subsidiaries in connection with their compliance with their respective covenants and other commitments hereunder, and (b) all filing fees incurred in connection with seeking HSR Clearance shall be paid by Buyer.

Section 8.04          Confidentiality. From the date hereof until the Closing, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Except as required by applicable Law, including the Securities Act, the Securities Exchange Act of 1934, as amended, or any other applicable securities Laws (or the advice of counsel to the applicable party), from and after the Closing, whether or not the transactions contemplated hereby are consummated and subject to Section 8.02 (Press Releases), each of the Parties shall, and shall cause each of their respective Representatives to, (a) keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof and (b) not disclose the terms and provisions of this Agreement without the prior written consent of the other Party.

Section 8.05          Employee Matters.  Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement. At least one Business Day prior to the Closing Date, the Target Companies shall cease contributions to, and adopt written resolutions to terminate the Target Companies’ 401(k) plan and to one hundred percent vest all participants thereunder, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. Prior to the execution of such resolutions, the Sellers shall provide draft copies to Buyer for approval, which approval shall not be unreasonably withheld, delayed or conditioned. As soon as reasonably practicable following the Closing Date, Buyer shall permit each employee of the Target Companies who continues in employment with Buyer following the Closing Date to participate in Buyer’s tax-qualified defined contribution plan (the “Buyer 401(k) Plan”) and Buyer 401(k) Plan shall accept individual rollover contributions from each such employee.

Section 8.06          Provision Respecting Representation of the Sellers. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, managers, partners, equityholders, officers, employees and Affiliates, that Winston & Strawn LLP may serve as counsel to the Sellers, on the one hand, and the Target Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Winston & Strawn LLP (or any of its successors) may serve as counsel to the Sellers in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation of the Target Companies, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. The Parties acknowledge that Winston & Strawn LLP has represented and performed services for the Target Companies prior to the Closing and consent to the sharing by Winston & Strawn LLP (or any of its successors) with the Sellers of all information obtained during such past representation that Winston & Strawn LLP (or any of its successors) believes to be relevant to any future dispute or litigation with respect to this Agreement or otherwise with respect to any relationship between the Sellers and the Target Companies. Buyer further agrees that, as to all communications among Winston & Strawn LLP the Target Companies or the Sellers that relate in any way to the transactions contemplated by this Agreement, the attorney or solicitor-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Buyer or the Target Companies. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or the Target Companies and a third party other than a party to this Agreement after the Closing, the Target Companies may assert the attorney or solicitor-client privilege to prevent disclosure of confidential communications by Winston & Strawn LLP to such third party; provided, however, that the Target Companies may not waive such privilege without the prior written consent of the Sellers’ Representative or VMG Holdco.

Section 8.07          Directors’ and Officers’ Indemnification.

(a)           For six (6) years after the Closing Date, Buyer shall not, and shall cause Voyage Holdings, VMG Blocker and their respective Affiliates to not, amend, repeal or otherwise modify the indemnification provisions of any Voyage Holdings Organizational Document or VMG Blocker Organizational Document as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were managers, directors or officers of the Target Companies. From and after the Closing, Buyer shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 8.07. The Target Companies shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by an indemnified person in enforcing this Section 8.07.

(b)           Prior to the Closing, the Target Companies shall (at Buyer’s expense), or if the Target Companies are unable to, Buyer shall cause the Target Companies as of the Closing to, obtain a non-cancellable extension of the directors’ and officers’ liability and employment practices liability coverage of the Target Companies’ existing directors’ and officers’ liability insurance policies and the Target Companies’ existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Target Companies’ existing policies to the maximum extent available; provided, that in no event shall the Target Companies be required to expend on the premium thereof in excess of 300% of the annual premium currently payable by the Target Companies with respect to such current policy (the “Premium Cap”); provided that if such minimum coverage under any such “tail” policy is or becomes not available at the Premium Cap, then any such “tail” policy shall contain the maximum coverage available at the Premium Cap. If the Target Companies for any reason fails to obtain such “tail” insurance policies as of the Closing, the Target Companies shall maintain in effect the Target Companies’ and their Subsidiaries’ current managers’, directors’ and officers’ liability insurance covering acts or omission occurring prior to the Closing Date with respect to those Persons who are currently covered by the Target Companies’ or their Subsidiaries’ managers’, directors’ or officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, that in no event shall the Buyer and the Target Companies be required to expend on the premium thereof in excess of the Premium Cap; provided that if such minimum coverage under such the Target Companies’ existing policy is no longer available at the Premium Cap, then the Target Companies shall maintain such policy at the maximum coverage available at the Premium Cap. If such insurance coverage cannot be obtained at all, Buyer, the Target Companies and their Subsidiaries shall maintain the most advantageous policies of managers’, directors’ and officers’ insurance reasonably obtainable.

Section 8.08          Post-Closing Record Retention and Access. From and after the Closing, Buyer shall provide the Sellers and their respective authorized Representatives with reasonable access, at Sellers’ sole cost and expense (for the purpose of examining and copying), during normal business hours, to any books and records and other materials relating to periods prior to the Closing Date in connection with the preparation of Tax Returns, amended Tax Returns or claim for refund (and any materials necessary for the preparation of any of the foregoing), and financial statements including for periods ending on or prior to the Closing Date, and the management and handling of any Action, whether such Action is a matter with respect to which indemnification may be sought hereunder), or to comply with the rules and regulations of the IRS the SEC or any other Governmental Authority. Buyer’s obligations with respect to such books and records shall include maintaining, for a period of reasonable access to any such books and records which are stored in electronic form in a fashion. Unless otherwise consented to in writing by the Sellers’ Representative and VMG Tax-Exempt, Buyer shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials of the Target

Companies or their Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Sellers’ Representative such books and records and materials or such portions thereof.

Section 8.09          Further Tax Matters.

(a)           Tax Returns. Following the Closing, the Sellers’ Representative shall prepare (or cause to be prepared) and timely file (or cause to be timely filed), and Sellers shall timely pay all Taxes in respect of, all Flow-Through Tax Returns for Voyage Holdings and its Subsidiaries for all Pre-Closing Tax Periods that are not filed on or before the Closing Date (other than any Straddle Period), and Buyer shall (or cause to be prepared) and timely file (or cause to be timely filed) all Flow-Through Tax Returns for Voyage Holdings and its Subsidiaries for any Straddle Period. Buyer, Voyage Holdings and its Subsidiaries, and the Sellers’ Representative shall cooperate with each other in preparing and filing the Flow-Through Tax Returns, including providing records and information which are reasonably relevant to such Tax Returns, making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided. Such Flow-Through Tax Returns shall be prepared in a manner consistent with the past practice of Voyage Holdings and its Subsidiaries, except as otherwise required by applicable Tax Law or where there is not at least a “more likely than not” basis for a position under applicable Law. The preparing Party shall provide the other Party with drafts of any such Tax Returns no later than twenty (20) days prior to the due date thereof (taking into account any extensions thereof) and shall permit the non-preparing to review and comment on such Tax Returns, provided that if any Flow-Through Tax Return for a Straddle Period is not delivered to the Sellers’ Representative prior to March 15, 2020, Buyer shall use commercially reasonable efforts to provide to the Sellers’ Representative an estimated IRS Form 1065 Schedule K-1 by March 15, 2020. The preparing Party shall incorporate any reasonable comments on such Tax Returns in writing within ten (10) days of receipt of such draft Tax Returns from the preparing Party. For avoidance of doubt, this Section 8.09(a) shall apply to any Flow-Through Tax Returns filed or issued with respect to any Pre-Closing Tax Period of Voyage Holdings and its Subsidiaries.

(b)           Straddle Period. Taxes for any Tax period of the Target Companies that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated according to the following methodology: (i) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of, Voyage Holdings and its Subsidiaries for a Straddle Period shall be allocated to the portion of the Straddle Period ending with and including the Closing Date and the portion of the Straddle Period commencing on the day after the Closing Date on a per diem basis based on the number of days during the portion of the Straddle Period ending with and including the Closing Date and number of days during the portion of the Straddle Period commencing on the day after the Closing Date, and (ii) Taxes that are not Per Diem Taxes, including Income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments of the Target Companies for a Straddle Period shall be allocated between the portion of the Straddle Period ending with and including the Closing Date as if such Tax period ended as of the end of the Closing Date. For purposes of clause (ii) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Target Companies as of the Closing, provided that exemptions, allowances, deductions or other items that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending as of the end of the Closing Date and the period commencing on the day after the Closing Date in the same method as described in clause (ii) for Per Diem Taxes.

(c)           Transfer Taxes. All sales and transfer Taxes, recording charges and similar Taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement together with any interest, penalties or additions to such Transfer Taxes the costs of filing any applicable Tax Returns in respect there (collectively, the “Transfer Taxes”), shall be borne 50% Buyer, on the one hand, and 50% by Sellers (pro rata in accordance with their Percentage Allocations), on the other hand. The Sellers and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith.

(d)           Tax Elections; Buyer Closing Date Transactions. With respect to certain Tax matters, the Sellers and Buyer agree as follows:

(i)            to the fullest extent permitted under applicable Law, each of the Target Company’s year-end shall end as of the end of the Closing Date; and the Buyer and Voyage Holdings further covenant that Voyage Holdings shall use the “interim closing method” and “calendar day convention” (in each case, as defined in Treasury Regulation Section 1.706-4) for determining allocations for purposes of Section 706 of the Code for any Straddle Period;

(ii)           to the extent there is a “more likely than not” basis under applicable Law, to treat any Transaction Deductions paid or accrued on or before the Closing as deductible in a Pre-Closing Tax Period (or portion of the Straddle Period ending on the Closing Date) and no Party hereto shall apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such Transaction Deductions;

(iii)          to properly make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f);

(iv)          to treat any gains, income, deductions, losses, or other items realized by any Target Company for Income Tax purposes with respect to any Buyer Closing Date Transaction as occurring on the day immediately following the Closing Date and to utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. Law) for purposes of reporting such items on applicable Tax Returns;

(v)           that no election shall be made by any Party (or any Target Company) under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by any Target Company; and

(vi)          unless otherwise required by a determination of a Governmental Authority that is final and to the extent there is a “more likely than not” basis under applicable Law, the Sellers and Buyer shall prepare and file all Tax Returns described in Section 8.09(a) (and cause the Target Companies and each other applicable Affiliate to file all Tax Returns), including timely and properly making all agreed elections, consistently with the agreements set forth in this Section 8.09(d) and neither the Sellers nor Buyer shall take any position (and Buyer shall not allow any Target Company or any of its other Affiliates to take any position) on any such Tax Return (or during the course of any audit or other Action with respect to any such Tax Returns) that is inconsistent with the agreements set forth in this Section 8.09(d) or any election made pursuant thereto.

(e)           Tax Proceedings. If a claim shall be made by any Governmental Authority in respect of a Flow-Through Tax Return of any of the Target Companies (or any of their Subsidiaries) for a Pre-Closing Tax Period or Straddle Period, Buyer shall promptly and in any event no more than ten (10) days following Buyer’s receipt of such claim, give written notice to the Sellers’ Representative of such claim. With respect to any such Tax claim relating to a Pre-Closing Tax Period relating to Voyage Holdings and/or its Subsidiaries, (x) other than in the case of a Straddle Period, the Sellers’ Representative shall have the right to control all proceedings and may make all decisions taken in connection with such Tax claim (including selection of counsel or any accounting firm) at the Sellers’ expense (with the cost allocable to each Quest Seller based on such Seller’s Percentage Allocation), and (y) in the case of a Straddle Period, Buyer shall have the right to control all proceedings and may make all decisions taken in connection with such Tax claim (including selection of counsel or any accounting firm) at the Buyer’s expense, provided, in each case, that (i) the Party controlling the conduct of such Tax claim shall keep the non-controlling Party informed regarding the progress and substantive aspects of such Tax claim, (ii) the controlling Party shall provide the non-controlling Party with copies of all written correspondence with a Governmental Authority relating to the proceedings, (iii) the non-controlling Party may participate in such proceedings (including through its own counsel) at its own expense, (iv) no Tax claim may be settled without the written consent of the non-controlling Party if such compromise and settlement would adversely affect the non-controlling Party, such consent not to be unreasonably withheld, conditioned or delayed, (v) the Parties shall cause to be made a “push out” election under Section 6226 of the Code (and any corresponding election available under applicable state or local Law) with respect to any imputed underpayment of or with respect to such Tax claim. The Sellers’ Representative or Buyer shall promptly notify the other Party if it decides to control the defense or settlement of any Tax claim for a Pre-Closing Tax Period which it is entitled to control pursuant to this Agreement. Buyer, the Sellers, the Target Companies and each of their respective Affiliates shall reasonably cooperate with each other in contesting any applicable Tax claim in accordance with this Section 8.09(e) and shall keep each other reasonably informed concerning the progress of proceedings related to Tax claims for Pre-Closing Tax Periods and Straddle Periods. To the extent that there is any inconsistency between Section 11.06 (Procedures for Third-Party Claims) and this Section 8.09(e) as it relates to any matters relating to Taxes, the provisions of this Section 8.09(e) shall govern.

(f)            Cooperation. Buyer, the Target Companies, the Sellers and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 8.09, any audit, litigation or other proceeding with respect to Taxes, and other Tax matters addressed by this Section 8.09. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax matters and making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g)           Dispute Resolution. Any dispute, controversy or claim between Buyer, on the one hand, and the Sellers or the Sellers’ Representative, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Buyer and the Sellers’ Representative shall be submitted to the Accounting Firm for resolution in the same manner in which disputes are handled pursuant to Section 2.06 (Post-Closing Adjustment).

(h)           Seller Tax Matter. Buyer shall not, and, following the Closing, shall not allow any Target Company or any of their Subsidiaries to, amend any Flow-Through Tax Return of the Target Company or any of their Subsidiaries for a Pre-Closing Tax Period or Straddle Period or otherwise initiate (or agree to) any other Seller Tax Matter without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(i)            Tax Treatment; Allocation.

(i)            Buyer and Sellers agree that the sale of the Units is intended for all applicable Income Tax purposes to be treated as a sale of partnership interests by the Sellers selling Units.

(ii)           Within sixty (60) days of the final determination of the Final Adjustment Amount, Buyer shall provide to the Sellers’ Representative a schedule allocating the purchase price

(including the applicable Liabilities of Voyage Holdings and other relevant items) among the assets of Voyage Holdings (and further allocated among the assets of Voyage Holdings’ Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal and applicable state and local Income Tax purposes) (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and the methodologies set forth on Schedule 8.09(i) and in accordance with Sections 751, 755 and 1060 of the Code.

(iii)          If within thirty (30) days of receiving the Purchase Price Allocation Schedule, the Sellers’ Representative has not objected, the Purchase Price Allocation Schedule shall be final and binding. If within thirty (30) days the Sellers’ Representative objects to the Purchase Price Allocation Schedule, the Sellers’ Representative and Buyer shall cooperate in good faith to resolve their differences, provided that if after thirty (30) days, the Sellers’ Representative and Buyer are unable to agree, the Parties shall retain the Accounting Firm for resolution in the same manner in which disputes are handled pursuant to Section 2.06 (Post-Closing Adjustment); provided that the Accounting Firm utilize the methodologies for determining fair market value as set forth on Schedule 8.09(i). The determination of the Accounting Firm shall be final and binding on all Parties. The Parties shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the purchase price. The Parties agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment herein or with such schedule unless required by a determination of the applicable Governmental Authority that is final.

(j)            Section 754 Election. Voyage Holdings and any of its Subsidiaries that is treated as a partnership for U.S. federal and applicable state and local Income Tax purposes shall make an election under Section 754 of the Code (and any corresponding election available under applicable state or local Law) with respect to the applicable taxable years that include the Closing Date.

Section 8.10          Non-Competition; Non-Solicitation; Non-Disparagement.

(a)           Non-Competition. Each of the individuals set forth on Schedule 8.10(a)  (each, a “Restricted Seller”), on behalf of himself and such Restricted Seller’s Affiliates, agrees that (from the Closing Date until the third (3rd) anniversary of the Closing Date) such Restricted Seller shall not, and shall cause each of its Affiliates to not, directly or indirectly, in any manner (whether on his own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) engage or assist others directly or indirectly in any Competing Business, (ii) own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), render services for or consult with any Person that is engaged directly or indirectly in a Competing Business or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Voyage Holdings and its Subsidiaries, and customers or suppliers of Voyage Holdings and its Subsidiaries. Notwithstanding the foregoing, a Restricted Seller may own, directly or indirectly, solely as an investment, securities of any Person if such Restricted Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, together with such Restricted Seller’s Affiliates, own five percent (5%) or more of any class of securities of such Person.

(b)           Non-Solicitation. Each Restricted Seller agrees that, from the Closing Date until the second (2nd) anniversary of the Closing Date, such Restricted Seller shall not, and shall cause each of its Affiliates to not, directly or indirectly, in any manner (whether on its own account, as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), recruit, solicit or otherwise attempt to employ, engage or enter into any business relationship with any Person employed by Buyer or the Target Companies or their Subsidiaries, or encourage, induce or attempt to induce or encourage any such Person to leave such employment; provided, however, that this provision will not restrict the ability to solicit any Person through a general advertisement not directed specifically to any such Person (but not to employ as a result thereof).

(c)           Non-Disparagement. Each Party agrees not to make any negative or disparaging statements or communications regarding any other Party, any of their respective services or practices, or any of their respective Representatives or Affiliates, either orally or in writing, at any time from and after the date hereof; provided that this covenant is not intended to restrict any Party from truthfully cooperating in any Action or from enforcing this Agreement.

(d)           Seller Confidentiality Obligations. From and after the Closing Date through the fifth (5th) anniversary of the Closing Date (but with respect to Confidential Information that constitutes a trade secret under applicable Law, from the Closing Date through the later of the end of the fifth (5th) anniversary of the Closing Date and the date that such Confidential Information is no longer a trade secret under applicable Law), each Seller shall, and shall cause their respective Affiliates to, treat and hold as strictly confidential and (A) not make available, sell, disclose or otherwise communicate to any Person any Confidential Information, and (B) refrain from using any of the Confidential Information (other than for the benefit of Buyer and its Affiliates, including the Target Companies); provided, that (i) each Seller shall be permitted to disclose Confidential Information strictly on a need-to-know basis to such Seller’s legal, accounting or financial advisors, provided such Person agrees to be bound by confidentiality obligations with such Seller obligating such Person to keep such Confidential Information confidential, (ii) each Seller that is an individual shall be permitted to disclose Confidential Information to such Seller’s spouse, provided that such spouse is informed of the confidential nature of such Confidential Information and agrees to keep such Confidential Information confidential (and such Seller shall be liable for his or her spouse’s breach of such confidentiality obligations), and (iii) each VMG Seller and its Affiliates (excluding portfolio companies) shall be permitted to disclose Confidential Information to any affiliated private equity, venture capital or similar funds that directly or indirectly control such VMG Seller or such Affiliates or any existing and prospective investors in such funds or successor funds solely if and to the extent (A) such disclosure is made for the purpose of, and limited to, reasonable financial reporting or bona fide fundraising activities and (B) such affiliated funds and existing or prospective investors are bound by confidentiality obligations with the disclosing VMG Seller or Affiliate of such VMG Seller obligating such Person to keep such Confidential Information confidential. Notwithstanding the foregoing or any other provision of this Agreement, Buyer acknowledges that (1) the VMG Sellers and their Affiliates  are engaged in the business of making investments in a variety of companies at various stages of development (the “Investment Business”), (2) in the course of carrying on the Investment Business, employees, officers, managers, and directors of the VMG Sellers and their Affiliates receive and review confidential and proprietary information from many sources, invest in many companies, and mentor, advise and otherwise interact with (including by providing individuals to serve on the boards of) investee/portfolio companies, (3) the VMG Sellers and their Affiliates shall not be prohibited from engaging in the Investment Business solely as a result of the possession of any Confidential Information, and (4) the VMG Sellers’ and their respective Affiliates’ directors, officers, managers or employees may serve as directors, officers and managers of portfolio companies of investment funds managed by the VMG Sellers, and Buyer agrees that such portfolio companies will not be deemed to have received Confidential Information solely because any such individual serves on the board or is an officer or managers of such portfolio companies; provided, that such individuals have not provided any Confidential Information to such portfolio companies or to any other director, officer, employee or other representative of such portfolio companies. Notwithstanding the foregoing or anything to the contrary herein, VMG Sellers and their Affiliates shall not disclose any Confidential Information to any portfolio company of any VMG Seller or its Affiliates (including Affiliated investment funds), or use (directly or indirectly) any Confidential Information for the benefit of any portfolio company of any VMG Seller or its Affiliates (including Affiliated investment funds).   In the event that any Seller or any of their

respective Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Seller, as applicable, shall notify Buyer or the Target Companies promptly of the request or requirement so that Buyer or the Target Companies may seek an appropriate protective order (at its expense) or waive compliance with the provisions of this Section 8.10(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller, as applicable, or any of its Affiliates is compelled to disclose any Confidential Information to any court or tribunal, such party may disclose the Confidential Information to such court or tribunal; provided that such party shall use such party’s commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.  For the purposes of this Section 8.10(d), “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, assets, products, services and/or research and development of Voyage Holdings, its Subsidiaries and/or their respective suppliers, distributors, customers, independent contractors and/or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, source code and methods of operation relating to Voyage Holdings’ and its Subsidiaries’ products or services or business, know how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).

(e)           Buyer Confidentiality Obligations. From and after the Closing Date through the fifth (5th) anniversary of the Closing Date, Buyer shall, and shall cause its Affiliates to, treat and hold as strictly confidential and (A) not make available, sell, disclose or otherwise communicate to any Person any Seller Confidential Information, and (B) refrain from using any of the Seller Confidential Information (other than for the benefit of such Seller and its Affiliates), without the prior written consent of the applicable Seller. In the event that Buyer or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Seller Confidential Information, Buyer, as applicable, shall notify the applicable Seller promptly of the request or requirement so that such Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 8.10(e). If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer, as applicable, or any of its Affiliates is compelled to disclose any Seller Confidential Information to any court or tribunal, such party may disclose the Confidential Information to such court or tribunal; provided that such party shall use such party’s commercially reasonable efforts to obtain, at the request and expense of such Seller, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.  For the purposes of this Section 8.10(e), “Seller Confidential Information” means all information of a confidential or proprietary and non-public nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to any Seller or their Affiliates (excluding for the avoidance of doubt, the Target Companies and their Subsidiaries) obtained by Buyer or its Affiliates in connection with or a result of the preparation, negotiation or execution of this Agreement and the transactions contemplated hereby.

(f)            Enforcement. If, at the time of enforcement of Section 8.10(a), Section 8.10(b), Section 8.10(c), Section 8.10(d) or Section 8.10(e), a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by Law. Because each Seller has had access to confidential, non-public or proprietary information and materials regarding Voyage Holdings and its Subsidiaries by virtue of its investment in and involvement with (and as, applicable, employment by) Voyage Holdings and its Subsidiaries, the Parties agree that (i) Buyer and its Affiliates (including, from and after the Closing, the Target Companies) may suffer irreparable harm from a breach of Section 8.10(a), Section 8.10(b), Section 8.10(c) or Section 8.10(d), by such Seller or its Affiliates and (ii) the Sellers and their Affiliates may suffer irreparable harm from a breach of Section 8.10(c) or Section 8.10(e) and that, in each case, money damages might not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Parties and their successors or permitted assigns, in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof. Each Party acknowledges that the restrictions contained in this Section 8.10 are reasonable and that he, she or it has reviewed the provisions of this Agreement with his, her or it legal counsel.

Section 8.11          Exclusivity. Unless and until this Agreement is terminated in accordance with Article X (Termination; Effect of Termination), each Seller, Voyage Holdings and VMG Blocker agrees that Buyer shall have the exclusive right to consummate the transactions contemplated by this Agreement or any other similar transaction with the Sellers, Voyage Holdings and VMG Blocker for the period commencing on the date hereof and continuing until the earlier of the consummation of the transactions contemplated by this Agreement or the termination of this Agreement in accordance with Article X (Termination; Effect of Termination) (the “Exclusivity Period”). During the Exclusivity Period, each Seller, Voyage Holdings and VMG Blocker shall not, directly or indirectly, through any officer, director, manager, employee, agent or otherwise (including through any investment banker, attorney or accountant retained by any of the foregoing), solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of such Person’s officers, directors, employees, agents or other representatives) relating to any liquidation, dissolution, recapitalization or refinancing of Voyage Holdings, VMG Blocker, Quest Nutrition, LLC or their respective Subsidiaries, or any acquisition by any means of the capital stock or other securities of Voyage Holdings, VMG Blocker or Quest Nutrition, LLC, or all or substantially all of the assets of any of Voyage Holdings, VMG Blocker or Quest Nutrition, LLC (including any acquisition structured as a merger, consolidation, share exchange or similar transaction), or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or accept, agree to, or enter into, any letter of intent, arrangement or agreement with respect to or otherwise cooperate in any way with, assist, participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do, any of the foregoing. Each of Voyage Holdings and the Sellers also agree that in the event any third party expresses an interest in acquiring Voyage Holdings, VMG Blocker or Quest Nutrition, LLC, after the date of this Agreement and prior to the Closing Date, whether directly or through an intermediary, it will inform Buyer of the terms of such inquiry within twenty-four (24) hours of receipt; provided, that to the extent that such disclosures would violate the terms of any binding contractual obligations with any third party, nothing herein shall require Voyage Holdings and the Sellers to disclose the terms of any such inquiry, the identity of the Person making such inquiry or any information, other than that such an inquiry was so received. Each of Voyage Holdings and the Sellers shall immediately terminate any existing activities, discussions, negotiations and/or correspondence with any Person (other than Buyer and its representatives) regarding any such transaction, including terminating any access to any online or other datasites and shall instruct any Person with whom Voyage Holdings or the Sellers had discussions or negotiations concerning any such transaction prior to the date hereof to return or destroy any confidential information.

Section 8.12          Financing Cooperation.

(a)           Prior to the Closing, Voyage Holdings shall use its commercially reasonable efforts to, and shall cause directors, officers, employees, consultants, advisors, counsel, accountants, auditors and other representatives of Voyage Holdings to use their commercially reasonable efforts to, provide on a timely basis such cooperation as is reasonably requested by Buyer to assist Buyer or its Affiliates in arranging the Debt Financing (which for purposes of this Section 8.12 includes any Alternative Financing), including: (i) assisting in the preparation for and making senior management reasonably available for a reasonable number of lender marketing meetings, presentations and calls and a reasonable number of other due diligence sessions with prospective lenders and ratings agencies in each case in connection with the Debt Financing and any equity financing and, in each case, upon reasonable advance notice, (ii) providing such financial information and other due diligence materials to the lenders, arrangers and agents under such Debt Financing (whether pursuant to the Debt Commitment Letter, a joinder, or an amendment and restatement thereof or otherwise) and their Affiliates, and their and their Affiliates’ respective current, former and future officers, general or limited partners, shareholders, directors, members, managers, controlling persons, employees, agents and representatives involved in such Debt Financing and the respective successors and assigns of each of the foregoing parties under such Debt Financing (the “Debt Financing Sources”) and other potential debt financing sources, in each case, as may be reasonably requested by Buyer, the Debt Financing Sources and such other potential debt financing sources, (iii) assisting Buyer, the Debt Financing Sources and other debt financing sources in the preparation of a confidential information memorandum and other lender marketing materials for prospective lenders and materials for rating agency presentations (including providing pertinent and customary information regarding Voyage Holdings or its Subsidiaries as may be reasonably requested by the Buyer to the extent that such information is of the type and form customarily included in a bank information memorandum) and in the negotiation, preparation and delivery of definitive transaction documents for the Debt Financing (including providing any “beneficial ownership” certifications and customary authorization letters to the Debt Financing Sources authorizing the distribution of the information referenced in this clause; provided that the representations contained in such authorization letters with respect to Voyage Holdings or its Subsidiaries shall be limited to customary “10b-5” and “no MNPI” certifications, (iv) providing pertinent and customary information with respect to the properties and assets of Voyage Holdings and its Subsidiaries reasonably required in connection with the Debt Financing and facilitating the pledge and perfection of liens, security interests and providing guarantees supporting the Debt Financing, (v) providing all cooperation that is reasonable and customary to satisfy the conditions precedent to any financing documents relating to the Debt Financing to the extent the satisfaction of such conditions requires the reasonable and customary cooperation of, or is within the control of, Voyage Holdings and (vi) otherwise providing requested information regarding Voyage Holdings that is reasonably requested by Buyer, including (x) any requested documentation, certificates and other information required under applicable “know your customer”, anti-money laundering rules, regulations of the USA Patriot Act of 2001 and beneficial ownership regulations of 31 C.F.R. § 1010.230, and (y) other customary and pertinent information as is reasonably necessary to assist Buyer in its preparation of the pro forma financial statements required in connection with the Debt Financing. Notwithstanding the foregoing or any other provision of this Agreement (but other than with respect to Section 8.12(f)), nothing in this Agreement will require Voyage Holdings (in each case with respect to the following clauses (A) through (E), except for any authorization letters delivered (subject to the limitation described herein) and any beneficial ownership certification) to (A) agree to pay any fees or reimburse any expenses or incur any liability prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Buyer, (B) execute any certificate, agreement, document or instrument prior to the Closing, (C) give any indemnities that are effective prior to the Closing, (D) take any action that, in the good faith determination of Voyage Holdings, would unreasonably interfere with the conduct of the business of Voyage Holdings or its Subsidiaries, and (E) provide any information the disclosure of which is prohibited under applicable Law or in violation of any confidentiality obligation (not created in contemplation thereof); provided that Voyage Holdings shall notify Buyer of that information is being withheld pursuant to such restriction and use commercially reasonable efforts to disclose such information in a manner that does not violate the applicable restriction.  Notwithstanding anything contained in this Section 8.12 to the contrary (but other than with respect to Section 8.12(f)), in no event shall the Sellers, the Target Companies or any of their Affiliates be required to provide any financial statements to the Buyer pursuant to this Agreement other than the Financial Statements and its customary quarterly financial statements for the periods ended June 30, 2019 and, to the extent that the Closing Date occurs on or after October 31, 2019, September 30, 2019.

(b)           Buyer shall, promptly upon written request by the Target Companies, reimburse the Target Companies, as applicable, for all reasonable and documented out-of-pocket costs incurred by the Target Companies in connection with their cooperation obligations under this Section 8.12 (excluding preparation of financial statements in the Ordinary Course of Business) at the request of Buyer. Buyer shall indemnify and hold harmless the Target Companies, their respective Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (with respect to attorneys’ fees, limited to reasonable and documented out of pocket attorneys’ fees of one firm of counsel), interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing or Other Financing, including as to any information and cooperation provided in connection therewith, to the fullest extent permitted by applicable Law, except to the extent arising from the bad faith, gross negligence, willful misconduct, in each case as determined by a court of competent jurisdiction in a final nonappealable judgment, or Fraud by the Target Companies, their respective Affiliates and their respective Representatives.

(c)           Without limiting the generality of the foregoing, Buyer shall give Voyage Holdings prompt notice (i) of any material breach or default by any party to the Debt Commitment Letter of which Buyer becomes aware that would reasonably be expected to (1) prevent, (2) in the case of any such  material breach or default occurring on or prior to November 20, 2019, materially delay the Closing or (3) in the case of any such material breach or default occurring following November 20, 2019, delay the Closing by more than one (1) Business Day, or (ii) of the receipt or delivery of any written notice or other written communication, in each case from any Person with respect to (1) any material breach, default, termination or repudiation by any party to the Debt Commitment Letter or (2) any material dispute or disagreement between or among parties to the Debt Commitment Letter with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing or any other event or condition that would reasonably be expected to (A) prevent, (B) in case of any such event described in this clause (ii) occurring on or prior to November 20, 2019, materially delay the Closing or (C ) in case of any such event described in this clause (ii) occurring on or prior to November 20, 2019, or delay the Closing by more than one (1) Business Day.

(d)           Notwithstanding anything in this Agreement to the contrary, prior to the Closing, without the written consent of VMG Blocker or Voyage Holdings (not to be unreasonably withheld, delayed, denied or conditioned), Buyer shall not amend, replace, supplement or otherwise modify the Debt Commitment Letter (other than, in any event, modifications contemplated by the “flex” provisions of the fee letter or to appoint additional agents, co-agents, arrangers, bookrunners, managers, initial lenders, or other roles in connection with the Debt Commitment Letter) to the extent that any such amendment, replacement, supplement or other modification to the Debt Commitment Letter would (i) reduce the aggregate amount of the Debt Financing below an amount that, together with cash on hand and equity commitments or financing arranged by Buyer would not be sufficient to fund the amounts required to be funded by Buyer on the Closing Date), (ii) amend the conditions precedent to impose new or additional conditions or expands any existing condition to the receipt of the Debt Financing, (iii) modify any provision of the Debt Commitment Letter in a manner that would reasonably be expected to (1) in case of any such amendment, replacement, supplement or other modification to the Debt Commitment Letter occurring on or prior to October 31, 2019, prevent or materially delay the funding of the Debt Financing the Closing or

(2) in case of any such amendment, replacement, supplement or other modification to the Debt Commitment Letter occurring following October 31, 2019, prevent or delay by more than one (1) Business Day the funding of the Debt Financing.

(e)           If any portion of the Debt Financing becomes unavailable on the terms and subject to the conditions set forth in the Debt Commitment Letter, Buyer shall (i) promptly (and in any event within three (3) Business Days) notify Voyage Holdings of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable use its commercially reasonable efforts to arrange to obtain alternative financing (the “Alternative Financing”) (which Alternative Financing shall have terms and conditions (including fees and the “flex” provisions) not less favorable than those set forth in the Commitment Letter and in an aggregate amount such that Buyer will have on the Closing Date together with cash on hand or equity commitments or financing, sufficient funds to consummate the transactions contemplated hereby on the Closing Date and related fees and expenses to be paid by Buyer) to replace any unavailable portion of the Debt Financing, to be consummated no later than the day on which the Closing shall occur, (iii) provide to Voyage Holdings true, correct and complete copies of the commitment letter and related fee letter (in a customarily redacted form) relating to such Alternative Financing to replace the Debt Financing and (iv) upon written request, keep Voyage Holdings reasonably informed of material developments in respect of the process of obtaining such Alternative Financing. In the event any Alternative Financing is obtained, all references herein to the “Debt Financing” shall be deemed to include such Alternative Financing and all references herein to the “Debt Commitment Letter” shall include the applicable commitment letter for the Alternative Financing. Notwithstanding anything to the contrary in this Agreement, compliance by Buyer with this Section 8.12(e) shall not relieve Buyer of its obligation to consummate the transactions contemplated hereby, whether or not the Debt Financing is available.

(f)            In addition, Voyage Holdings shall use, and cause its Subsidiaries to use,  commercially reasonable efforts to cause its and their respective officers, employees and advisors and other representatives, including legal and accounting advisors, to provide to SMPL and its Subsidiaries such assistance as may be reasonably requested by SMPL in writing and that is customary in connection with the marketing, sale and issuance of securities (the “Other Financing”), including with respect to: (i) participating in and assisting with the due diligence and marketing of the Other Financing, including with respect to (A) the participation by members of management of Voyage Holdings and its Subsidiaries with appropriate seniority in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective investors and rating agencies, at times and at locations reasonably acceptable to Voyage Holdings, (B) assisting with SMPL’s preparation of customary materials for registration statements, prospectuses, private placement memoranda and other offering documents in connection with the Other Financing including the preparation of the Offering Filings in accordance with Section 8.12(g) (collectively, “Marketing Material”), (C) delivering and consenting to the inclusion or incorporation in any filing with the SEC or offering document related to the Other Financing of the historical audited consolidated financial statements and unaudited consolidated interim financial statements of Voyage Holdings and its Subsidiaries as required by Regulation S-X promulgated by the SEC (the “Historical Financial Statements”) and (D) delivering customary authorization letters, representations including management representation letters, in connection with the Marketing Material; (ii) furnishing SMPL and its financing sources with historical financial and other customary information with respect to Voyage Holdings and its Subsidiaries as is reasonably requested by SMPL or its financing sources and customarily included in Marketing Material for the marketing, sale and issuance of securities, including all Historical Financial Statements and other customary information with respect to Voyage Holdings and its Subsidiaries (A) of the type that would be required by Regulation S-X and Regulation S-K promulgated by the SEC for a registered offering, including audit reports of annual financial statements to the extent so required (which audit reports shall not be subject to any “going concern” qualifications), or (B) reasonably necessary to permit SMPL to prepare pro forma financial statements customary for the Other Financing (it being understood that SMPL and its Subsidiaries shall solely be responsible for provision of any post-Closing pro forma financial information, including cost savings, synergies, capitalization, ownership, purchase accounting adjustments or other pro forma adjustments); (iii)  providing to SMPL’s legal counsel and its independent auditors and any financing sources and their counsel such customary documents and other customary information relating to Voyage Holdings and its Subsidiaries as may be reasonably requested in connection with their delivery of any customary negative assurance letters and customary comfort letters relating to the Other Financing; (iv) causing Voyage Holdings’ and its Subsidiaries’ independent auditors to provide customary cooperation with the Other Financing; (v) obtaining the consents of Voyage Holdings’ and its Subsidiaries’ independent auditors to use their audit reports on the audited Historical Financial Statements of Voyage Holdings and its Subsidiaries and to references to such independent auditors as experts in any Marketing Material filed or used in connection with the Other Financing; and (vi) obtaining Voyage Holdings’ independent auditors’ customary comfort letters and assistance with the accounting due diligence activities of the financing sources. SMPL is hereby made an express third party beneficiary of this Section 8.12(f).

(g)           With the assistance of Voyage Holdings as contemplated in Section 8.12(f) above, Buyer shall use, and cause SMPL and its Subsidiaries to use, commercially reasonable efforts to cause its and their respective officers, employees and advisors and other representatives, including legal and accounting advisors, to cause, as soon as reasonably practicable and with a target date of September 30, 2019, the filing of any registration statements or other required documents with the SEC related to the registered offering of SMPL’s securities in connection with an Other Financing (the “Offering Filings”) and to cause such Offering Filings to comply as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules of the SEC and NASDAQ. Subsequent to the filing of such Offering Filings, Buyer will promptly notify the Target Companies (i) of SMPL’s receipt of any notice from the SEC or its staff indicating the SEC’s intent to review any of the Offering Filings and/or any documents or exhibits incorporated by reference therein; or (ii) if fifteen (15) days have passed since the date of filing of such Offering Filings and SMPL has not received a confirmation by the SEC or its staff that such review of the Offering Filings and/or any documents or exhibits incorporated by reference therein will not occur (each of clauses (i) and (ii), an “SEC Review Event”).

(h)           Without limiting the cooperation obligations of the Target Companies set forth in this Section 8.12, it is understood and agreed that the financing cooperation obligations in this Section 8.12 shall not require any actions from the Sellers and the Sellers shall have no liability to the Debt Financing Sources or the Buyer arising therefrom.

Section 8.13          Release.

(a)           Effective as of the Closing, each Seller does for himself, herself or itself and his, her or its respective Affiliates (other than, for the avoidance of doubt, the Target Companies and their respective Subsidiaries), partners, heirs, beneficiaries, successors and assigns, if any, (each, a “Releasor”) release and absolutely forever discharge the Target Companies and each of their respective Subsidiaries (but excluding, for the avoidance of doubt, Buyer post-Closing with respect to any matters arising under this Agreement or any other Transaction Document), and each of their respective present and former directors, officers, managers, equityholders, partners, members, employees, controlling persons, predecessors, heirs, successors and assigns of each of the foregoing (each, a “Released Party”) from and against all Released Matters. “Released Matters” means any and all claims, demands, Damages, debts, Liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), Actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Releasor now has, or at any time previously had, or shall or may have in the future, as an equityholder, stockholder, officer, director, contractor, consultant or employee of any of the Target Companies or their respective Subsidiaries or otherwise against any Released Party, in each case, arising by virtue of or in any matter related to any actions or inactions with respect to the Target Companies or their affairs with respect to the Target Companies on or before the Closing, including any Released Matters relating to or arising out of such Person’s direct or indirect ownership of Stock or Units, as applicable;

provided that Released Matters shall not include (collectively, the “Non-Released Matters”) (i) any rights pursuant to this Agreement or any other Transaction Document, (ii) any rights under any directors and officers insurance of the Target Companies, (iii) any rights pursuant to agreements governing indemnification, exculpation or insurance of such Seller or his, her or its Affiliates  (in whatever position or role), (iv) rights for any entitlement to salary, bonuses and other compensation or benefits (including, for the avoidance of doubt, vacation and sick leave) earned or accrued by or for the benefit of such Seller in respect of employment services performed by him or her, but in each case, only to the extent included as a Liability, and (v) rights for reimbursement of expenses incurred by such Seller or his, her or its Affiliates relating to his,  her or its management services, employment and/or directorship which are reimbursable under the Target Companies’ expense reimbursement policies or under any agreements such Seller or his, her or its Affiliates currently has with the Target Companies with respect to such reimbursements. Without limiting the generality of the foregoing, the Releasors expressly release any and all past, present and future claims in connection with said Released Matters, including with respect to such claims which said Releasors do not know of or suspect to exist in their favor, whether through ignorance, oversight, error, negligence or otherwise, and which, if known, would materially affect their decision to enter into this Agreement. Without limiting the generality of the foregoing, each Releasor waives all rights under California Civil Code Section 1542 (or any similar provision of any other state law), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b)           It is the intention of the Sellers in executing the release contained in this Section 8.13 and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Each Seller hereby severally (and not jointly) represents to Buyer that such Seller has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any person any Released Matters and that, to such Seller’s knowledge, no person other than such Seller has any interest in any Released Matters by applicable Law or contract by virtue of any action or inaction by such Seller in a manner that would derogate from or otherwise prejudice the foregoing waiver.

(c)           In furtherance, and not in limitation, of the forgoing, each of the Sellers (i) agrees that by receiving the amount of the Aggregate Consideration, allocated to such Seller as provided in this Agreement (subject to any withholding or deduction to be made in accordance with this Agreement), such Seller will be fully compensated for the transfer of his, her or its Stock and/or Units, as applicable, to Buyer, and (ii) agrees that all claims by such Seller to any consideration for the transfer of his, her or its Stock and/or Units, as applicable, to Buyer or cancelation of his, her or its Share Options (as applicable), other than as provided in this Agreement and the agreements ancillary to it (including the Escrow Agreement), or, subject to Section 8.07 and as otherwise set forth in this Agreement (including, for the avoidance of doubt, as set forth in the proviso to the first sentence of Section 8.13(a)), for any other rights that such Seller holds in Buyer, the Target Companies or any of their Affiliates (including as a result of any terms of the Voyage Holdings Organizational Documents or the VMG Blocker Organizational Documents), is forever waived.

(d)           The invalidity or unenforceability of any part of this Section 8.13 shall not affect the validity or enforceability of the remainder of this Section 8.13, which shall remain in full force and effect.

ARTICLE IX
CONDITIONS

Section 9.01          Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and the Sellers to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction (or waiver in writing by Buyer, the Sellers’ Representative and the VMG Sellers) of the following conditions as of the Closing:

(a)           Competition Approval. The HSR Clearance shall have been received.

(b)           Absence of Litigation. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a Governmental Authority directing that the transactions provided for herein or any of them not be consummated substantially as herein provided, and there shall not be pending any Action by a Governmental Authority seeking to restrain or prohibit or making illegal the consummation of the transactions contemplated hereby.

Section 9.02          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction (or waiver in writing by Buyer) of the following conditions as of the Closing:

(a)           Representations and Warranties. (i) Each of the Fundamental Representations of Voyage Holdings, VMG Blocker and the Sellers shall be true and correct in all respects on the date hereof and at and as of the date hereof and as of the Closing Date as though such representation or warranty was made at and as of such date, in each case, except for failures to be so true and correct which are de minimis, and (ii) each of the other representations and warranties made by Voyage Holdings, VMG Blocker and the Sellers in this Agreement shall be true and correct (disregarding any materiality or Material Adverse Effect qualifications contained therein) in all respects at and as of the date hereof and at and as of the Closing Date as though such representation or warranty was made at and as of such date; (x) except, in each case of clause (i) and (ii), to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be, subject to the qualifications set forth above, true and correct at and as of such specific date, and (y) except, in the case of clause (ii), for any such failure to be true and correct as which does not have or would not reasonably be expected to have a Material Adverse Effect.

(b)           Performance of Covenants. The Target Companies and the Sellers shall have performed and complied in all material respects with all of their respective covenants and agreements required to be performed or complied with by them under this Agreement prior to the Closing Date.

(c)           Officer’s Certificate. Buyer shall have received a certificate executed by an officer of each of each Target Company, each VMG Seller and the Sellers’ Representative, dated as of the Closing Date, (i) stating that the closing conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(f) have been satisfied, and (ii) certifying as to (A) an attached copy of the resolutions or consent of the Board of Managers of Voyage Holdings and Board of Directors of VMG Blocker authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded and (B) the incumbency, authority and specimen signature of each officer of each Target Company executing this Agreement on behalf of each Target Company, as applicable.

(d)           Deliveries. The Sellers and the Sellers’ Representative shall have delivered or caused to be delivered each item required to be delivered by it pursuant to Section 2.04 (Deliveries at the Closing).

(e)           Escrow. The Sellers’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(f)            Material Adverse Effect. There shall have not occurred, since the date hereof, any Material Adverse Effect that is continuing.

(g)           VMG Equity Reorganization. The VMG Equity Reorganization shall have occurred.

(h)           Payoff Letters. Voyage Holdings and VMG Blocker, as applicable, shall have delivered to Buyer the Payoff Letters in accordance with Section 2.02(c) (Payment of Closing Consideration, Indebtedness and Transaction Expenses).

Buyer may waive any condition specified in Section 9.01 (Conditions to Obligations of Buyer and the Sellers) or this Section 9.02 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 9.01 (Conditions to Obligations of Buyer and the Sellers) or this Section 9.02 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Buyer if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 9.03          Conditions to Obligations of the Target Companies and the Sellers. The obligations of each Target Company and the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or waiver in writing by the Sellers’ Representative and the VMG Sellers) of the following conditions as of the Closing:

(a)           Representations and Warranties.     (i) Each of the Fundamental Representations of the Buyer shall be true and correct in all respects on the date hereof and at and as of the date hereof and as of the Closing Date as though such representation or warranty was made at and as of such date, in each case, except for failures to be so true and correct which are de minimis, and (ii) each of the other representations and warranties made by the Buyer in this Agreement shall be true and correct (disregarding any materiality or Material Adverse Effect qualifications contained therein) in all respects at and as of the date hereof and at and as of the Closing Date as though such representation or warranty was made at and as of such date; (x) except, in each case of clause (i) and (ii), to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be, subject to the qualifications set forth above, true and correct at and as of such specific date, and (y) except, in the case of clause (ii), for any such failure to be true and correct as which does not have or would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)           Performance of Covenants. Buyer shall have performed and complied with, or shall cause the performance of and compliance with, in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c)           Officer’s Certificate. The Sellers’ Representative and the VMG Sellers shall have received a certificate executed by an officer of Buyer, dated as of the Closing Date, (i) stating that the closing conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied, and certifying as to (ii) an attached copy of the resolutions or consent of the Board of Directors (or similar governing body) of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded and (iii) the incumbency, authority and specimen signature of each officer of Buyer executing this Agreement on behalf of Buyer.

(d)           Certificate of Good Standing. Buyer shall deliver to the Sellers’ Representative and the VMG Sellers a certificate of the Secretary of State of New York as to the good standing of Buyer in such jurisdiction as of the most recent practicable date.

(e)           Deliveries. Buyer shall have delivered or paid or caused to be delivered or paid each item required to be delivered or paid by it pursuant to Section 2.04 (Deliveries at the Closing).

(f)            Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

The Sellers’ Representative and VMG Sellers may waive any condition specified in Section 9.01 (Conditions to Obligations of Buyer and the Sellers) or this Section 9.03 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 9.01 (Conditions to Obligations of Buyer and the Sellers) or this Section 9.03 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Sellers’ Representative and VMG Sellers if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

ARTICLE X
TERMINATION; EFFECT OF TERMINATION

Section 10.01       Termination. This Agreement may be terminated prior to the Closing as provided below:

(a)           by mutual written consent of the Sellers’ Representative, VMG Sellers and Buyer;

(b)           by the Sellers’ Representative or VMG Sellers, if there has been a material breach or failure to perform on the part of Buyer of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 9.03(a) (Conditions to Obligations of the Target Companies and the Sellers) or Section 9.03(b) (Conditions to Obligations of the Target Companies and the Sellers) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) days following receipt by Buyer of written notice of such breach or failure from the Sellers’ Representative or VMG Sellers (it being understood and hereby agreed that the Sellers’ Representative and VMG Sellers may not terminate this Agreement pursuant to this Section 10.01(b) if such breach or failure is cured within such twenty (20) day period); provided, that the failure by Buyer to deliver the Closing Consideration as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Sellers’ Representative and the VMG Sellers; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to the Sellers’ Representative or VMG Sellers, if any of the Target Companies or Sellers is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that Buyer would be entitled to terminate this Agreement pursuant to Section 10.01(c);

(c)           by Buyer, if there has been a material breach or failure to perform on the part of the Target Companies or the Sellers of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 9.02(a) (Conditions to Obligations of Buyer) or Section 9.02(b) (Conditions to Obligations of Buyer) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) days following receipt by the Sellers’ Representative and VMG Sellers of written notice of such breach or failure from Buyer (it being understood and hereby agreed that Buyer may not terminate this Agreement pursuant to this Section 10.01(c) if such breach or failure is cured within such twenty (20) day period); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to Buyer if Buyer is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the Sellers’ Representative or VMG Sellers would be entitled to terminate this Agreement pursuant to Section 10.01(b);

(d)           by any of the Sellers’ Representative or VMG Sellers, on the one hand, or Buyer, on the other hand, if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the Party seeking to terminate this Agreement pursuant to this Section 10.01(d) shall have complied with its obligations under Section 7.02 (Notices and Consents) by using its reasonable best efforts to have any such order, decree ruling or other action vacated or lifted); or

(e)           by any of the Sellers’ Representative or VMG Sellers, on one hand, or Buyer, on the other hand, if the transactions contemplated by this Agreement have not been consummated by December 19, 2019 (the “Outside Date”); provided, that none of the Sellers’ Representative or the VMG Sellers shall be entitled to terminate this Agreement pursuant to this Section 10.01(e) if any Seller’s or any Target Company’s breach of this Agreement has been the principal cause of the failure of the transactions contemplated hereby to have been consummated by the Outside Date and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.01(e) if Buyer’s breach of this Agreement has been the principal cause of the failure of the transactions contemplated hereby to have been consummated by the Outside Date.

Section 10.02       Effect of Termination. Except for the provisions of this Section 10.02, Article XI (Indemnification) (solely with respect to breaches of this Agreement prior to the termination of this Agreement), Section 8.02 (Press Releases), Section 8.03 (Transaction Expenses), Section 8.04 (Confidentiality), and Article XII (Miscellaneous), which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and none of the Parties shall have any Liability to any other Party or its members, managers, equityholders, directors or officers in respect thereof, except for any willful and material breach of this Agreement prior to the termination, including, in the case of Buyer, any failure to pay the Closing Consideration as and when required by this Agreement.

ARTICLE XI
INDEMNIFICATION

Section 11.01       Survival of Certain Representations and Warranties, Covenants and Agreements. Except as otherwise provided in this Article XI, (a) the representations and warranties of each of the Parties set forth in this Agreement or in any certificate delivered by any Party shall not survive the Closing; provided, that each of the representations and warranties contained in Section 3.04 (Capitalization), Section 4.04 (Capitalization) and Section 5.04 (Ownership of Stock and Units) shall survive for a period of six (6) years following the Closing Date and the representations and warranties contained in Section 3.20 (Affiliate Transactions) shall survive for a period of two (2) years following the Closing Date, (b) all covenants and agreements of the Target Companies, the Sellers and Buyer contained in this Agreement that are to be performed in whole prior to the Closing, in each case, shall survive until the date that is twelve (12) months following the Closing Date and not survive thereafter and (c) all covenants and agreements of the Target Companies, the Sellers and Buyer contained in this Agreement that are to be performed in whole or in part after the Closing shall survive until the date that is twelve (12) months following the Closing Date, unless such covenants and agreements stipulate a longer period of performance, in which case, such covenants and agreements shall survive until the expiration of such period, as applicable. Indemnification for Fraud under this Agreement shall survive until the expiration of the applicable statute of limitations with respect to such matter.

Section 11.02                      Indemnification by the Sellers. Subject to the limitations set forth in this Article XI:

(a)                                 Each Seller shall, on a several but not joint basis, indemnify and hold harmless Buyer and each of its Representatives (each, a “Buyer Indemnified Party”) against and in respect of any and all any and all claims, losses, Liabilities, costs, expenses and damages, (“Damages”) resulting from:

(i)                                     the breach by such Seller of any covenant or agreement to be performed by it under this Agreement; or

(ii)                                  the breach by such Seller of any representation or warranty contained in Section 5.04 (Ownership of Stock and Units).

(b)                                 Each Quest Seller (other than the holders of Class M Units) shall, on a several but not joint basis (pro rata based upon such Quest Seller’s Founder Proceeds Percentage), indemnify and hold harmless the Buyer Indemnified Parties against and in respect of any and all Damages resulting from (i) the breach by Voyage Holdings of any covenant or agreement to be performed by Voyage Holdings under this Agreement on or prior to the Closing, (ii) the breach by Voyage Holdings of any representation or warranty contained in Section 3.04 (Capitalization) or Section 3.20 (Affiliate Transactions), or (iii) any claim by a Seller or former equityholder of the Target Companies, or any other Person, based upon the allocation and payment to such Seller of the Aggregate Consideration paid by Buyer pursuant to the Allocation Schedule.

(c)                                  Each VMG Seller shall indemnify and hold harmless the Buyer Indemnified Parties against and in respect of any and all Damages resulting from the breach by such VMG Seller of any covenant or agreement to be performed by it under this Agreement.

(d)                                 VMG Tax-Exempt shall indemnify and hold harmless the Buyer Indemnified Parties against and in respect of any and all Damages resulting from (i) the breach by VMG Blocker of any covenant or agreement to be performed by VMG Blocker under this Agreement on or prior to the Closing or (ii) the breach by VMG Blocker of any representation or warranty contained in Section 4.04 (Capitalization).

(e)                                  Any Damages payable by any Seller pursuant to this Section 11.02 shall solely be paid directly by such Seller; provided that no Seller shall be liable for Damages under this Article XI or any other provision of this Agreement in excess of the total proceeds received by such Seller pursuant to this Agreement.

Section 11.03                      Indemnification by Buyer. Buyer shall indemnify and hold harmless the Sellers and their respective Representatives against and in respect of any and all Damages resulting from (i) the breach by Buyer of any representation or warranty made by Buyer in ARTICLE VI (Representations and Warranties of Buyer), (ii) the breach by Buyer of any covenant or agreement to be performed by it hereunder and/or (iii) the breach by any Target Company of any covenant or agreement to be performed by it after the Closing hereunder. All Damages payable by Buyer pursuant to this Section 11.03 to (A) the Quest Sellers shall be paid to the Sellers’ Representative on behalf of each Quest Seller in accordance with such Quest Seller’s Percentage Allocation after giving effect to any payment to the VMG Sellers pursuant to clause (B),   and (B) the VMG Sellers shall be paid to the VMG Sellers such that the VMG Sellers shall have at all times received the VMG Exit Payment (without any further reduction from any such Damages).

Section 11.04                      Limitations. Notwithstanding anything herein to the contrary:

(a)                                 Indemnity Cap. The aggregate Liability of the (i) Quest Sellers pursuant to Article XI (Indemnification), including for Damages based on Fraud, shall not exceed the Aggregate Consideration, as may be adjusted post-Closing as provided herein, payable to the Quest Sellers and (ii) the VMG Sellers pursuant to Article XI (Indemnification), including for Damages based on Fraud, shall not exceed the Closing Consideration, as may be adjusted post-Closing as provided herein, payable to the VMG Sellers (each an “Indemnity Cap”). Subject to Section 11.02(b) and Section 11.02(e) (Indemnification by the Sellers), the aggregate Liability of each individual Seller, including for Damages based on Fraud, will not exceed its Percentage Allocation multiplied by the applicable Indemnity Cap. The Parties acknowledge and agree that, except for claims for Damages based on Fraud, the Buyer Indemnified Parties’ sole recourse following the Closing in respect of claims for breaches of or inaccuracies in representations and warranties (other than with respect to the representations and warranties set forth in Section 3.04 (Capitalization), Section 3.20 (Affiliate Transactions), Section 4.04 (Capitalization) and Section 5.04 (Ownership of Stock and Units)) shall be under the R&W Insurance Policy and not under this Agreement.

(b)                                 The indemnification obligations of the Quest Sellers (other than the holders of Class M Units) under Section 11.02(b)(ii) shall be determined as follows (which obligations shall, for the avoidance of doubt, be several and not joint as to each such Quest Seller pro rata based upon such Quest Seller’s Founder Proceeds Percentage):

(i)                                     the Quest Sellers (other than the holders of Class M Units) shall be obligated to indemnify the Buyer Indemnified Parties until the aggregate Damages of the Buyer Indemnified Parties from breaches of any representation or warranty contained in Section 3.04 or Section 3.20 until such Damages equal $3,750,000;

(ii)                                  thereafter, the Quest Sellers (other than the holders of Class M Units) shall be obligated to indemnify the Buyer Indemnified Parties until the aggregate Damages of the Buyer Indemnified Parties from breaches of any representation or warranty contained in Section 3.04 or Section 3.20 (when taken together with all other Damages sustained by the Buyer Indemnified Parties pursuant to Section 11.02(b)(ii)) are in excess of $3,750,000 and less than or equal to $103,750,000; provided, however, that such Quest Sellers shall not be required to indemnify the Buyer Indemnified Parties to the extent that such Damagers have been actually recovered by Buyer under the R&W Insurance Policy; and

(iii)                               thereafter, the Quest Sellers (other than the holders of Class M Units) shall be obligated to indemnify the Buyer Indemnified Parties for aggregate Damages resulting from breaches of any representation or warranty contained in Section 3.04 that are (when taken together with all other Damages sustained by the Buyer Indemnified Parties pursuant to Section 11.02(b)(ii)) in excess of $103,750,000 until the applicable Indemnity Cap has been reached (and, for the avoidance of doubt, this Section 11.04(b)(iii) shall not apply to breaches of any representation or warranty contained in Section 3.20, and the Quest Sellers’ obligations to indemnify the Buyer Indemnified Parties for any such breaches shall be limited to the amount set forth in Section 11.04(b)(i)).

(c)                                  Each Person providing indemnification pursuant to this Article XI is also referred to herein as an “Indemnifying Party,” and each Person being indemnified pursuant to this Article XI is also referred to herein as an “Indemnified Party.” For purposes of determining the Liability of any Indemnifying Party under this Article XI for any Damages, appropriate reductions shall be made to reflect (i) the present value, as of the date payment is made, of the Tax benefits, if any (determined after taking into account any Tax detriment arising from indemnification hereunder) actually realized (determined on a “with or without” basis and after first taking into account all other items of income, gain, loss, deduction or credit of such Indemnified Party or group) in the taxable year in which the Damages arose or the immediately succeeding taxable year by the Indemnified Party (or any consolidated, combined or unitary group of which the Indemnified Party is also a member) attributable to (A) the incurrence or payment of such Damage and (B)

a correlative adjustment that makes allowable to the Indemnified Party any deduction, amortization, exclusion from income or other allowance and (ii) the recovery pursuant to any insurance policy received or that is reasonably expected to be received by any Indemnified Party in respect of such Damages. If an indemnification payment is received by any Indemnified Party, and such Indemnified Party later recognizes insurance recoveries or such Tax benefits, as described in the immediately preceding sentence, in respect of the related Damages or indemnification payments that were not previously accounted for with respect to such Damages or indemnification payments when made, such Indemnified Party shall promptly notify the Indemnifying Party, and promptly, but in any event no later than five (5) days after delivery of such notice by such Indemnified Party, pay to the Indemnifying Party an amount equal to the lesser of (A) any such insurance recoveries and such Tax benefits and (B) the actual amount of the indemnification payments previously paid by the Indemnifying Party with respect to such Damages.

(d)                                 Notwithstanding anything in this Agreement to the contrary, in the event of Fraud by (i) a Seller, only such Seller (and not any other Seller) shall be liable for any Damages payable to the Buyer Indemnified Parties in respect thereof, (ii) Voyage Holdings, each Quest Seller (other than the Holders of Class M Units) shall be liable severally and not jointly for its portion of such Damages (pro rata based upon such Quest Seller’s Founder Proceeds Percentage) to the Buyer Indemnified Parties in respect thereof, and (iii) VMG  Blocker, VMG Tax-Exempt shall be liable for the Damages payable to the Buyer Indemnified Parties in respect thereof, except, in each case (i) through (iii), that no Seller shall be liable for Damages under this Article XI or any other provision of this Agreement in excess of the total proceeds received by such Seller pursuant to this Agreement.

Section 11.05                      Exclusive Remedy. From and after the Closing, each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and transactions contemplated hereby (other than Actions for equitable or injunctive relief and Section 2.06 or arising from or related to Fraud (but subject to the limitations set forth in this Article XI)) shall be pursuant to the indemnification set forth in this Article XI. In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under Section 11.02 (Indemnification by the Sellers) and Section 11.03 (Indemnification by Buyer) (and subject to the other provisions of this Article XI), each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including the remedy of rescission and remedies that may arise under common law) it may have against any Indemnifying Party whether arising under or based upon any federal, state, local or foreign Law (including any Environmental Requirement) or otherwise.

Section 11.06                      Procedures for Third-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party arising from a claim of a third party (a “Third-Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party from time to time, promptly, but in any event within five (5) days of becoming aware of any facts or circumstances that would reasonably be expected to give rise to, or be in furtherance of, a claim for indemnification hereunder, written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of such claim and all relevant facts and circumstances relating thereto, including copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. The Indemnifying Party shall be entitled to participate in the defense of the Third-Party Claim and, if it elects, to assume the defense thereof with counsel selected by the Indemnifying Party. Should an Indemnifying Party elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable for legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim if (i) the Third-Party Claim relates to or arises in connection with any criminal Action or allegations, (ii) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iii) the Indemnifying Party has failed or is failing to prosecute or defend the Third-Party Claim vigorously; (iv) the estimated potential Damages (as reasonably determined by the Indemnified Party) would exceed the applicable Indemnity Cap(s) or (v) such claim involves a Governmental Authority or any customer of Voyage Holdings or its Subsidiaries set forth on Schedule 3.22. Subject to the limitations set forth in this Article XI, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has elected not to assume the defense thereof. If the Indemnifying Party elects to defend a Third-Party Claim, each Party shall reasonably cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision by the Indemnified Party to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. No compromise or settlement of any Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required if (a) there is no finding or admission of any violation of Law by the Indemnified Party or of fault, culpability or failure to act by or on behalf of the Indemnified Party and no effect on any other claims that may be made against such Indemnified Party or its Affiliates, (b) the sole relief is monetary damages that are paid in full by the Indemnifying Party and (c) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from Liability with respect to such claim. No Indemnified Party shall settle or compromise any Third-Party Claim without the express prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; provided that it shall be reasonable for the Indemnifying Party to withhold any such consent if such settlement or compromise creates any Liability or obligation on the part of such Indemnifying Party or otherwise affects any claims that are then pending or threatened, or may be made, against such Indemnifying Party.

Section 11.07                      Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with full access to its books and records during normal business hours and upon reasonable prior written notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages and shall make its personnel available on a mutually convenient basis, and at no additional expense to the Indemnifying Party, to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall notify the Indemnified Party within forty-five (45) days following its receipt of such notice and granting of such access if the Indemnifying Party disputes its Liability to the Indemnified Party under this Article XI. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a Liability of the Indemnifying Party under this Article XI, and the Indemnifying Party shall pay the amount of such Liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the

Indemnifying Party has timely disputed its Liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. Following the final determination of the amount of Damages to which the Indemnified Party is entitled (whether determined in accordance with this Section 11.07 or by arbitration), the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party.

Section 11.08                      Mitigation; Insurance; Subrogation. Each Indemnified Party shall use commercially reasonable efforts (determined without regard to any indemnification or escrow recovery rights, as applicable, of such Person hereunder (i.e., as if such Person had no such rights hereunder)) to mitigate any Damage for which such Indemnified Party seeks indemnification provided, however, that notwithstanding the foregoing, no Indemnified Party shall be required to pursue, or otherwise take any legal actions related to, any third party collateral sources (other than any insurance policy (including the R&W Insurance Policy) or institute any legal proceedings against a third party in connection with such efforts. If any Damages sustained by an Indemnified Party may be covered by an insurance policy (including the R&W Insurance Policy) or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. The amount of any Damages subject to indemnification under Section 11.02 (Indemnification by the Sellers) or Section 11.03 (Indemnification by Buyer) shall be reduced by the amounts recovered by the applicable Indemnified Party, as applicable, under applicable insurance policies (including the R&W Insurance Policy) or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party) with respect to claims related to such Damages and if any Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after the settlement of any indemnification claim under Section 11.02 (Indemnification by the Sellers) or Section 11.03 (Indemnification by Buyer), as applicable, such Indemnified Party shall refund to the Indemnifying Party the amount of such insurance proceeds or indemnity, contribution or similar payments, up to the amount received in connection with such indemnification claim. It is the intention of the Parties that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this paragraph. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages.

Section 11.09                      Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this Article XI shall be treated by the Parties hereunder as an adjustment to the cash proceeds received by the Sellers in the transactions contemplated by this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.01                      Sellers’ Representative.

(a)                                 Each Quest Seller, by virtue of its execution and delivery of this Agreement, hereby irrevocably nominates, constitutes and appoints the Sellers’ Representative as the agent, agent for service of process and true and lawful attorney-in-fact of the Sellers, with full power of substitution, to act in the name, place and stead of such Seller with respect to this Agreement and the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Sellers’ Representative under this Agreement including the exercise of the power to: (i) execute, deliver, acknowledge, certify and file (in the name of any or all of the Quest Sellers or otherwise) any and all documents, including the Escrow Agreement, and to take any and all actions that the Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any matter covered in Section 2.06 (Post-Closing Adjustment) or any indemnification claim under

Article XI (Indemnification) (including negotiating, entering into compromises or settlements of and demanding arbitration with respect to any such matters covered in Section 2.06 (Post-Closing Adjustment) or any indemnification claim, as applicable); and (ii) give and receive notices and communications under this Agreement and the Escrow Agreement. The Sellers’ Representative hereby accepts its appointment as the Sellers’ Representative.

(b)                                 The power of attorney granted in this Section 12.01 (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death, incapacity, dissolution or liquidation of each of the Quest Sellers.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to Section 2.06 (Post-Closing Adjustment), the Escrow Agreement, and each Buyer Indemnified Party shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to Article XI (Indemnification), and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Quest Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Quest Seller by the Sellers’ Representative, as fully binding upon such Seller.

(d)                                 The Sellers’ Representative may at any time designate a replacement Sellers’ Representative and each Quest Seller, by virtue of his, her or its execution and delivery of this Agreement, hereby consents to such replacement Sellers’ Representative. If the Sellers’ Representative shall dissolve or liquidate or otherwise become unable to fulfill its responsibilities as representative of the Quest Sellers, then the Quest Sellers shall, by “majority vote” within thirty (30) days after such dissolution, liquidation or other event, appoint a successor representative and, promptly thereafter, shall notify Buyer of the identity of such successor. Any such successor shall become the “Sellers’ Representative” for purposes of this Agreement. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Quest Sellers.

(e)                                  No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for its services. The Sellers’ Representative shall not be liable to any Quest Seller for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of its reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Sellers’ Representative shall be entitled to be indemnified by the Quest Sellers, on a several but not joint basis, for any loss, Liability or expense incurred without gross negligence or willful misconduct on the part of the Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder. The Quest Sellers agree to set aside $1,000,000 (“Quest Sellers’ Holdback”) of proceeds to pay for the reasonable out-of-pocket costs and expenses of Sellers’ Representative in good faith and in connection with actions taken by the Sellers’ Representative pursuant to this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs). The Sellers’ Representative shall keep reasonably detailed records of the reasonable out-of-pocket costs and expenses of Sellers’ Representative for serving in such capacity and to the extent such costs and expenses do not exceed the Quest Sellers’ Holdback, then Sellers’ Representative shall return the remaining funds to the Quest Sellers (pro rata in accordance with their respective Percentage Allocations) within a reasonable period of time after which Sellers’ Representative believes in good faith it will no longer incur such fees and expenses.

(f)                                   Prior to the Closing, any act of the Sellers’ Representative shall require the unanimous written consent of both Michael Osborn and Ron Penna. Following the Closing any act of the Sellers’ Representative shall require the written consent of either Michael Osborn or Ron Penna.

Section 12.02                      No Third Party Beneficiaries. Except as set forth in Section 8.07 (Directors’ and Officers’ Indemnification), Section 11.02 (Indemnification by the Sellers) and Section 11.03 (Indemnification by Buyer), each of which is expressly intended for the benefit of the Persons referenced therein, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the Debt Financing Sources are intended third-party beneficiaries of this Section 12.02, Section 12.09(b), Section 12.09(c), Section 12.10(b), Section 12.11 and Section 12.17 and each of such Sections shall expressly inure to the benefit of the Debt Financing Sources, and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 12.03                      Equitable Remedies. Notwithstanding anything herein to the contrary, prior to the Closing with respect to all provisions of this Agreement and from and after the Closing with respect to Section 8.02 (Press Releases), Section 8.04 (Confidentiality), Section 8.08 (Post-Closing Record Retention and Access) and Section 8.10 (Non-Competition; Non-Solicitation; Non-Disparagement), the Target Companies and the Sellers, on the one hand, and Buyer, on the other hand, hereby agree that in the event any of the Target Companies or the Sellers, on the one hand, or Buyer, on the other hand violate any provisions of this Agreement, the remedies at Law available to Buyer, on the one hand, and the Target Companies and the Sellers, on the other hand, may be inadequate. In such event, the Target Companies and the Sellers, on the one hand, and Buyer, on the other hand, shall have the right, in addition to all other rights and remedies they may have, to specific performance and/or injunctive or other equitable relief to enforce or prevent any violations by Buyer, on the one hand, or the Target Companies or the Sellers, on the other hand.

Section 12.04                      Entire Agreement. This Agreement, including the Exhibits and Schedules (including Disclosure Schedules), and the documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 12.05                      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. This Agreement may not be assigned (i) by any Party other than Buyer without the prior written consent of Buyer or (ii) by Buyer without the written consent of the Sellers’ Representative and the VMG Sellers, and any attempted assignment without such prior written consent shall be void. Notwithstanding the foregoing, Buyer may, without any such prior written consent, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or to any of its financing sources as collateral security, provided that such assignment shall not relieve Buyer of any of its obligations under this Agreement.

Section 12.06                      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 12.07                      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.08                      Notices. All notices, requests, consents, waivers and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, delivered by facsimile transmission against facsimile confirmation, mailed by prepaid first class certified mail, return receipt requested, electronic mail, or mailed by prepaid overnight courier, to the Parties at the following addresses or facsimile numbers:

If to the Target Companies (prior to Closing), the Sellers or the Sellers’ Representative:

Ron Penna
230 N. Carmelina Ave
Los Angeles, CA 90049
Email: ron@questnutrition.com

Michael Osborn
6313 Riggs Place
Los Angeles, CA 90045
Email: mosborn@questnutrition.com

VMG Partners
The Presidio
39 Mesa Street, Suite 310
San Francisco, California 94129
Fax: (415) 632-4222
Email: cissell-roell@vmgpartners.com
ahira@vmgpartners.com
Attention: Kara M. Roell  and Angad Hira

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
333 South Grand Avenue
Los Angeles, California 90071
Fax: (213) 615-1719

Email: evadavis@winston.com
Attention: Eva H. Davis

If to Buyer or the Target Companies (after Closing):

Atkins Nutritionals, Inc.
c/o The Simply Good Foods Company

1225 17th Street, Suite 1000

Denver, CO 80802

Fax: (303) 633-2860
Attention: Joseph Scalzo;

Timothy Kraft

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Fax: (212) 446-4900

Email: mmovsovich@kirkland.com;

joshua.zachariah@kirkland.com;

adi.herman@kirkland.com

Attention: Michael Movsovich, P.C.

Joshua M. Zachariah, P.C.

Adi Herman

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 12.08, by facsimile transmission to the facsimile number as provided for in this Section 12.08, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. Eastern time or on a day other than a Business Day, then on the next following Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 12.08, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (c) if delivered by overnight courier to the address as provided for in this Section 12.08, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.08. Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 12.09                      Governing Law; Waiver of Jury Trial;.

(a)                                 This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)                                 Notwithstanding anything in this Section 12.09 to the contrary, each of the Parties agrees that any action (whether at Law, in equity, in contract, in tort or otherwise) against or involving any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters, Debt Financing or the performance thereof, shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(c)                                  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, INVESTIGATION, OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTERS OR ANY OTHER AGREEMENT RELATED TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF).  EACH PARTY HERETO (i) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES

HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.10                      Consent to Jurisdiction.

(a)                                 Each Party irrevocably submits to the non-exclusive jurisdiction of the Circuit Court of Delaware in respect of any disputes or claims under Section 8.04 (Confidentiality) or with respect to which a party otherwise seeks equitable remedies pursuant to Section 12.03 (Equitable Remedies). Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 12.08 (Notices) above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.10. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the matters to which it has submitted to jurisdiction in this Section 12.10 in the Circuit Court of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED  IN  THIS  AGREEMENT,  EACH OF THE PARTIES HERETO: (I) AGREES THAT IT WILL NOT BRING OR SUPPORT ANY PERSON IN ANY PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO THE DEBT FINANCING, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK, (II) AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THE DEBT FINANCING DOCUMENTS, ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) AGAINST ANY OF THE DEBT SOURCES IN ANY WAY RELATING TO THE DEBT FINANCING DOCUMENTS OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, SHALL BE  EXCLUSIVELY GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OR CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION, (III) AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO IT AT ITS ADDRESS PROVIDED IN SECTION 12.08 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST IT FOR ANY SUCH ACTION BROUGHT IN ANY SUCH COURT, (IV) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT, AND (V) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE DEBT FINANCING SOURCES ARE INTENDED THIRD-PARTY BENEFICIARIES OF THIS SECTION 12.10(B).

Section 12.11                      Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, VMG Sellers and the Sellers’ Representative; provided, however, that in the event that any such amendment would adversely and disproportionately affect in any material respect the obligations, rights, preference or privileges of any Quest Seller as set forth in this Agreement, as compared to the effect of such amendment on the obligations, rights, preferences or privileges of the other Quest Sellers, such amendment shall also require the prior written consent of such Quest Seller so adversely affected. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding anything to the contrary herein, Section 12.02, Section 12.09(b), Section 12.10(b), Section 12.09(b), Section 12.09(c), this Section 12.11 and Section 12.17 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 12.12                      Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 12.13                      Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 12.14                      Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender or the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” and derivatives thereof means “including without limitation”; (vi) all references to “$” or currency mean the United States dollar and (vii) any reference to “made available,” “provided to,” “delivered” or words of similar import means a document that was provided or made available at least two (2) Business Days before the date hereof in the “data room” or “virtual data room” to which Buyer and its representatives had access in connection with the transactions contemplated by this Agreement and the Transaction Documents.

Section 12.15                      Disclosure Schedules. The information set forth in each section or subsection of the Disclosure Schedules to this Agreement (the “Disclosure Schedules”) shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Target Companies and the Sellers set forth in (a) the corresponding section or subsection of this Agreement and (b) any other section or subsection of this Agreement if it is reasonably apparent on its face that such information applies to such other section or subsection of this Agreement and regardless of whether such section or subsection of this Agreement is qualified by reference to the Disclosure Schedules.

Section 12.16                      Costs and Expenses. In the event of any action for indemnification arising under Article XI (Indemnification), the prevailing party shall be entitled to, and the non-prevailing party shall pay to the prevailing party, the costs and expenses (including the fees and expenses of legal counsel) incurred by the prevailing party in connection with enforcing its rights or defending claims hereunder. In the event of any legal dispute or Action arising out of this Agreement, each party to such Action shall bear its own costs and expenses (including the fees and expenses of legal counsel, except to the extent otherwise required by applicable Law), and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties to such Action.

Section 12.17                      Waiver of Claims Against Financing Sources. None of the Debt  Financing Sources will have any liability to the Target Companies or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing (including any Alternative Financing) or otherwise, whether at law, or equity, in contract, in tort or otherwise, and none of the Target Companies nor any of their respective Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder; provided that the foregoing will not limit the rights of the parties to the Debt Commitment Letter or the definitive documentation entered into by Buyer in connection with the Debt Financing with respect thereto (including the commitment to fund the amounts set forth in the Debt Commitment Letter on the Closing Date).

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IN WITNESS WHEREOF, the Parties have executed this Stock and Unit Purchase Agreement as of the date first written above.

BUYER:

ATKINS NUTRITIONALS, INC.

By:	/s/Todd E. Cunfer
Name: Todd E. Cunfer
Title: Chief Financial Officer

VOYAGE HOLDINGS:

VOYAGE HOLDINGS, LLC

By:	/s/ Dave Ritterbush
Name:	Dave Ritterbush
Title:	President

VMG BLOCKER:

VMG QUEST BLOCKER, INC.

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	President

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Secretary

SELLERS:

VMG VOYAGE HOLDINGS, LLC

By:	VMG Partners II GP, L.P.
Its:	Managing Member

By:	VMG Partners II GP, LLC
Its:	General Partner

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	Managing Director

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Managing Director

VMG TAX-EXEMPT II, L.P.

By:	VMG Partners II GP, L.P.
Its:	General Partner

By:	VMG Partners II GP, LLC
Its:	General Partner

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	Managing Director

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Managing Director

VOYAGE EMPLOYEE HOLDINGS, LLC

By:	/s/ Michael Osborn
Name:	Michael Osborn
Title:	Managing Member

THE MICHAEL K. OSBORN AND KAPLANA P. OSBORN REVOCABLE LIVING TRUST

By:	/s/ Michael Osborn
Name:	Michael Osborn
Title:	Trustee

THE AVA M. OSBORN 2018 IRREVOCABLE GIFT TRUST

By:	/s/ Michael Osborn
Name:	Michael Osborn
Title:	Trustor and Trustee

THE COLE M. OSBORN 2018 IRREVOCABLE GIFT TRUST

By:	/s/ Michael Osborn
Name:	Michael Osborn
Title:	Trustor and Trustee

/s/ Ron Penna
Ron Penna

/s/ Thomas Bilyeu
Thomas Bilyeu

RESTRICTED SELLERS:

/s/ Ron Penna
Ron Penna

/s/ Michael Osborn
Michael Osborn

/s/ Tom Bilyeu
Tom Bilyeu

/s/ David Ritterbush
David Ritterbush

SELLERS’ REPRESENTATIVE:

/s/ Ron Penna
Ron Penna

/s/ Michael Osborn
Michael Osborn

Exhibit A
Escrow Agreement

See attached

Exhibit B
Sample Working Capital

See attached

Exhibit C
Allocation Schedule

See attached

Exhibit D
R&W Insurance Policy

See attached